As filed with the Securities and Exchange Commission on June 11, 1997



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12 (b) or 12 (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                              ____________________


                        GABLES REALTY LIMITED PARTNERSHIP
             (Exact name of Registrant as specified in its charter)
                              ____________________

           Delaware                                  58-2077966
  (State or other jurisdiction of                 (I.R.S. Employer
   incorporation or organization)                 Identification No.)

                        2859 Paces Ferry Road, Suite 1450
                             Atlanta, Georgia 30339
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (770) 436-4600
                              ____________________

        Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                           Name of Each Exchange on which
   to be so Registered                           Each Class is to be Registered
   -------------------                           ------------------------------
      Not Applicable                                    Not Applicable

       Securities to be registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
                                (Title of Class)

                                     PAGE-2



                                TABLE OF CONTENTS


                                                                        Page No.
                                                                        --------

Item 1.  Business...........................................................  3

Item 2.  Financial Information..............................................  9

Item 3.  Properties......................................................... 30

Item 4.  Security Ownership of Certain Beneficial Owners and Management..... 38

Item 5.  Trustees and Executive Officers.................................... 38

Item 6.  Executive Compensation............................................. 40

Item 7.  Certain Relationships and Related Transactions..................... 44

Item 8.  Legal Proceedings.................................................. 44

Item 9.  Market Price and Distributions and Related Security Holder Matters. 44

Item 10. Recent Sales of Unregistered Securities............................ 45

Item 11. Description of Registrant's Securities to be Registered............ 46

Item 12. Indemnification of Directors, Trustees and Officers................ 48

Item 13. Financial Statements and Supplementary Data........................ 49

Item 14. Changes in and Disagreements with Accountants on Accounting and
          Financial Disclosure.............................................. 49

Item 15. Financial Statements and Exhibits.................................. 49

                                     PAGE-3
ITEM 1.  BUSINESS
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General
-------
     Gables Realty Limited Partnership (the "Operating Partnership") is the entity through which Gables Residential Trust (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. The Operating Partnership is one of the largest owners and operators of multifamily communities in the Southeastern and Southwestern United States. In 1993, the Company was formed under Maryland law and the Operating Partnership was organized as a Delaware limited partnership to continue and to expand the multifamily apartment community management, development, construction and acquisition operations of its privately owned predecessor organization (the "Company's Predecessor"). The term "Gables Residential Group" or "Group" as used herein refers to the Company's Predecessor prior to the Company's initial public offering in January, 1994 (the "Initial Offering" or "IPO") and the concurrent completion of the various transactions that occurred simultaneously therewith (the "Formation Transactions"). The term "Company" as used herein means Gables Residential Trust and its subsidiaries on a consolidated basis (including Gables Realty Limited Partnership and its subsidiaries) or, where the context so requires, Gables Residential Trust only, and, as the context may require, their predecessors. The term "Operating Partnership" or "Gables" as used herein means Gables Realty Limited Partnership and its subsidiaries on a consolidated basis, or, where the context so requires, Gables Realty Limited Partnership only, and, as the context may require, their predecessors.

     The  Company  is  currently  an  84.6%  economic  owner  of  the  Operating
Partnership and controls it through Gables GP, Inc. ("GGPI"), a wholly-owned subsidiary of the Company and the sole general partner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT"). The board of directors of GGPI, the members of which are the same as the members of the Board of Trustees of the Company, manages the affairs of the Operating Partnership by directing the affairs of GGPI. The Company's limited partner and indirect general partner interests in the Operating Partnership entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to its ownership interest therein and entitle the Company to vote on all matters requiring a vote of the limited partners.

     The other limited partners of the Operating Partnership are persons who contributed their direct or indirect interests in certain properties to the Operating Partnership primarily in connection with the Formation Transactions. The Operating Partnership is obligated to redeem each unit of limited partnership ("Unit") at the request of the holder thereof for cash equal to the fair market value of a share of the Company's common shares of beneficial interest, $.01 per share ("Common Shares"), at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one Common Share or cash. The Company presently anticipates that it will elect to issue Common Shares to acquire Units presented for redemption, rather than paying cash. With each such redemption the Company's percentage ownership interest in the Operating Partnership will increase. In addition, whenever the Company issues Common Shares, the Company is obligated to contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership is obligated to issue an equivalent number of Units to the Company.

     The Operating Partnership may issue additional Units to acquire land parcels for the development of apartment communities or operating apartment communities in transactions that in certain circumstances defer some or all of the sellers' tax consequences. The Operating Partnership believes that many potential sellers of multifamily residential properties have a low tax basis in their properties and would be more willing to sell the properties in transactions that defer Federal income taxes. Offering Units instead of cash for properties may provide potential sellers partial Federal income tax deferral.

     At March 31, 1997, the Operating Partnership owned 48 completed multifamily communities and had an indirect 25% interest in two multifamily communities (collectively, the "Current Communities") containing apartment homes located in the following cities in Georgia, Texas and Tennessee: Atlanta, Houston, Dallas, San Antonio, Austin, Nashville and Memphis. The Current Communities total 15,480 apartment homes and had a weighted average physical occupancy rate of approximately 96% as of March 31, 1997, excluding four communities in the final stages of lease-up. The Operating Partnership also had seven multifamily communities under development at March 31, 1997 (collectively, the "Development Communities" and, with the Current Communities, the "Communities"). The Development Communities are expected to comprise 2,025 apartment homes and are expected to be completed in 1997 and 1998. In addition to the Communities, the Operating Partnership owns four sites (the "Undeveloped Sites") on which it intends to develop apartment communities and has rights (the "Development Rights") to acquire six additional sites. Although there is no assurance that the Operating Partnership will develop multifamily communities at any of the Undeveloped Sites or pursuant to any of the Development Rights, an estimated

                                     PAGE-4

2,771 apartment homes could be added to its portfolio from the successful development of all such locations. The Operating Partnership also has rights (the "Acquisition Rights") to acquire two existing multifamily apartment communities comprising 520 apartment homes. There can be no assurance that the Operating Partnership will acquire these communities. Gables is also pursuing other acquisition and development opportunities in the ordinary course of business, which have not yet been, or may never be, put under contract.

     The Operating Partnership's executive offices are located at 2859 Paces Ferry Road, in Atlanta, Georgia 30339 and its telephone number is (770) 436-4600.

     MANAGEMENT STRUCTURE. The Operating Partnership has been responsible for the development or acquisition of approximately 40,000 apartment homes since 1982 and its senior management team has, on average, approximately fifteen years experience in the multifamily industry. The Operating Partnership provides a full range of integrated real estate services through a staff of approximately 900 employees who have experience in property operations, development, acquisition and construction. The Operating Partnership maintains offices in Atlanta, Houston and Dallas, each with its own fully integrated organization, including experienced in-house management, development and acquisition staffs with specific knowledge of the particular markets served. In addition, the Operating Partnership maintains offices in San Antonio and Memphis. The Operating Partnership believes that its competitive strength and growth potential lie in management's in-depth knowledge of the changing opportunities available in each local market and in its locally focused management structure, which enables highly experienced development and acquisition personnel to pursue new opportunities in each market and highly experienced on-site managers to make the day-to-day decisions needed to maximize the performance of existing properties. The finance, accounting and administrative functions for the Operating Partnership are controlled by a central staff located in Atlanta.

     COMPETITIVE ADVANTAGES. The Operating Partnership believes that it has several competitive advantages. These advantages include:

     . Service-Oriented Philosophy: a service-oriented philosophy which focuses on offering extensive resident amenities and services in quality apartment homes to increase occupancy and rental rates and reduce resident turnover;

     . Geographic Diversification: an established market presence in multiple major markets in the Southeastern and Southwestern United States which are geographically independent, rely on diverse economic foundations, and during the past several years have shown job growth substantially above national averages;

     . Product Focus: a portfolio concentration of Class A properties located primarily in in-fill locations and master-planned communities, which includes garden, townhome and higher density apartment communities that were developed, acquired, rehabilitated or repositioned by the Operating Partnership, targeted toward a lifestyle renter segment;

     . Local Presence in Multiple Markets: a local presence for over ten years in each of the seven cities served by the Operating Partnership through an experienced staff with superior knowledge of local markets and a culture which provides incentives for outstanding performance at all levels;

     . Fully Integrated Organization: a fully integrated organization with a track record in excess of ten years in all phases of real estate property
property   management,   development, acquisition, construction, rehabilitation
financing  (including  tax-exempt bond financing) and marketing.

                                     PAGE-5

Management Companies
--------------------
     The  Operating   Partnership's   management  operations  with  respect  to
properties in which the Operating Partnership does not have an interest are conducted through subsidiaries of the Operating Partnership (the "Management Companies"). The Management Companies also provide other services to third parties, including construction and brokerage services and the provision of corporate rental housing. Certain of these are, or may also be, provided by the Operating Partnership directly, to the extent consistent with the gross income requirements for REIT's under the Code. To maintain the Company's qualifications as a REIT while realizing income from its fee management and related service business, the Operating Partnership owns 100% of the nonvoting common stock (representing 98.99% of the total equity) of each Management Company and 1% of the voting common stock (representing .01% of the total equity) of each Management Company. The nonvoting common stock and voting common stock owned by the Operating Partnership together represent 99% of the the equity interests in each Management Company. Executive officers of the Company hold, in the aggregate, the remaining 1% of the equity in each Management Company, representing 99% of the voting interest therein. The voting common stock held by such executive officers is subject to a provision of the bylaws of each Management Company that is designed to ensure that the stock will be held by officers of the Management Companies at all times. This bylaw provision of each Management Company cannot be amended without the vote of 100% of the outstanding voting common stock of such company.

Brand Name Strategy
-------------------
     The Operating Partnership is continuing to pursue a strategy of brand name development by linking the "Gables" name to its properties. This strategy is intended to reinforce the Operating Partnership's reputation and to build recognition of the Operating Partnership's multifamily communities as a high quality, recognizable brand. The Operating Partnership believes that increased consumer recognition of the "Gables" brand name in each of its markets will enhance its ability to attract new residents, increase the markets' perception of the Communities as high quality residential developments, and enhance the Operating Partnership's relationships with local authorities.

Business Objectives and Strategy of the Operating Partnership
-------------------------------------------------------------
     The Operating Partnership intends to grow by improving cash flow from existing multifamily communities through innovative, proactive property management that focuses on resident satisfaction and retention, increases in rents and occupancy levels, and the control of operating expenses. The Operating Partnership also intends to grow through development and acquisition of Class A multifamily communities in the Southeastern and Southwestern United States which provide both favorable initial returns and long-term growth prospects. The Operating Partnership believes that it is well positioned to achieve these objectives as a result of its long-established presence as a fully integrated real estate management, development, construction and acquisition company in seven metropolitan markets in the Southeastern and Southwestern United States. The Operating Partnership has had a significant presence in each of its core markets of Atlanta, Houston, Dallas, Nashville, Memphis, San Antonio and Austin (the "Core Markets") for the past fifteen years. The Operating Partnership believes that this long-term, local market presence gives it a competitive advantage with regard to site selection and market information and aids in its requests for entitlements and zoning petitions. The Core Markets are geographically independent, rely on diverse economic foundations and have experienced job growth substantially above national averages. The Operating Partnership recently entered the Orlando market which has the common growth characteristics of the Core Markets.

     PROPERTY OPERATIONS. The property management group operates the Communities to maximize cash flow and create long-term value. This is achieved by aggressive marketing and leasing of apartment homes, providing the best possible resident service and maintaining the Communities to the highest standards. Management believes that excellent service will distinguish Gables from the competitor as well as retain current residents and attract new prospects. The Operating Partnership has a service oriented philosophy which is reinforced through its "College of Career Development" which the Company calls Gables University. This comprehensive training system for the Operating Partnership's employees is overseen by full-time training coordinators and offers classes in a variety of different schools, such as the School of Leasing, the School of People Resources and the School of Maintenance Development. Additionally, there are "degree" programs which are completed with graduation ceremonies. Service is also reinforced with quarterly "I Made a Difference" recognition ceremonies, where personal achievement by associates is acknowledged by senior management in each of the markets where the Operating Partnership operates.

                                     PAGE-6

     Financial and marketing information is collected and distributed through on-site computer systems at all Communities and effectively summarizes operating and marketing data critical for making accurate daily decisions. The system also compiles demographic profile information on prospective and current residents, allowing the Operating Partnership to effectively target its customer base.

     The property management group is strategically focused on the following areas:
          EMPLOYEES. Hiring the highest quality associates possible through extensive screening and proactive recruiting, and encouraging loyalty and reducing employee turnover by providing outstanding training, career opportunities and benefit programs. The average tenure for vice presidents and regional managers of the group is over eight years and the average tenure of property managers is approximately six years.

          RESIDENTS.   Providing   exceptional   services   to   the   Operating
     Partnership's relatively high-income residents, who expect a service level commensurate with the high level rents.

          FINANCIAL PERFORMANCE. Maximizing revenues from the Communities by empowering and motivating property managers to make decisions regarding rental rates and implementation of marketing programs to attract and retain residents; reducing property operating expenses by continuously evaluating vendors and service contracts, utilizing volume discount purchasing programs and analyzing tax and utility expenses; and monitoring overall appearance and appeal of the Communities by ensuring cleanliness, investing wisely in major capital expenses and ensuring the quality of the landscaping.

     DEVELOPMENT. The development team has extensive experience in the identification of sites, land planning, product development and construction in the Southeastern and Southwestern United Sates. In evaluating whether to develop an apartment community, the development team analyzes current demographics and economic data such as household formation rates, income levels, rental rates and occupancies. The Operating Partnership relies both on internal and external market research to determine the current position of the real estate cycle.

     Successful development has been instrumental to the growth of Gables and, since 1982, it has developed approximately 27,000 apartment homes. The Operating Partnership seeks to develop properties in markets where it discerns a strong demand, which the Operating Partnership anticipates will enable it to achieve its targeted initial yields. The Operating Partnership expects to continue to focus on the Southeastern and Southwestern United States which, as a result of job growth and household formation, have generally experienced high occupancy levels and rising rents in recent years. The typical submarket where the Operating Partnership develops its communities is one where resident profiles, including relatively high income households, justify the development of Class A multifamily communities offering extensive resident amenities and services. Fundamental to the Operating Partnership's development is its in-house construction group, which allows the Operating Partnership to act as its own general contractor, which in turn helps control quality, scheduling and cost. In addition, the Operating Partnership's development and construction expertise has enabled it to develop a variety of multifamily communities, including Class A garden apartments, townhomes and higher density apartments in a variety of geographic areas.

     ACQUISITION. The Operating Partnership also focuses its efforts on the acquisition of existing multifamily communities which management believes present opportunities for creating value, including properties requiring extensive renovations and market repositioning. Since 1982, Gables has acquired and repositioned communities comprising a total of approximately 13,000 apartment homes, of which 3,000 apartment homes were value-added acquisitions which required substantial redevelopment, repositioning, and strong management skills. The Operating Partnership intends to continue its acquisition strategy, which utilizes a value-added approach to real estate investment. The Operating Partnership will seek to invest in those properties that management believes are available at prices below estimated replacement cost, are located in submarkets with a relatively high income population with close proximity to major employment centers, and are capable of growth in investment value through application of the Operating Partnership's management ability and strategic capital improvements.

     FEE MANAGEMENT BUSINESS AND RELATED SERVICES. As of March 31, 1997, the Operating Partnership managed, for third parties, 33 multifamily communities comprising approximately 11,400 apartment homes. These fee management contracts are maintained with a total of approximately 20 owners. The Operating Partnership intends to pursue new fee management opportunities on a selective basis only, primarily through existing customer contacts.

                                     PAGE-7

     In addition to contributing modestly to funds from operations, engaging in fee management allows the Operating Partnership to leverage its management operations costs, provides access to development and acquisition opportunities, and provides the Operating Partnership with additional market knowledge. In addition to its fee management business, the Operating Partnership provides other services through the Management Companies, including construction and brokerage services and the provision of corporate rental housing to selected multifamily real estate clients.

Competition
-----------
     All of the Communities are located in developed areas that include other apartment communities. The number of competitive multifamily communities in a particular area could have a material effect on the Operating Partnership's ability to lease apartment homes at the Communities or at any newly developed or acquired community, as well as on the rents charged. The Operating Partnership may be competing for development and acquisition opportunities with others that have greater resources than the Operating Partnership (including other REITs). In addition, the Communities must compete for residents with new and existing homes and condominiums. The home affordability index in all of the Operating Partnership's markets is above the national average. This competitive environment is partially offset by the propensity to rent for households in the Operating Partnership's markets which in all cases exceeds the national average.

     The fee management business is highly competitive, and the Operating Partnership faces competition from a variety of local, regional and national firms. The Operating Partnership competes against these firms by stressing the quality and experience of its employees, the services provided by the Operating Partnership and the market presence and experience it has developed over the past fifteen years. The Operating Partnership may, nevertheless, lose some of its third party management business, particularly when such properties are sold.

Environmental Matters
---------------------
     Under various Federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws, ordinances and regulations typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner or operator of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with the ownership, operation, management and development of the Communities and other real properties, the Operating Partnership may be potentially liable for such damages and costs. Certain Federal, state and local laws, ordinances and regulations govern the removal, encapsulation and disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws, ordinances and regulations may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership, operation, management and development of the Communities and other real properties, the Operating Partnership may be potentially liable for such costs.

     In addition, recent studies have linked radon, a naturally-occurring substance, to increased risks of lung cancer. While there are currently no state or Federal requirements regarding the monitoring for, presence of, or exposure to, radon in indoor air, the U.S. Environmental Protection Agency ("EPA") and the Surgeon General recommend testing residences for the presence of radon in indoor air, and the EPA further recommends that concentrations of radon in indoor air be limited to less than 4 picocuries per liter of air (pCi/L) (the "Recommended Action Level"). The presence of radon in concentrations equal to or greater than the Recommended Action Level in a Community may adversely affect the Operating Partnership's ability to rent apartment homes in that Community and the market value of the Community.

                                     PAGE-8

     Finally, recently-enacted Federal legislation will eventually require owners and landlords of residential housing constructed prior to 1978 to disclose to potential tenants or purchasers of the Communities any known lead-paint hazards and will impose treble damages for failure to so notify. In addition, lead-based paint in any of the Communities may result in lead poisoning in children residing in that Community if chips or particles of such lead-based paint are ingested, and the Operating Partnership may be held liable under state laws for any such injuries caused by ingestion of lead-based paint by children living at the Communities.

     The Operating Partnership's assessments of the Communities have not revealed any environmental liability that the Operating Partnership believes would have a material adverse effect on the Operating Partnership's business, assets or results of operations, nor is the Operating Partnership aware of any such material environmental liability. Nevertheless, it is possible that the Operating Partnership's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Operating Partnership is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Communities will not be affected by tenants, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Operating Partnership.

     The Operating Partnership believes that no ACMs were used in connection with the construction of the communities or will be used in connection with future construction by the Operating Partnership. The Operating Partnership's environmental assessments have revealed the presence of "potentially friable" ACMs at one Current Community and non-friable ACMs at six Current Communities. The Operating Partnership has programs in place to maintain and monitor ACMs. The Operating Partnership believes that the Communities are in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Operating Partnership has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties that would involve substantial expenditure, and the Operating Partnership does not believe that compliance with applicable environmental laws or regulations will have a material adverse effect on the Operating Partnership or its financial condition or results of operations.

Costs of Compliance with Americans with Disabilities Act and Similar Laws
-------------------------------------------------------------------------
     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Management of the Operating Partnership believes that the Communities are substantially in compliance with present requirements of the ADA, as they apply to multifamily dwellings. A number of additional Federal, state and local laws exist which also may require modifications to the Communities, or regulate certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants. The Operating Partnership believes that the Communities that are subject to the FHAA are in compliance with such law.

     Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Operating Partnership, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Operating Partnership's investment strategy in certain instances or reduce overall returns on the Operating Partnership's investments.

Insurance
---------
     The Operating Partnership carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the Current
Communities, with policy specifications, insured limits and deductibles customarily carried for similar properties. The Operating Partnership carries similar insurance with respect to its other properties, but with such exceptions as are appropriate given the undeveloped nature of certain of these properties. There are, however, certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership could lose its capital invested in a property, as well as the anticipated future revenues from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the Operating Partnership.

                                     PAGE-9

ITEM 2.  FINANCIAL INFORMATION
-------  ---------------------

Selected Financial and Operating Information
--------------------------------------------
     The following table sets forth selected financial and operating information on a historical basis for the Operating Partnership and on a combined historical and pro forma basis for the Operating Partnership's predecessors as applicable. The following information should be read in conjunction with all of the financial statements and notes thereto included elsewhere herein. The consolidated operating information for the three months ended March 31, 1997 and 1996 has been derived from the unaudited consolidated financial statements of the Operating Partnership. In the opinion of management, the operating information for the three months ended March 31, 1997 and 1996 includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the interim period ended March 31, 1997 are not necessarily indicative of the results to be obtained for the full fiscal year. The consolidated operating information of the Operating Partnership for the years ended December 31, 1996 and 1995 and for the period from January 26, 1994 to December 31, 1994 and the combined operating information of the Group for the period from January 1, 1994 to January 25, 1994 have been derived from the financial statements audited by Arthur Andersen LLP, independent public accountants, whose report with respect thereto is included elsewhere herein. The combined operating information for the years ended December 31, 1993 and 1992 has been derived from audited combined financial statements of the Group not included in such report.

     The unaudited selected pro forma financial and operating information is presented as if the Initial Offering and Formation Transactions occurred as of the beginning of the period presented. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Operating Partnership would have been as of the date or for the period indicated, nor does it purport to represent the Operating Partnership's future financial position and results of operations.

                                    PAGE-10

                                         SELECTED FINANCIAL AND OPERATING INFORMATION
                                         --------------------------------------------
                                    (in thousands, except property and per Unit information)
                                      Gables Realty Limited Partnership and its Predecessors

                                              Qtrs. ended Mar. 31   Years ended Dec. 31  Pro Forma       Years ended Dec. 31
                                                1997      1996         1996      1995     1994 (1)    1994 (2)    1993    1992
                                                ----      ----         ----      ----     --------    --------    ----    ----
                                             (Unaudited)(Unaudited)                     (Unaudited)
Operating Information:
----------------------
Rental revenues .............................. $29,483   $22,139    $104,543   $72,703   $57,291      $57,201  $41,330  $33,616
Other property revenues ......................   1,338     1,061       4,928     3,268     2,228        2,225    1,462    1,172
                                               -------   -------     -------   -------   -------      -------  -------  -------
     Total property revenues .................  30,821    23,200     109,471    75,971    59,519       59,426   42,792   34,788
Other revenues ...............................   1,411     1,242       6,710     5,789     7,350        7,396    8,373    8,946
                                               -------   -------     -------   -------   -------      -------  -------  -------
     Total revenues ..........................  32,232    24,442     116,181    81,760    66,869       66,822   51,165   43,734
                                               -------   -------     -------   -------   -------      -------  -------  -------

Property operating and maintenance
  (exclusive of items shown separately below).  11,058     8,070      38,693    28,228    22,868       22,847   18,295   14,584
Depreciation and amortization ................   5,337     3,732      18,892    12,669     9,974        9,906    7,635    6,884
Property management (owned & third party) ....   1,468     1,426       5,617     5,348     5,603        5,774    6,175    5,574
General and administrative ...................     881       714       3,045     2,869     1,779        1,742    1,078    1,694
Interest and credit enhancement fees .........   5,943     3,972      21,688    13,798     9,584       10,084   12,844   11,942
Amortization of deferred financing costs .....     281       350       1,348       932     1,057        1,127    1,132    1,112
                                               -------   -------     -------   -------   -------      -------  -------  -------
    Total expenses ...........................  24,968    18,264      89,283    63,844    50,865       51,480   47,159   41,790
                                               -------   -------     -------   -------   -------      -------  -------  -------

Equity in income of joint ventures ...........      66        49         280        64       270          270      251      187
Interest income ..............................     122        99         363       389       268          268      263      302
                                               -------   -------     -------   -------   -------      -------  -------  -------
Income before gain on sale and extraordinary
     loss ....................................   7,452     6,326      27,541    18,369    16,542       15,880    4,520    2,433

Gain on sale of real estate assets ...........   4,858         0           0         0         0            0        0        0
                                               -------   -------     -------   -------   -------      -------  -------  -------
Income before extraordinary loss .............  12,310     6,326      27,541    18,369    16,542       15,880    4,520    2,433

Extraordinary loss ...........................    (712)     (631)       (631)     (955)     (148)        (148)     --       --
                                               -------   -------     -------   -------   -------      -------  -------  -------
Net income ................................... $11,598    $5,695     $26,910   $17,414   $16,394      $15,732   $4,520   $2,433
                                               =======   =======     =======   =======   =======      =======  =======  =======

Weighted average Units outstanding ...........  22,856    18,603      20,194    14,644    13,435       13,442
                                               =======   =======     =======   =======   =======      =======

Per Unit information:
---------------------
Income before extraordinary loss .............  $ 0.54    $ 0.34      $ 1.36    $ 1.25    $ 1.23       $ 1.190
Net income....................................    0.51      0.31        1.33      1.19      1.22         1.180
Distributions paid (3) .......................    0.49      0.48        1.93      1.83       N/A         1.225
Distributions declared (3) ...................    0.49      0.48        1.94      1.86       N/A         1.675

Other Information:
------------------
Cash flows provided by (used in):
    Operating activities ..................... $ 8,682   $ 7,263     $51,629   $29,088   $28,868      $28,868  $13,407  $10,057
    Investing activities ..................... (11,352)  (18,298)   (213,596) (148,234) (150,534)    (150,534) (67,043) (22,696)
    Financing activities .....................   1,167    11,015     157,823   123,619   114,245      114,245   54,054   17,330
Funds from operations (4) ....................  12,740    10,011      46,238    30,927    26,313       25,561   11,749    9,355
Gross operating margin (5) ...................   64.1%     65.2%       64.7%     62.8%     61.6%        61.6%    57.3%    58.1%
Total completed communities (period-end) .....      50        41          48        38        29           29       24       17
Total apartment homes in completed
   communities  (period-end) .................  15,480    12,622      15,244    11,946     9,785        9,785    8,666    5,751
Average monthly revenue per apartment home ...   $ 709     $ 677       $ 700     $ 620     $ 574        $ 574    $ 560    $ 545

Balance Sheet Information:
-------------------------
Real estate, before accd. depreciation (6) ...$821,748  $606,456    $784,600  $591,233  $437,782     $437,782 $290,903 $221,386
Total Assets (6).............................. 766,035   573,804     759,660   562,827   416,847      416,847  277,420  212,649
Total Debt ................................... 402,613   286,050     390,321   286,259   229,305      229,305  261,294  200,451




Limited partners' capital interest at
     redemption value/predecessor's equity....  93,278    79,825      98,482    75,314    67,188       67,188    1,236    1,946
Partners' capital ............................ 240,997   184,243     234,426   171,107    92,966       92,966        0        0
Funds From Operations Reconciliation:
------------------------------------
Income before extraordinary loss*& gain on sale $7,452    $6,326     $27,541   $18,417   $16,542      $15,880   $4,450   $2,433
Real estate depreciation * ...................   5,288     3,685      18,697    12,510     9,771        9,681    7,229    6,922
                                               -------   -------     -------   -------   -------      -------  -------  -------
Funds from operations ........................ $12,740   $10,011     $46,238   $30,927   $26,313      $25,561  $11,749   $9,355
                                               =======   =======     =======   =======   =======      =======  =======  =======

     * Reflects extraordinary loss and real estate depreciation for both wholly-owned communities and joint ventures, as applicable.

                                    PAGE-11

              NOTES TO SELECTED FINANCIAL AND OPERATING INFORMATION
            (In Thousands, except Property and Per Unit Information)

     (1) The pro forma information reflects adjustments to the historical information of the Operating Partnership's predecessors from January 1, 1994 to January 25, 1994 related to the IPO and Formation Transactions principally for the acquisition of certain properties and additional expenses associated with reporting as a public company (due to the UPREIT structure), reduction of interest expense due to debt repayment and increased depreciation.
     (2) The historical information for the year ended December 31, 1994 represents the combined historical information of the Operating Partnership's predecessors from January 1, 1994 to January 25, 1994 and the consolidated historical information of the Operating Partnership from January 26, 1994 to December 31, 1994. The weighted average number of Units outstanding and the per Unit information pertains only to the period from January 26, 1994 to December 31, 1994.
     (3) The Operating Partnership's distributions paid and declared include the Operating Partnership's first quarterly distribution of $0.325 per Unit for the period January 26, 1994 to March 31, 1994. These distributions were the equivalent of a $1.80 per Unit distribution for the year.
     (4) The Operating Partnership considers funds from operations ("FFO") to be a useful performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. The Operating Partnership believes that in order to facilitate a clear understanding of its operating results, FFO should be examined in conjunction with net income (loss) as presented in the financial statements and data included elsewhere in this report.
     The  Operating  Partnership  computes  FFO  in  accordance  with  standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO as defined by NAREIT represented net income (loss) determined in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of assets or debt restructuring, plus certain non-cash items, primarily real estate depreciation, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Operating Partnership's FFO is comparable to the FFO of real estate companies that use the NAREIT definition.
     FFO should not be considered as an alternative to net income as an indicator of Gables' operating performance or as an alternative to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all of the Operating Partnership's cash needs including principal amortization, capital expenditures and distributions to unitholders. Additionally, FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a discussion of the Operating Partnership's cash needs and cash flows.
     (5) Gross operating margin represents (i) total property revenues less property operating and maintenance expenses (exclusive of depreciation expense) as a percentage of (ii) total property revenues.
     (6) In an UPREIT structure, the value attributed to Units issued to controlling, continuing investors is not reflected because such accounting is not allowed under GAAP. On a pro forma basis, the real estate assets before accumulated depreciation and total assets as of March 31, 1997 would be $934,242 and $878,529, respectively, if such value (exclusive of the effect of depreciation) were reflected.

                                    PAGE-12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

Managements Discussion and Analysis of Financial Condition and
Results of Operations
---------------------

Overview
--------
     Gables is focused within the multifamily industry in the Southeastern and Southwestern United States and its operating performance relies predominantly on net operating income from its apartment communities. Gables' net operating income is influenced by operating expenses and rental revenues, which are affected by the supply and demand dynamics within Gables' markets. Gables' performance is also affected by the general availability and cost of capital and by its ability to develop and to acquire additional apartment communities with returns in excess of its blended cost of equity and debt capital.

     Gables owns apartment communities in seven core cities in Georgia, Texas and Tennessee. The Operating Partnership recently entered an eighth market, Orlando, Florida, through an association with a subsidiary of the Walt Disney Company and, in connection therewith, currently has two communities under development in Orlando. Within each city, Gables targets specific submarkets for investment. These submarkets are generally characterized by their proximity to local employment centers, retail and entertainment venues and traffic arteries. Gables believes demographic trends (including job, population and household growth) in its markets in recent years have generally led to favorable demand and supply dynamics for multifamily communities. However, during any given time period these demand and supply dynamics may be less favorable in certain of the Operating Partnership's markets depending on conditions influencing the specific market. Portfolio wide occupancy levels have remained high and portfolio wide rental rates have continued to increase during each of the last several years. Gables expects portfolio wide rental expenses to increase at a rate slightly ahead of inflation, and to approximate the increase in property revenues, for the coming twelve months.

     As a result of the aforementioned generally favorable market conditions, management has been successful in growing the stabilized properties' income as well as growing earnings via a combination of new development and acquisition. Management's extensive experience in new development (including site selection, zoning, construction and lease-up) and in-depth local presence affords Gables the opportunity to acquire land and develop new Class A multifamily communities. In select markets and in certain real estate cycles, management believes better returns can be generated from new development than from acquisitions of comparable properties. During other real estate cycles or in select markets, management will pursue the acquisition of existing apartment communities, specifically when the returns on investment and the potential for growth in net operating income are attractive. Additionally, Gables has been able to acquire distressed or under-managed apartment communities which, through strategic renovation and repositioning, have generally resulted in superior returns to traditional acquisitions and new developments. Management believes Gables' ability to compete with other companies is significantly enhanced by its in-depth local presence and the strength of its management, development, acquisition, and construction personnel. In certain situations, management's evaluation of the growth prospects for a specific asset may result in a determination to dispose of the asset. In this event, management would intend to sell the asset and utilize the net proceeds from any such sale to invest in new assets which are expected to have better growth prospects or to reduce indebtedness. The Operating Partnership maintains staffing levels sufficient to meet the existing construction, acquisition, and leasing activities. If market conditions warrant, management would anticipate adjusting staffing levels to mitigate a negative impact on results of operations.

     The following discussion and analysis of the financial condition and results of operations should be read in conjunction with the accompanying consolidated and combined financial statements and the notes thereto.

     This Form 10  contains  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or developments could differ materially from those projected in such statements as a result of the risk factors set forth in the relevant paragraphs of "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Form 10.

                                    PAGE-13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

Gables  Realty  Limited  Partnership  and Initial  Public  Offering of
----------------------------------------------------------------------
Gables Residential Trust
------------------------
     Gables Realty Limited Partnership (the "Operating Partnership"), a Delaware limited partnership, was formed in 1993 to conduct the multifamily apartment community management, development, construction and acquisition operations for Gables Residential Trust (the "Company"). On January 26, 1994, the Company completed its initial public offering (the"IPO") and, in connection therewith, sold 9,430,000 Common Shares at a price to the public of $22.50 per Common Share. The net proceeds from such sale totaled approximately $190 million, a portion of which was used by the Company to acquire an economic and voting interest in the Operating Partnership, which was formed to succeed to substantially all of the interests of its privately owned predecessor organization. The Company, a self-administered and self-managed real estate investment trust ("REIT"), became the majority owner of the Operating Partnership upon the completion of the IPO. The term "Gables Residential Group" or "Group" as used herein refers to the privately owned predecessor organization prior to the completion of the Company's IPO and the concurrent completion of the various transactions that occurred simultaneously therewith (the "Formation Transactions"). The term "Operating Partnership" or "Gables" as used herein means Gables Realty Limited Partnership and its subsidiaries on a consolidated basis or, where the context so requires, Gables Realty Limited Partnership only, and, as the context may require, their predecessors.

Secondary Offerings and Issuances of Operating Partnership Units
----------------------------------------------------------------

Secondary Offerings -
---------------------
Since the IPO, the Company has had the following Common Share offerings:

                                Number of                Net
     Closing Date              Shares Issued           Proceeds
     ------------              -------------           --------

    October 7, 1994                 444,500              $ 9,876
                                    =======              =======

    October 31, 1995              4,600,000              $94,364
                                  =========              =======

    March 25, 1996                  879,068              $20,630
    September 17, 1996            1,725,000              $38,600
    September 27, 1996            1,435,000              $34,254
                                  ---------              -------
    1996 Totals                   4,039,068              $93,484
                                  =========              =======

     The net proceeds from these  offerings  were  contributed  to the Operating
Partnership in exchange for units of limited partnership interest in the Operating Partnership ("Units"), and the Operating Partnership used the proceeds
(i) to reduce outstanding indebtedness under interim financing vehicles utilized to fund the Operating Partnership's development and acquisition activities and
(ii) for general working capital purposes including funding of future development and acquisition activities.

     The Company issued the Common Shares in its 1995 and 1996 offerings under a $200 million shelf registration statement which is now exhausted. In October, 1996, the Company filed a new shelf registration statement, covering the registration of up to $300 million of debt securities, common shares, preferred shares and warrants or other rights to purchase common shares or preferred shares.

Additional Issuances of Operating Partnership Units -
-----------------------------------------------------
     On December 5, 1995, Gables acquired a parcel of land for the development of an apartment community, financed in part through the issuance of 111,074 Units.

     On July 26, 1996, Gables acquired an apartment community comprising 500 apartment homes, financed in part through the issuance of 243,787 Units.

                                    PAGE-14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

Results of Operations
---------------------
COMPARISON OF OPERATING RESULTS OF GABLES FOR THE THREE MONTHS ENDED MARCH 31, 1997 (THE "1997 PERIOD") TO THE THREE MONTHS ENDED MARCH 31, 1996 (THE "1996 PERIOD").

     Gables'  net  income  is  generated  primarily  from the  operation  of its apartment communities. For purposes of evaluating comparative operating performance, Gables categorizes its operating communities based on the period each community reaches stabilized occupancy. A community is considered by Gables to have achieved stabilized occupancy on the earlier to occur of (i) attainment of 93% physical occupancy or (ii) one year after completion of construction.

     The operating performance for all of Gables' apartment communities combined for the three months ended March 31, 1997 and 1996 is summarized as follows:

                                                                                                Three Months Ended March 31,
                                                                                      --------- ---------- ---------- ------------
                                                                                                                $           %
                                                                                         1997      1996      Change      Change
                                                                                      --------- ---------- ---------- ------------
Rental and other revenue:
Same store communities (1)                                                             $18,060    $17,749      $311       1.8%
Communities stabilized during the 1997 Period, but not during the 1996 Period (2)        5,122      4,136       986      23.8%
Development and lease-up communities (3)                                                 1,864        347     1,517     437.2%
Acquired communities (4)                                                                 5,600          0     5,600       ---
Sold communities (5)                                                                       175        968      (793)    (81.9)%
                                                                                     --------- ---------- ---------  ---------
Total property revenues                                                                $30,821    $23,200    $7,621      32.8%
                                                                                     --------- ---------- ---------  ---------

Property operating and maintenance expense (exclusive of depreciation and amortization):
Same store communities (1)                                                              $6,578     $6,323     $255       4.0%
Communities stabilized during the 1997 Period, but not during the 1996 Period (2)        1,594      1,196      398      33.3%
Development and lease-up communities (3)                                                   827        108      719     665.7%
Acquired communities (4)                                                                 1,944          0    1,944       ---
Sold communities (5)                                                                       115        443     (328)    (74.0)%
                                                                                      -------- ---------- --------  ----------
Total specified expenses                                                               $11,058     $8,070   $2,988      37.0%
                                                                                      -------- ---------- --------  ----------

Revenues in excess of specified expenses                                               $19,763    $15,130   $4,633      30.6%
                                                                                      ======== ========== ========  ==========

Revenues in excess of specified expenses as a percentage of total  property revenues     64.1%      65.2%     ---      (1.1)%
                                                                                      ======== ========== ========  ==========


(1)      Communities which were owned and fully stabilized throughout both the 1997 Period and 1996 Period.
(2)      Communities which were completed and fully stabilized during all of the 1997 Period, but were not completed and fully stabilized during all of the 1996 Period.
(3)      Communities  in  the  development  and/or  lease-up  phase  which  were  not  fully  stabilized  during  all  or any of the
         1997 Period.
(4)      Communities which were acquired  subsequent to January 1, 1996.
(5)      Communities which were sold subsequent to January 1, 1996.

                                    PAGE-15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
----------------------------------------------------------------------
     Total property revenues increased $7,621, or 32.8%, from $23,200 to $30,821 due primarily to increases in the number of apartment homes resulting from the development and acquisition of additional communities and to increases in rental rates on communities stabilized throughout both periods ("same store"). Below is additional information regarding the increases in total property revenues for three of the five community categories presented in the preceding table:

Same store communities:
-----------------------

                                                         Increase        Percent
                                                        (Decrease)       Increase
                              Number of                  in Total     (Decrease) in    Occupancy      Increase
               Number of      Apartment     Percent      Property     Total Property   During the   (Decrease) in
Market        Communities       Homes      of Total      Revenues        Revenues     1997 Period     Occupancy
------        -----------       -----      --------      --------        --------     -----------     ---------
Houston            10           3,512            37%       $176            2.7%          94.5%          0.4%
Atlanta            11           3,159            33%        166            2.7%          93.3%         (1.0)%
Dallas              4           1,089            12%          7            0.3%          92.8%         (0.1)%
Nashville           3             912            10%         32            2.0%          96.4%         (0.4)%
Memphis             1             464             5%        (39)          (4.8)%         91.7%         (5.2)%
Austin              1             276             3%        (31)          (5.4)%         87.2%         (4.3)%
              -------         -------        -------    -------         -------        -------       -------
                   30           9,412           100%       $311            1.8%          93.7%         (0.6)%
              =======         =======        =======    =======         =======        =======       =======

Communities stabilized during the 1997 Period but not during the 1996 Period:

                                                         Increase
                                                        (Decrease)
                                  Number of              in Total     Occupancy
                     Number of    Apartment   Percent    Property     During the
     Market         Communities     Homes     of Total   Revenues    1997 Period
     ------         -----------     -----     --------   --------    -----------

     Atlanta             2           695         32%       $ (17)       92.4%
     San Antonio         2           544         25%          222       92.5%
     Austin              1           256         12%          223       97.5%
     Nashville           1           254         12%          295       95.5%
     Houston             1           246         11%           77       96.9%
     Dallas              1           188          8%          186       92.4%
                   -------       -------     -------      -------    -------
                         8         2,183        100%         $986       94.0%
                   =======       =======     =======      =======    =======

Development and lease-up communities:

                                                        Increase
                                 Number of              In Total    Occupancy
                   Number of     Apartment    Percent   Property    During the
   Market         Communities      Homes     of Total   Revenues   1997 Period
   ------         -----------      -----     --------   --------   -----------

   Atlanta             2             578        35%       $ 207       32.0%
   Memphis             2             490        30%         748       78.2%
   Dallas              1             300        18%         508       63.2%
   Austin              1             273        17%          54        7.4%
                 -------         -------    -------     -------     -------
                       6           1,641       100%      $1,517       45.7%
                 =======         =======    =======     =======     =======

     Other revenues increased $169, or 13.6%, from $1,242 to $1,411 due to an increase in revenues in the 1997 Period related to the provision of certain ancillary services, offset in part by a decrease in property management revenues of $181, or 18.5%, from $980 to $799 resulting from a net decrease of properties managed by Gables for third parties primarily due to these properties being sold by the owners.

                                    PAGE-16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------
     Property operating and maintenance expense (exclusive of depreciation and amortization) increased $2,988, or 37.0%, from $8,070 to $11,058 due to an increase in apartment homes resulting from the development and acquisition of additional communities and an increase in property operating and maintenance expense for same store communities of 4.0%. The same store increase in operating expenses represents inflationary increases in expenses and increased marketing and redecorating expenses in certain of the Operating Partnership's markets. Gables anticipates that property operating and maintenance expense for same store communities will generally increase at a rate slightly ahead of inflation.

     Depreciation and amortization expense increased $1,605, or 43.0%, from $3,732 to $5,337 due primarily to the completion of newly developed communities and acquisition of other communities.

     Property management expense for owned communities and third party properties on a combined basis increased $42, or 2.9%, from $1,426 to $1,468 due primarily to inflationary increases in expenses. Gables allocates property management expenses to both owned communities and third party properties based on the proportionate share of total apartment homes and units managed.

     General and administrative expense increased $167, or 23.4%, from $714 to $881 due primarily to the timing of the recordation of certain expenses.

     Interest expense increased $2,007, or 52.7%, from $3,808 to $5,815 due to an increase in operating debt associated with newly developed or acquired communities in addition to communities currently in the lease-up phase. Additionally, interest costs have increased due to the refinancing of certain variable rate debt to a higher fixed rate cost structure. These increases in interest expense have been offset in part as a result of the offerings the Company has consummated between periods, the proceeds of which have been contributed to the Operating Partnership and used primarily to reduce indebtedness.

     Gain on sale of real estate assets of $4,858 in the 1997 Period represents the gain generated in connection with the January, 1997 sale of Club Candlewood, a community comprised of 486 apartment homes.

     Extraordinary loss of $712 in the 1997 Period represents (i) the write-off of unamortized deferred financing costs and prepaid credit enhancement fees associated with the defeasance of the tax-exempt bond financing encumbering the Club Candlewood property that was sold in January, 1997 and (ii) the write-off of unamortized deferred financing costs associated with the February 28, 1997 retirement of a conventional mortgage note payable that was scheduled to mature on September 1, 1997.

     Net income increased $5,903, or 103.7%, from $5,695 to $11,598 primarily due to the reasons discussed above.

                                    PAGE-17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

COMPARISON OF OPERATING RESULTS OF GABLES FOR THE YEAR ENDED DECEMBER 31, 1996 (THE "1996 PERIOD") TO THE YEAR ENDED DECEMBER 31, 1995 (THE "1995 PERIOD").

     Gables'  net  income  is  generated  primarily  from the  operation  of its apartment communities. For purposes of evaluating comparative operating performance, Gables categorizes its operating communities based on the period each community reaches stabilized occupancy. A community is considered by Gables to have achieved stabilized occupancy on the earlier to occur of (i) attainment of 93% physical occupancy or (ii) one year after completion of construction.

     The operating performance for all of Gables' apartment communities combined for the years ended December 31, 1996 and 1995 is summarized as follows:

                                                                                                 Years Ended
                                                                                          December 31, 1996 and 1995
                                                                                 ---------- --------- ----------- ----------
                                                                                                           $          %
                                                                                    1996      1995      Change      Change
                                                                                 ---------- --------- ----------- ----------
Rental and other revenue:
Same store communities (1)                                                        $ 68,610   $66,755      $1,855      2.8%
Communities stabilized during the 1996 Period, but not during the 1995 Period (2)    6,495     2,626       3,869    147.3%
Development and lease-up communities (3)                                            23,141     5,699      17,442    306.1%
Acquired communities (4)                                                            11,007         0      11,007      --
Sold community (5)                                                                     218       891        (673)   (75.5%)
                                                                                  --------  --------    --------   --------
Total property revenues                                                           $109,471   $75,971     $33,500     44.1%
                                                                                  --------  --------    --------   --------

Property operating and maintenance expense
(exclusive of depreciation and amortization):
Same store communities (1)                                                         $25,088   $25,108      $  (20)    ( 0.1%)
Communities stabilized during the 1996 Period, but not during the 1995 Period (2)    1,966       869       1,097     126.2%
Development and lease-up communities (3)                                             7,624     1,815       5,809     320.1%
Acquired communities (4)                                                             3,887         0       3,887       --
Sold community (5)                                                                     128       436        (308)    (70.6%)
                                                                                  --------  --------    --------   --------
Total specified expenses                                                           $38,693   $28,228     $10,465      37.1%
                                                                                  --------  --------    --------   --------

Revenues in excess of specified expenses                                           $70,778   $47,743     $23,035      48.2%
                                                                                  ========  ========    ========   ========

Revenues in excess of specified expenses as a percentage of total                    64.7%     62.8%       --          1.9%
   property revenues                                                              ========  ========    ========   ========

(1)      Communities which were owned and fully stabilized throughout both the 1996 Period and 1995 Period.
(2)      Communities which were owned and fully stabilized during all of the 1996 Period, but were not owned and fully stabilized during all of the 1995 Period.
(3)      Communities in the development and/or lease-up phase which were not fully stabilized during all or any of the 1996 Period.
(4)      Communities which were acquired during the 1996 Period.
(5)      Community which was sold during the 1996 Period.

                                    PAGE-18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

     Total property revenues increased $33,500, or 44.1%, from $75,971 to $109,471 due primarily to increases in the number of apartment homes resulting from the development and acquisition of additional communities and to increases in rental rates on communities stabilized throughout both periods ("same store"). Below is additional information regarding the increases in total property revenues for three of the five community categories presented in the preceding table:

Same store communities:

                                                       Percent
                                         Increase      Increase
                                        (Decrease)    (Decrease)    Occupancy
                Number of                in Total      in Total    During the     Increase
                Apartment    Percent     Property      Property       1996      (Decrease) in
Market            Homes      of Total    Revenues      Revenues      Period       Occupancy
------            -----      --------    --------      --------      ------       ---------
Houston           3,512          38%       $ 444         1.7%        95.2%         0.6%
Atlanta           3,289          35%       1,040         4.4%        94.3%        (0.3%)
Nashville           912          10%         198         3.1%        95.9%         0.1%
Dallas              855           9%         107         1.9%        92.9%        (1.3%)
Memphis             464           5%         106         3.4%        94.6%         0.6%
Austin              276           3%         (40)       (1.7%)       91.6%        (1.2%)
                -------      -------     -------      -------     --------      -------
                  9,308         100%      $1,855         2.8%        94.6%         0.0%
                =======      =======     =======      =======     ========      =======

Communities stabilized during the 1996 Period but not during the 1995 Period:

                                        Increase
            Number of                   in Total      Occupancy
            Apartment      Percent      Property     During the
Market        Homes       of Total      Revenues     1996 Period
------        -----       --------      --------     -----------

Atlanta        356            60%         $2,218         96.0%
Dallas         234            40%          1,651         94.9%
           -------       --------       --------      --------
               590           100%         $3,869         95.5%
           =======       ========       ========      ========

Development and lease-up communities:

                                        Increase
              Number of                 In Total      Occupancy
              Apartment     Percent     Property     During the
Market          Homes       of Total    Revenues     1996 Period
------          -----       --------    --------     -----------

Atlanta            958          30%        $5,364       82.8%
San Antonio        544          17%         2,904       84.7%
Memphis            490          15%           759       22.6%
Dallas             488          15%         2,405       54.1%
Austin             256           8%         2,615       89.5%
Nashville          254           8%         2,092       83.0%
Houston            246           7%         1,303       89.9%
               -------      -------       -------     -------
                 3,236         100%       $17,442       79.4%
               =======      =======       =======     =======

     Other revenues increased $921, or 15.9%, from $5,789 to $6,710 due to (i) $900 of non-recurring net revenues generated from certain corporate apartment home leases entered into in connection with the 1996 Olympic games held in Atlanta and (ii) $557 of interest earned on an investment Gables made in an apartment community on October 1, 1996 via a mortgage note receivable. In January, 1997, Gables acquired the apartment community from the borrower, and the mortgage note receivable was repaid in full. Such increases in other revenues were offset in part by a decrease in property management revenues of $418, or 9.8%, from $4,289 to $3,871 due primarily to a net decrease of properties managed by Gables for third parties primarily as a result of these properties being sold by the owners.

                                    PAGE-19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

     Property operating and maintenance expense (exclusive of depreciation and amortization) increased $10,465, or 37.1%, from $28,228 to $38,693 due to an increase in apartment homes resulting from the development and acquisition of additional communities partially offset by a decrease in property operating and maintenance expense for same store communities of 0.1%. The same store decrease in operating expenses represents reduced health and workers compensation expenses, offset by inflationary increases in expenses. Gables anticipates that property operating and maintenance expense for same store communities will generally increase at a rate slightly ahead of inflation.

     Depreciation and amortization  expense  increased  $6,223,  or 49.1%,  from
$12,669  to  $18,892  due  primarily  to  the  completion  of  newly   developed
communities and acquisition of other communities.

     Property management expense for owned communities and third party properties on a combined basis increased $269, or 5.0%, from $5,348 to $5,617 due primarily to increased data processing costs. Gables allocates property management expenses to both owned communities and third/related party properties based on the proportionate share of total apartment homes and units managed.

     General and administrative expense increased $176, or 6.1%, from $2,869 to $3,045 due to increased personnel and administrative costs associated primarily with the appointment of the new Chief Operating Officer and Vice President of Portfolio Management positions effective January 1, 1996, offset in part by certain non-recurring costs incurred during the 1995 Period that were not incurred during the 1996 Period.

     Interest expense increased $8,024, or 61.3%, from $13,088 to $21,112 due to an increase in operating debt associated with newly developed or acquired communities in addition to communities currently in the lease-up phase. Additionally, interest costs increased due to the refinancing of certain variable rate debt to a higher fixed rate cost structure. These increases in interest expense have been offset in part as a result of the offerings the Company has consummated between periods, the proceeds of which have been contributed to the Operating Partnership and used primarily to reduce indebtedness.

     Extraordinary loss of $631 for the year ended December 31, 1996 represents the write-off of unamortized deferred financing costs associated with the early retirement of the Company's Original Credit Facility. The Original Credit Facility that was scheduled to mature in January, 1997, was refinanced in March, 1996 with a new $175 million unsecured revolving credit facility (the "New Credit Facility").

     Net income increased $9,496, or 54.5%, from $17,414 to $26,910 primarily due to the reasons discussed above.

                                    PAGE-20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

COMPARISON OF OPERATING RESULTS OF GABLES FOR THE YEAR ENDED DECEMBER 31, 1995 (THE "1995 PERIOD") TO THE PRO FORMA OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1994 (THE "1994 PERIOD").

     The following is a comparison of the operating results of Gables for the year ended December 31, 1995 to the pro forma operating results of the Group for the period from January 1, 1994 to January 25, 1994 and the historical operating results of Gables for the period from January 26, 1994 to December 31, 1994 (together, the pro forma operating results for the year ended December 31, 1994). Pro forma adjustments include adjustments related to the IPO and Formation Transactions, principally for the acquisition of certain properties, the payment of additional expenses associated with reporting as a public company, the reduction of interest expense due to debt repayment, and an increase in depreciation.

     Rental income increased $15,412, or 26.9%, from $57,291 to $72,703 due to increases in the number of apartment homes resulting from the development and acquisition of additional communities and to increases in rental rates on communities stabilized throughout both periods ("same store"). On a same store basis, Gables' rental income increases and occupancy changes were as follows:

                    Number of                                         Percent           Occupancy     Increase
                    Apartment   Percent         Increase in         Increase in        During Year  (Decrease) in
Market                Homes     of Total       Rental Income       Rental Income     Ended 12/31/95    Occupancy
------                -----     --------       -------------       -------------     --------------    ---------
Atlanta              2,324          31%             $1,148              7.5%              95.2%          0.2%
Dallas                 536           7%                125              5.3%              94.2%         (1.2%)
Houston              3,266          44%                367              1.6%              95.0%          0.9%
Nashville              912          12%                387              6.8%              96.3%          0.2%
Memphis                464           6%                157              5.7%              94.9%         (1.9%)
                   -------      -------            -------           -------            -------       -------
                     7,502         100%             $2,184              4.6%              95.1%          0.3%
                   =======      =======            =======           =======            =======       =======

     During 1994, Gables stabilized the occupancy for communities which were in lease-up during all or a portion of the year ended December 31, 1994 and completed the development and acquisition of additional communities. These communities were stabilized during all of the 1995 Period but were not stabilized during all of the 1994 Period. These activities resulted in increases in rental income from the 1994 Period to the 1995 Period. A summary of these activities is as follows:


                  Number of Apartment Homes
                  -------------------------                                     Occupancy
                                                                                  During
               Lease-up     Developed               Percent      Increase in    Year Ended
Market         Completed   or Acquired    Total     of Total    Rental Income    12/31/95
------         ---------   -----------    -----     --------    -------------    --------
Atlanta          603            362         965        50%          $2,357       95.7%
Austin           276              0         276        14%             122       94.2%
Dallas           132            319         451        23%           2,155       95.4%
Houston            0            246         246        13%             949       95.1%
             -------        -------     -------    -------         -------     -------
               1,011            927       1,938       100%          $5,583       95.3%
             =======        =======     =======    =======         =======     =======











     During the year ended December 31, 1995, certain wholly-owned development communities commenced operations and lease-up which also resulted in increases in rental income. A summary of these activities is as follows:

                                                          Occupancy
                 Number of                                  During
                 Apartment     Percent      Increase in   Year Ended
Market             Homes      of Total     Rental Income   12/31/95
------             -----      --------     -------------   --------

Atlanta           1,314          43%             $4,244       37.5%
Austin              256           9%                174        6.5%
Dallas              422          14%              1,304       26.8%
Houston             246           8%                697       34.8%
San Antonio         544          18%              1,120       26.2%
Nashville           254           8%                106        5.3%
                -------      -------            -------    -------
                  3,036         100%             $7,645       28.4%
                =======      =======            =======    =======

                                    PAGE-21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

     Other property revenues increased $1,040, or 46.7%, from $2,228 to $3,268 due primarily to other income from newly developed and acquired apartment homes.

     Other revenues decreased $1,561, or 21.2%, from $7,350 to $5,789 due primarily to a decrease in property management revenues of $1,263, or 22.8%, from $5,552 to $4,289 resulting from a net decrease of properties managed by Gables for third/related parties primarily due to these properties being sold by the owners throughout 1994 and 1995.

     Property operating and maintenance expense (exclusive of depreciation and amortization) increased $5,360, or 23.4%, from $22,868 to $28,228 due to an increase in apartment homes resulting from the development and acquisition of additional communities and an increase in property operating and maintenance expense for same store communities of 3.5%. Operating expenses associated with communities stabilized during all of the 1995 Period that were not stabilized during all of the 1994 Period increased $2,022. Operating expenses associated with communities that commenced operations and lease-up during the 1995 period were $2,685 during the year ended December 31, 1995. Property operating and maintenance expense as a percent of total property revenues decreased from 38.4% to 37.2%.

     Depreciation and amortization expense increased $2,695, or 27.0%, from $9,974 to $12,669 due to the completion of newly developed communities and acquisition of other communities.

     Property management expense for owned communities and third/related party properties decreased $255, or 4.6%, from $5,603 to $5,348 due primarily to a decrease in the number of third/related party units managed. Gables allocates property management expenses to both owned communities and third/related party properties based on the proportionate share of total apartment homes and units managed.

     General and administrative expense increased $1,090, or 61.3%, from $1,779 to $2,869 due to increased personnel and administrative costs associated with annual increases in compensation and increased investor relations efforts, additional costs associated with a public company organizational structure that were not incurred during 1994, and certain other costs.

     Interest expense and credit enhancement fees on a combined basis increased $4,214, or 44.0%, from $9,584 to $13,798 due to an increase in interest expense of $4,212, or 47.5%, from $8,876 to $13,088 resulting from an increase in operating debt associated with the development and acquisition of additional communities. Additionally, interest costs increased due to increases in variable rates and the refinancing of certain variable rate debt to a higher fixed rate cost structure. Such increases were offset by interest savings associated with the repayment of debt with the $94 million net proceeds generated from the Company's sale of 4,600,000 Common Shares that closed in October, 1995, which proceeds were contributed to the Operating Partnership in exchange for Units.

     Extraordinary loss of $955 for the year ended December 31, 1995 represents the write-off of unamortized deferred financing costs associated with the early retirement of the Operating Partnership's construction loans.

     Net income increased $1,020, or 6.2%, from $16,394 to $17,414 for the reasons discussed above.

                                    PAGE-22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

COMPARISON OF OPERATING RESULTS OF GABLES FOR THE YEAR ENDED DECEMBER 31, 1995 TO THE HISTORICAL OPERATING RESULTS OF THE GROUP FOR THE PERIOD FROM JANUARY 1, 1994 TO JANUARY 25, 1994 AND THE HISTORICAL OPERATING RESULTS OF GABLES FOR THE PERIOD FROM JANUARY 26, 1994 TO DECEMBER 31, 1994.

     Total property revenues increased $16,545, or 27.8%, from $59,426 to $75,971 primarily due to increases in the number of apartment homes resulting from the development and acquisition of additional communities. Substantially all of the increase in rental income was attributable to newly completed and occupied apartment homes, with the balance attributable to changes in occupancy or increased rental rates for apartment homes in communities stabilized throughout both periods.

     Other revenues decreased $1,607, or 21.7%, from $7,396 to $5,789 due primarily to a decrease in property management revenues of $1,267, or 22.8%, from $5,556 to $4,289 resulting from a net decrease in the number of properties managed by Gables for third/related parties. This decrease is primarily the result of properties being sold by the third/related party owners throughout 1994 and 1995.

     Property operating and maintenance expense (exclusive of depreciation and amortization) increased $5,381, or 23.6%, from $22,847 to $28,228 due to increases in the number of apartment homes resulting from the development and acquisition of additional communities and an increase in property operating and maintenance expense for communities stabilized throughout both periods. Property operating and maintenance expense as a percent of total property revenues decreased from 38.4% to 37.2%.

     Depreciation and amortization expense increased $2,763, or 27.9%, from $9,906 to $12,669 due to the completion of newly developed communities and acquisition of other communities.

     Property management expense for owned communities and third/related party properties decreased $426, or 7.4%, from $5,774 to $5,348 due primarily to a decrease in the number of third/related party units managed.

     General and administrative expense increased $1,127, or 64.7%, from $1,742 to $2,869 due to the increased costs associated with a public company organizational structure, increased personnel and administrative costs, and certain other costs.

     Interest expense increased $3,700, or 39.4%, from $9,388 to $13,088 due to an increase in operating debt associated with the development and acquisition of additional communities. Additionally, interest costs increased due to increases in variable rates and the refinancing of certain variable rate debt to a higher fixed rate cost structure. Such increases were offset by interest savings associated with the repayment of debt with the $94 million net proceeds generated from the Company's sale of 4,600,000 Common Shares that closed in October, 1995, which proceeds were contributed to the Operating Partnership in exchange for Units.

     Extraordinary loss of $955 for the year ended December 31, 1995 represents the write-off of unamortized deferred financing costs associated with the early retirement of the Operating Partnership's construction loans.

     Net income increased $1,682, or 10.7%, from $15,732 to $17,414 for the reasons discussed above.

                                    PAGE-23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

Liquidity and Capital Resources
-------------------------------

     Gables' net cash provided by operating activities increased from $7,263 for the three months ended March 31, 1996 to $8,682 for the three months ended March 31, 1997 due to (i) an increase of $2,645 in income before certain non-cash items including depreciation, amortization, equity in income of joint ventures, gain on sale of real estate assets and extraordinary losses, (ii) the change in other assets between periods of $818 and (iii) the change in restricted cash between periods of $1,525. Such increases were offset in part by the change in other liabilities between periods of $3,569.

     Gables' net cash used in investing activities decreased from $18,298 for the three months ended March 31, 1996 to $11,352 for the three months ended March 31, 1997 primarily due to the $12.3 million of net proceeds from the January, 1997 sale of Club Candlewood, offset in part by increased development activities in 1997 when compared to 1996. During the three months ended March 31, 1997, Gables expended approximately $22.4 million related to development expenditures, including related land acquisitions, approximately $0.9 million related to capital expenditures for operating apartment communities and approximately $0.4 million related to renovation expenditures.

     Gables' net cash provided by financing activities decreased from $11,015 for the three months ended March 31, 1996 to $1,167 for the three months ended March 31, 1997 due primarily to the $12.3 million of net sales proceeds generated from the January, 1997 sale of Club Candlewood, a community comprised of 486 apartment homes. During the three months ended March 31, 1997, Gables had net borrowings of $12.3 million which were used in conjunction with the $12.3 million of net sales proceeds primarily to fund Gables' development activities discussed previously. These proceeds from financing activities were offset in part by the payment of the fourth quarter 1996 distributions totaling approximately $11.2 million.

     Gables' net cash provided by operating activities increased from $29,088 for the year ended December 31, 1995 to $51,629 for the year ended December 31, 1996 due to (i) an increase of $15,595 in income before certain non-cash items including depreciation, amortization, equity in income of joint ventures and extraordinary losses and (ii) the change in other liabilities between periods of $7,639. Such increases were offset in part by the change in other assets between periods of $22 and the change in restricted cash between periods of $671.

     Gables' net cash used in investing activities increased from $148,234 for the year ended December 31, 1995 to $213,596 for the year ended December 31, 1996 primarily due to 1996 acquisition activities, partially offset by the January, 1995 acquisition of Gables Over Peachtree ($11 million) and decreased development activities in 1996 when compared to 1995. During the year ended December 31, 1996, Gables expended approximately $120.2 million for the acquisition of five apartment communities totaling 1,937 apartment homes, approximately $2.6 million in renovation expenditures related primarily to Gables Over Peachtree, approximately $68.3 million related to development expenditures, including related land acquisitions and approximately $3.8 million related to capital expenditures for operating apartment communities. Additionally, Gables invested $21.5 million in an apartment community comprising 232 apartment homes on October 1, 1996 via a mortgage note receivable. In January, 1997, Gables acquired the apartment community from the borrower, and the mortgage note receivable was repaid in full.

     Gables' net cash provided by financing activities increased from $123,619 for the year ended December 31, 1995 to $157,823 for the year ended December 31, 1996 due primarily to increased acquisition cash needs. During the year ended December 31, 1996, Gables received net proceeds of $93.5 million from the Company's sales of 4,039,068 Common Shares, which proceeds were contributed to the Operating Partnership in exchange for Units, and had net borrowings of $104.1 million which were used primarily to fund Gables' acquisition and development activities discussed previously. These proceeds from financing activities were offset in part by the payment of distributions totaling $38.6 million.

     As of March 31, 1997, Gables had total indebtedness of $402,613, cash and cash equivalents of $2,882 and principal escrow deposits reflected in restricted cash of $1,380. Gables' indebtedness includes $211,866 in conventional fixed-rate mortgage notes payable secured by individual properties, a $40,000 term loan, $105,080 in tax-exempt bond indebtedness and $45,667 in borrowings outstanding under its Credit Facilities. Gables' indebtedness has an average of
7.3  years  to  maturity  at  March  31,  1997.   Excluding   monthly  principal
amortization payments, over the next five years Gables has the following scheduled debt maturities for indebtedness outstanding at March 31, 1997:

                                    PAGE-24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

                       1997           $  8,667
                       1998                  0
                       1999                  0
                       2000             81,930
                       2001             40,000

     The debt maturities in 1997 of $8,667 relate to outstanding indebtedness under the $20 Million Credit Facility which will be extended pursuant to the Operating Partnership's unlimited one-year extension options. The debt maturities in 2000 totaling $81,930 consist of $37,000 of outstanding indebtedness under the $175 Million Credit Facility and $44,930 of four variable-rate notes payables securing tax-exempt bonds. These tax-exempt bonds are subject to mandatory redemption on the termination dates of letters of credit securing the bonds, each of which is March, 2000. Three of the underlying bond issues mature in December, 2007 and the fourth underlying bond issue matures in August, 2024. Gables expects to be able to remarket such bonds on or prior to March, 2000. The $175 Million Credit Facility has two remaining one-year extension options.

     Gables' distributions through the first quarter of 1997 have been paid from cash provided by operating activities. Gables anticipates that distributions will continue to be paid on a quarterly basis from cash provided by operating activities.

     In January, 1997, Gables sold one of its Current Communities, Club Candlewood, comprising 486 apartment homes. The net sales proceeds were used to
(i) defease the related tax-exempt bond indebtedness which had a principal balance of $6,975 at December 31, 1996 and (ii) paydown outstanding borrowings under Gables' Credit Facilities.

     Gables has met and expects to continue to meet its short-term liquidity requirements generally through net cash provided by operations. Gables' net cash provided by operations has been adequate and Gables believes that it will continue to be adequate to meet both its operating requirements and the payment of distributions in accordance with REIT requirements in both the short and the long term. The budgeted expenditures for improvements and renovations to the communities, in addition to monthly principal amortization payments, are also expected to be funded from net cash provided by operations. Gables anticipates construction and development activities and land purchases will be initially funded primarily through borrowings under its Credit Facilities described below.

     Gables expects to meet certain of its long-term liquidity requirements, such as scheduled debt maturities, repayment of short-term financing of construction and development activities and possible property acquisitions, through long-term secured and unsecured borrowings and the issuance of debt securities or additional equity securities by the Company or through the disposition of assets which, in management's evaluation, may no longer meet Gables' investment requirements.

$175 Million Credit Facility
----------------------------

     In conjunction with the IPO, Gables closed a $175 million three-year revolving credit facility (the"Original Credit Facility") which had an initial maturity of January, 1997. Borrowings under the Original Credit Facility were recourse to the Operating Partnership and bore interest at LIBOR plus 1.90% (reduced from 2.25% in December, 1994). Additionally, fees associated with letters of credit issued thereunder for Gables' tax-exempt variable-rate bonds were 1.25% per annum (reduced from 1.50% in July, 1995).

     In March, 1996, Gables closed a new $175 million unsecured revolving credit facility (the "New Credit Facility" or "$175 Million Credit Facility") that replaced the Original Credit Facility. Although the New Credit Facility is unsecured, there were certain designated real estate assets that had escrowed mortgages that were released subsequent to March 31, 1997, promptly after the attainment of implied senior unsecured debt ratings of BBB from Standard and Poor's and Baa2 from Moody's Investors Service (the "Credit Ratings"). The New Credit Facility has an initial term of three years and three one-year extension options. Gables recently exercised the first of its one-year extension options resulting in a maturity date for the facility of March, 2000. Borrowings bore interest at LIBOR plus 1.50% (reduced from 1.65% in November, 1996) through April, 1997 and letter of credit fees for Gables' tax-exempt variable-rate bonds

                                    PAGE-25

are 1.00% per annum. In April, 1997, Gables' borrowing costs under the facility were reduced to LIBOR plus 1.10% in connection with the attainment of the Credit Ratings. Under the facility, up to $50 million is available to provide credit enhancements on outstanding tax-exempt bond issues and all remaining amounts are available for borrowings. Gables' availability under the facility is limited to the lesser of the total $175 million commitment or the borrowing base. At March 31, 1997, the borrowing base available under the facility was based on the collateral value of the real estate assets with escrowed mortgages and the debt service coverage ratio of communities pledged as collateral under other recourse loans. As of March 31, 1997, Gables had approximately $45.8 million of letters of credit issued under the facility and had $37.0 million in borrowings outstanding thereunder and, therefore, had $88.4 million of remaining capacity on its $171.2 million borrowing base.

$20 Million Credit Facility
---------------------------
     In November, 1996, Gables closed an unsecured revolving credit facility that currently provides for up to $20 million in borrowings. This facility has an initial term of one year and has unlimited one-year extension options. Borrowings bore interest under this facility at LIBOR plus 1.50% through April, 1997. In April, 1997, Gables' borrowing costs were reduced to LIBOR plus 1.10% in connection with the attainment of the Credit Ratings. As of March 31, 1997, the Operating Partnership had approximately $8.7 million in borrowings outstanding under this facility.

Restrictive Covenants
---------------------
     Certain of the Operating Partnership's debt agreements contain customary representations, covenants and events of default, including covenants which restrict the ability of the Operating Partnership to make distributions in excess of stated amounts, which in turn restricts the discretion of the Company to declare and pay dividends. In general, during any fiscal year the Operating Partnership may only distribute up to 95% of the Operating Partnership's consolidated income available for distribution (as defined in the related agreement) exclusive of distributions of capital gains for such year. The applicable debt agreements contain exceptions to these limitations to allow the Operating Partnership to make any distributions necessary to allow the Company to maintain its status as a REIT. The Operating Partnership does not anticipate that this provision will adversely effect the ability of the Operating Partnership to make distributions or the Company to declare dividends, as currently anticipated.

                                    PAGE-26

MANAMGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------


Completed Communities in Lease-up and Development Communities at March 31, 1997

Gables' current developments and lease-up activities for communities that had not reached stabilized occupancy as of March 31, 1997 are summarized below:

                      Actual /                                                       Actual /     Actual /     Actual /
                     Estimated      Total                                           Estimated    Estimated    Estimated   Estimated
                     Number of     Budgeted        Percent                           Quarter     Quarter of    Quarter    Quarter of
                     Apartment       Cost        Construction  Percent   Percent  Construction    Initial    Construction Stabilized
Community              Homes      (millions)      Complete      Leased  Occupied    Commenced    Occupancy      Ended     Occupancy
---------              -----      ----------      --------      ------  --------    ---------    ---------      -----     ---------
                                     (A)                                                                                      (B)
Completed Communities In Lease-Up
---------------------------------
ATLANTA, GA
Gables Over Peachtree  263          $20.4           100%          84%      83%       1 Q 1995        N/A       2 Q 1996    2 Q 1997

DALLAS, TX
Gables Green Oaks I    300           16.5           100%          91%      86%       1 Q 1995     1 Q 1996     3 Q 1996    2 Q 1997

MEMPHIS, TN
Gables Quail Ridge     238           17.0           100%          82%      70%       1 Q 1995     2 Q 1996     1 Q 1997    3 Q 1997
Gables Germantown      252           19.6           100%          85%      80%       1 Q 1995     2 Q 1996     1 Q 1997    2 Q 1997
                    ---------------------
  Totals             1,053          $73.5
                    ---------------------

Development Communities
-----------------------
ATLANTA, GA
Gables Vinings         315          $24.7            78%          18%       5%       2 Q 1996     1 Q 1997     4 Q 1997    4 Q 1997
Roswell Gables II      284           21.7            53%          ---      ---       2 Q 1996     2 Q 1997     1 Q 1998    1 Q 1998
Gables at Sugarloaf    386           28.6            ---          ---      ---       2 Q 1997     1 Q 1998     1 Q 1999    2 Q 1999

AUSTIN, TX
Gables Central Park    273           20.6            88%          31%      13%       2 Q 1996     1 Q 1997     3 Q 1997    4 Q 1997
Gables Bluffstone      256           19.9             8%          ---      ---       1 Q 1997     4 Q 1997     3 Q 1998    4 Q 1998

ORLANDO, FL
Gables at Little Lake
          Bryan I      280           21.7           ---           ---      ---       2 Q 1997     1 Q 1998     4 Q 1998    1 Q 1999
Gables Celebration     231           21.3           ---           ---      ---       3 Q 1997     1 Q 1998     4 Q 1998    4 Q 1998
                    ---------------------
  Totals             2,025         $158.5
                    ---------------------

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the table above are forward-looking statements. These forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected in such statements. Risks associated with Gables' development, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; and construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs.


     (A) Total Budgeted Cost includes all capitalized costs incurred and projected to be incurred to develop the respective community presented in accordance with generally accepted accounting principles, including land acquisition costs, construction costs, real estate taxes, interest and loan fees, permits, professional fees, allocated development overhead, and other regulatory fees.

     (B) Stabilized occupancy is defined as the earlier to occur of (i) 93% physical occupancy or (ii) one year after completion of construction.

                                    PAGE-27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

Portfolio Indebtedness Summary and Interest Rate Protection Agreement Summary

A summary of Gables' portfolio indebtedness and interest rate protection agreements as of March 31, 1997 follows:

Portfolio Indebtedness Summary
------------------------------
                                       Percentage Interest   Total   Years to
Type of Indebtedness        Balance     of Total   Rate(A)  Rate(B) Maturity
--------------------        -------     --------  -------- -------- --------

Conventional fixed-rate (C) $251,866      62.6%     7.89%     7.89%     7.95
Tax-exempt fixed-rate         60,150      14.9%     6.50%     6.62%    11.42
                            --------   --------  --------   -------  -------
     Total fixed-rate       $312,016      77.5%     7.62%     7.65%     8.62
                            --------   --------  --------   -------  -------

Tax-exempt variable-rate     $44,930      11.2%     3.50%     4.50%     3.00
                            --------   --------  --------   -------  -------

Credit facilities            $45,667      11.3%     7.12%     7.12%     2.53
                            --------   --------  --------   -------  -------

Total portfolio debt(D),(E) $402,613     100.0%     7.11%     7.24%     7.30
                            ========   ========  ========   =======  =======

     (A) Interest Rate represents the weighted average interest rate incurred on the indebtedness, exclusive of deferred financing cost amortization and credit enhancement fees, as applicable.

     (B) Total Rate represents the Interest Rate (A) plus credit enhancement fees, as applicable.

     (C) Conventional fixed-rate debt includes $40,000 of financing which bears interest at LIBOR plus a spread of 1.25%. Such financing is effectively fixed at an all-in rate of 6.60% after the application of $40,000 of the $44,530 interest rate cap and swap arrangements described below.

     (D) Interest associated with construction activities is capitalized as a cost of development and does not impact current earnings. The qualifying construction expenditures at March 31, 1997 for purposes of interest capitalization were $60,720.

     (E) Excludes $16.4 million of tax-exempt bonds and $17.0 million of outstanding conventional indebtedness related to joint ventures in which Gables owns a 25% interest.

Interest Rate Protection Agreement Summary
------------------------------------------

                                 Notional   Strike/Swap  Effective  Termination
Description of Agreement          Amount     Price (F)     Date        Date
------------------------          ------     ---------     ----        ----

LIBOR, 30-day    - "Rate Cap"    $44,530      6.25%     01/27/94     01/30/99

LIBOR, 30-day    - "Rate Swap"   $44,530      5.35%     08/30/96     08/30/99(G)

LIBOR, 30-day    - "Rate Cap"    $50,000      6.45%     01/30/97     12/31/97


     (F)  The 30-day LIBOR rate in effect at March 31, 1997 was 5.69%.

     (G) This arrangement is a knock-out swap agreement which fixes Gables' underlying 30-day LIBOR rate at 5.35%. The swap terminates upon the earlier to occur of (i) the termination date or (ii) a rate reset date on which the 30-day LIBOR rate is 6.26% or higher.

                                    PAGE-28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

Book Value of Assets and Equity
-------------------------------
     The application of historical cost accounting in accordance with GAAP for Gables' UPREIT structure results in an understatement of total assets and partners' capital compared to the amounts that would be recorded via the application of purchase accounting in accordance with GAAP had Gables not been organized as an UPREIT. Management believes it is imperative to understand this difference when evaluating the book value of assets and partners' capital. The understatement of basis related to this difference in organizational structure at March 31, 1997 is $112,494, exclusive of the effect of depreciation. Accordingly, on a pro forma basis, the real estate assets before accumulated depreciation, total assets, and partners' capital (including limited partners' capital interest at redemption value) as of March 31, 1997 would be $934,242, $878,529, and $446,769, respectively, if such $112,494 value were reflected.

Inflation
---------
     Substantially all of the Operating Partnership's leases at the communities are for a term of one year or less, which may enable Gables to seek increased rents upon renewal of existing leases or commencement of new leases in times of rising prices. The short-term nature of these leases generally serves to lessen the impact of cost increases arising from inflation.

Certain Factors Affecting Future Operating Results
--------------------------------------------------
     This Form 10  contains  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or developments could differ materially from those projected in such statements. Certain factors that might cause such a difference include, but are not limited to, the following: development opportunities may be abandoned; construction costs of a community may exceed original estimates; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues; occupancy rates and rents may be adversely affected by local economic and market conditions; financing may not be available on favorable terms; Gables' cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may not be able to be refinanced or the terms of such refinancing may not be as favorable as the terms of existing indebtedness.

Funds From Operations and Adjusted Funds From Operations
--------------------------------------------------------
     The Operating Partnership considers funds from operations ("FFO") to be a useful performance measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. The Operating Partnership believes that in order to facilitate a clear understanding of its operating results, funds from operations should be examined in conjunction with net income
(loss) as presented in the financial statements and data included elsewhere in this report.

     The Operating Partnership computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO as defined by NAREIT represented net income (loss) determined in accordance with GAAP, excluding gains or losses from sales of assets or debt restructuring, plus certain non-cash items, primarily real estate depreciation, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Operating Partnership's FFO is comparable to the FFO of real estate companies that use the NAREIT definition.

     Adjusted funds from operations ("AFFO") is defined as FFO less capital expenditures funded by operations. FFO and AFFO should not be considered as alternatives to net income as indicators of Gables' operating performance or as alternatives to cash flows as measures of liquidity. FFO does not measure whether cash flow is sufficient to fund all of the Operating Partnership's cash needs including principal amortization, capital expenditures, and distributions to unitholders. Additionally, FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP. Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for a discussion of Gables' cash needs and cash flows.

                                    PAGE-29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (Dollars in Thousands, Except Per Unit Amounts)
---------------------------------------------------------------------

Reconciliation of Funds From Operations and Adjusted Funds From Operations
--------------------------------------------------------------------------

A reconciliation of funds from operations and adjusted funds from operations follows:

                                       For the three months ended         For the years ended
                                               March 31                        December 31
                                       --------------------------      --------------------------
                                          1997            1996             1996           1995
                                          ----            ----             ----           ----
RECONCILIATION:

Net income                              $11,598         $5,695           $26,910        $17,414

Extraordinary loss (A)                      712            631               631          1,003

Gain on sale of real estate assets       (4,858)             0                 0              0

Real estate asset depreciation:
   Wholly-owned real estate assets        5,233          3,631            18,477         12,329
   Joint venture real estate assets          55             54               220            181
                                        -------       --------          --------        -------
          Total                           5,288          3,685            18,697         12,510
                                        -------       --------          --------        -------

Funds from operations                   $12,740        $10,011           $46,238        $30,927
                                        =======       ========          ========       ========

Capital expenditures for operating
          apartments:
  Carpet                                    371            227             1,245          1,026
  Roofing                                    24             13               297             23
  Exterior painting                           0              0               145             66
  Appliances                                 47             25               179            129
  Other additions/improvements              473            374             1,988          1,755
                                        -------        --------         --------       --------
        Total                               915            639             3,854          2,999
                                        -------        --------         --------        --------

Adjusted funds from operations          $11,825         $9,372           $42,384        $27,928
                                       ========        =======           =======        =======

     (A) The extraordinary loss for the year ended December 31, 1995 includes $48 incurred at the joint venture level.

                                    PAGE-30

ITEM 3.  PROPERTIES
-------  ----------
     The Operating Partnership's real estate holdings or interests consist exclusively of apartment communities and can currently be segregated into the following five categories:

     The "Current Communities" are the 50 apartment communities (including two, Arbors of Harbortown and Metropolitan Uptown, in which the Operating Partnership has an indirect 25% general partner interest) where construction was complete at March 31, 1997. All but four of these Current Communities had reached a stabilized occupancy level as of March 31, 1997. A community is considered to have achieved stabilized occupancy on the earlier to occur of (i) attainment of 93% physical occupancy or (ii) one year after the completion of construction.

     The "Development Communities" are the seven communities which were under development at March 31, 1997. The term "Communities" is used herein to refer to the Current Communities and the Development Communities collectively.

     The "Undeveloped Sites" are the four sites which the Operating Partnership purchased with an intention to develop an apartment community thereon.

     The "Development Rights" are the six sites which the Operating Partnership currently has an option to purchase.

     The "Acquisition Rights" are the two existing apartment communities which the Operating Partnership currently has an option to purchase.

The Communities
---------------
     The Operating Partnership owns or has an interest in 50 Current Communities consisting of 15,480 apartment homes and owns seven Development Communities, which are expected to be completed in 1997 and 1998, consisting of 2,025 apartment homes. The Communities, comprising a total of 17,505 apartment homes, are located in Georgia, Texas, Tennessee and Florida. The following table shows the locations of the Communities and the number of apartment homes in each metropolitan area:



                      Number of Communities       Number of Apartment Homes     Percent of
                      ---------------------       -------------------------     Total Apt.
Location          Current  Development  Total  Current   Development  Total       Homes
--------          -------  -----------  -----  -------   -----------  -----       -----

Houston, TX (1)     15       --          15     5,363        --        5,363     30.6%
Atlanta, GA         14        3          17     4,117        985       5,102     29.1%
Dallas, TX           8       --           8     1,959        --        1,959     11.2%
Memphis, TN (2)      5       --           5     1,799        --        1,799     10.3%
Nashville, TN        4       --           4     1,166        --        1,166      6.7%
Austin, TX           2        2           4       532        529       1,061      6.1%
San Antonio, TX      2       --           2       544        --          544      3.1%
Orlando, FL         --        2           2       --         511         511      2.9%
               -------  -------     -------   -------    -------     -------   -------

                    50        7          57    15,480      2,025      17,505     100.0%
               =======  =======     =======   =======    =======     =======   =======

(1) Includes a Current Community comprising 318 apartment homes in which Gables has a  25% general partner interest.
(2) Includes a Current Community comprising 345 apartment homes in which Gables has a  25% general partner interest.


     CURRENT COMMUNITIES. The Operating Partnership developed 34 Current Communities (consisting of 9,481 apartment homes), and acquired 16 Current Communities (consisting of 5,999 apartment homes). All but one (Rivercrest) of the Current Communities are managed and operated by the Operating Partnership. The Current Communities typically are two and three story garden apartments, townhomes and higher-density apartments. As of March 31, 1997, the Current Communities had an average scheduled monthly rental rate per apartment home of approximately $771 and, with the exception of four communities in the final lease-up phase, had a physical occupancy rate of 96%. The average age of the Current Communities is approximately 6.5 Years and upon completion of the Development Communities will be approximately 6.0 Years.

                                    PAGE-31

     Most of the Communities offer many attractive features designed to enhance their market appeal, such as vaulted ceilings, fireplaces, dishwashers, disposals, washer/dryer connections, ice-makers, patios and decks. Recreational facilities include swimming pools, fitness facilities, playgrounds, picnic areas and tennis and racquetball courts. In many Communities, the Operating Partnership makes amenities and services available to residents, such as aerobic classes, resident social events, dry cleaning pick up and delivery, and the use of fax, computer and copy equipment. In-depth market research, including periodic focus groups with residents and feedback from on-site management personnel, is used to refine and enhance management services and community design.

     DEVELOPMENT COMMUNITIES. The Development Communities have been designed to generally resemble the Current Communities developed by the Operating Partnership and to offer similar amenities. The Development Communities and the recently completed Current Communities reflect the Operating Partnership's continuing research of consumer preferences for upscale multifamily rental housing and incorporate and emphasize garage parking, increased privacy, high quality interiors and private telephone and television systems.

     UNDEVELOPED SITES. The Operating Partnership owns four Undeveloped Sites and intends to develop multifamily communities at those sites in the future:

                                     Metropolitan            Estimated Number
Undeveloped Site                         Area               of Apartment Homes
----------------                         ----               ------------------

Gables Green Oaks II                Dallas, TX                   250
Gables Quail Ridge II               Memphis, TN                  148
Gables Colonnade II                 San Antonio, TX              250
Gables New Territory I              Houston, TX                  256
                                                                 ---
                                                                 904
                                                                 ===
     DEVELOPMENT RIGHTS. The Operating Partnership currently has six Development Rights which are located in four cities:

                                     Metropolitan            Estimated Number
Development  Right                       Area               of Apartment Homes
-----------  -----                       ----               ------------------

Gables New Territory II             Houston, TX                  240 (a)
Gables at Little  Lake  Bryan II    Orlando, FL                  246 (a)
Gables at Little  Lake  Bryan III   Orlando, FL                  230 (a)
Gables at Little  Lake  Bryan IV    Orlando, FL                  207 (a)
Gables Sugarloaf II                 Atlanta, GA                  719 (a)
Gables at the Galleria              Dallas, TX                   225
                                                               -----
                                                               1,867
                                                               =====

     (a) The Operating Partnership has these land parcels under options with various termination dates.

     ACQUISITION RIGHTS. The Operating Partnership currently has Acquisition Rights with respect to the following two existing multifamily apartment communities:

                               Metropolitan                  Number
Acquisition  Right                 Area                of Apartment Homes
-----------  -----                 ----                ------------------

Briarcliff North               Atlanta, GA                    82
Gables Wood Mill               Atlanta, GA                   438 (a)
                                                             ---
                                                             520
                                                             ===

(a) The apartment community associated with this Acquisition Right was acquired in May, 1997.

     The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections contained in the tables above under the captions "Undeveloped Sites", "Development Rights" and "Acquisition Rights" are forward-looking statements. These forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected in the forward-looking statements. Risks associated with the Operating Partnership's development, construction and acquisition activities, which could impact the forward-looking statements made, include: development and acquisition opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; construction may not be completed on schedule, resulting in increased debt service and construction costs.

                                    PAGE-32

     Development of the Undeveloped Sites and the Development Rights is subject to permits and other governmental approvals, as well as ongoing business review by the Operating Partnership. There can be no assurance that the Operating Partnership will decide or be able to develop the Undeveloped Sites, to complete development of all or any of the communities subject to the Development Rights, or to complete the number of apartment homes shown above.

                                    PAGE-33


Completed Communities in Lease-up and Development Communities at March 31, 1997
-------------------------------------------------------------------------------

Gables' current developments and lease-up activities for communities that had not reached stabilized occupancy as of March 31, 1997 are summarized below:

                          Actual /                                              Actual /      Actual /      Actual /
                        Estimated     Total                                    Estimated     Estimated     Estimated     Estimated
                        Number of   Budgeted     Percent                        Quarter     Quarter of      Quarter      Quarter of
                        Apartment     Cost     Construction  Percent  Percent Construction    Initial    Construction    Stabilized
Community                 Homes    (millions)    Complete     Leased  Occupied Commenced     Occupancy      Ended        Occupancy
---------                 -----    ----------    --------     ------  -------- ---------     ---------      -----        ---------
                                      (A)                                                                                    (B)
Completed Communities In Lease-Up
---------------------------------
ATLANTA, GA
Gables Over Peachtree     263       $20.4         100%          84%     83%     1 Q 1995        N/A        2 Q 1996        2 Q 1997

DALLAS, TX
Gables Green Oaks I       300        16.5         100%          91%     86%     1 Q 1995    1 Q 1996       3 Q 1996        2 Q 1997

MEMPHIS, TN
Gables Quail Ridge        238        17.0         100%          82%     70%     1 Q 1995    2 Q 1996       1 Q 1997        3 Q 1997
Gables Germantown         252        19.6         100%          85%     80%     1 Q 1995    2 Q 1996       1 Q 1997        2 Q 1997
                       ------------------
  Totals                1,053     $  73.5
                       ------------------

Development Communities
-----------------------

ATLANTA, GA
Gables Vinings            315       $24.7          78%          18%      5%     2 Q 1996    1 Q 1997       4 Q 1997        4 Q 1997
Roswell Gables II         284        21.7          53%          ---     ---     2 Q 1996    2 Q 1997       1 Q 1998        1 Q 1998
Gables at Sugarloaf       386        28.6          ---          ---     ---     2 Q 1997    1 Q 1998       1 Q 1999        2 Q 1999

AUSTIN, TX
Gables Central Park       273        20.6          88%          31%     13%     2 Q 1996    1 Q 1997       3 Q 1997        4 Q 1997
Gables Bluffstone         256        19.9           8%          ---     ---     1 Q 1997    4 Q 1997       3 Q 1998        4 Q 1998

ORLANDO, FL
Gables at Little Lake
     Bryan I              280        21.7         ---           ---     ---     2 Q 1997    1 Q 1998       4 Q 1998        1 Q 1999
Gables Celebration        231        21.3         ---           ---     ---     3 Q 1997    1 Q 1998       4 Q 1998        4 Q 1998
                     --------------------
  Totals                2,025      $158.5
                     --------------------

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the table above are forward-looking statements. These forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected in such statements. Risks associated with Gables' development, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; and construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs.


     (A) Total Budgeted Cost includes all capitalized costs incurred and projected to be incurred to develop the respective community presented in accordance with generally accepted accounting principles, including land acquisition costs, construction costs, real estate taxes, interest and loan fees, permits, professional fees, allocated development overhead, and other regulatory fees.

     (B) Stabilized occupancy is defined as the earlier to occur of (i) 93% physical occupancy or (ii) one year after completion of construction.

                                    PAGE-34


                                   COMMUNITY FEATURES AS OF 3/31/97
                                   --------------------------------
                                                                                                             Scheduled Rent
                               No. of    Approximate             Year                Average                  @ 3/31/97 Per
                              Apartment    Rentable     Total Constructed/    Year   Unit Size  Occupancy    ----------------
Current Communities (A)         Homes    Sq. Ft. (B)  Acreage  Renovated   Acquired (Sq. Ft.)   3/31/97     Unit     Sq. Ft.
-----------------------         -----    -----------  -------  ---------   -------- ---------   -------     ----     -------
HOUSTON, TX
Baybrook Village                 776      620,428      26.4      1981       1990      800        93%       $543       $0.68
Gables Bradford Place            372      320,322      13.3      1991        --       861        95%        680        0.79
Gables Bradford Pointe           360      276,417      13.5      1990        --       768        93%        597        0.78
Gables CityPlaza                 246      217,374       7.5      1995        --       884        99%        834        0.94
Gables Cityscape                 252      214,824       6.8      1991        --       852        97%        842        0.99
Gables CityWalk/Waterford Square 317      255,823       8.7      1990/85     --/1992  807        98%        833        1.03
Gables Edgewater                 292      257,339      12.2      1990        --       881        96%        778        0.88
Gables Meyer Park                345      297,054      11.0      1993        --       861        97%        833        0.97
Gables Piney Point               246      227,880       7.5      1994        --       926        95%        869        0.94
Gables Pin Oak Green             582      593,478      14.4      1990       1996    1,020        96%        940        0.92
Gables Pin Oak Park              477      486,308      11.9      1992       1996    1,020        96%        945        0.93
Gables River Oaks                228      277,908       5.7      1993       1996    1,219        90%      1,293        1.06
Metropolitan Uptown (C)          318      290,141       8.9      1995        --       912        97%        936        1.03
Rivercrest                       140      118,020       5.1      1982       1987      843        97%        691        0.82
Westhollow Park                  412      370,640      18.3      1978-79    1990      900        96%        576        0.64
                             -------    ---------   -------                       -------    -------    -------     -------
Totals/ Weighted Averages      5,363    4,823,956     171.2                           899        95%       $787       $0.87
                             =======    =========   =======                       =======    =======    =======     =======
ATLANTA, GA
Briarcliff Gables                104      128,976       5.2      1995        --     1,240        95%      1,060        0.85
Buckhead Gables                  162      122,548       3.5      1994 (D)   1994      756        97%        773        1.02
Dunwoody Gables                  311      290,396      10.4      1995        --       934        95%        746        0.80
Gables Cinnamon Ridge            200      192,016      14.5      1980       1994      960        98%        624        0.65
Gables Cityscape                 192      159,360       5.5      1989       1994      830        95%        806        0.97
Gables Over Peachtree            263      239,814 (E)   1.4      1996 (D)   1995      912        -- (F)     982        1.08
Gables Wood Arbor                140      127,540       9.9      1987        --       911        95%        674        0.74
Gables Wood Crossing             268      257,012      22.3      1985-86     --       959        98%        694        0.72
Gables Wood Glen                 380      377,340      23.8      1983        --       993        97%        645        0.65
Gables Wood Knoll                312      311,064      19.6      1984        --       997        96%        678        0.68
Lakes at Indian Creek            603      552,384      49.8      1969-72    1993      916        95%        560        0.61
Roswell Gables I                 384      417,288      28.3      1995        --     1,087        97%        840        0.77
Spalding Gables                  252      249,333      11.2      1995        --       989        96%        839        0.85
Wildwood Gables                  546      619,710      37.9      1992-93(D) 1991    1,135        97%        805        0.71
                             -------    ---------   -------                       -------    -------    -------     -------
Totals/ Weighted Averages      4,117    4,044,781     243.3                           982        96%       $742       $0.76
                             =======    =========   =======                       =======    =======    =======     =======

DALLAS, TX
Arborstone                       536      383,360      24.5      1985       1993      715        96%        465        0.65
Gables Green Oaks I              300      286,740      12.8      1996        --       956        --  (F)    805        0.84
Gables at Pearl Street           108      117,688       3.6      1995        --     1,090        97%      1,268        1.16
Gables CityPlace                 232      244,056       7.1      1995       1997    1,052        99%      1,224        1.16
Gables Preston                   126      138,107      10.6      1995        --     1,096        94%      1,029        0.94
Gables Spring Park               188      198,178      12.3      1996        --     1,054        98%        921        0.87
Gables Turtle Creek              150      150,930       3.1      1995       1996    1,006        98%      1,243        1.24
Gables Valley Ranch              319      325,534      14.8      1994        --     1,020        98%        890        0.87
                             -------    ---------   -------                       -------    -------   --------     -------
Totals/ Weighted Averages      1,959    1,844,593      88.8                           942        97%       $860       $0.91
                             =======    =========   =======                       =======    =======   ========     =======

MEMPHIS, TN
Arbors of Harbortown (C)        345       341,258      15.0      1991        --       989        95%        737        0.75
Gables Cordova                  464       434,461      32.2      1986        --       936        95%        646        0.69
Gables Germantown               252       293,012      30.5      1997        --     1,163        -- (F)     871        0.75
Gables Quail Ridge              238       283,848      20.3      1997        --     1,193        -- (F)     758        0.64
Gables Stonebridge              500       439,646      34.0      1993-96    1996      879        94%        634        0.72
                            -------      --------   -------                       -------    -------    -------     -------
Totals/ Weighted Averages     1,799     1,792,225     132.0                           996        95%       $706       $0.71
                            =======     =========   =======                       =======    =======    =======     =======
NASHVILLE, TN
Brentwood Gables                254      287,594       14.5      1996        --     1,132        98%        862        0.76
Gables Hendersonville           364      342,982       21.0      1991        --       942        99%        628        0.67
Gables Hickory Hollow I         272      247,322       19.0      1988        --       909        98%        632        0.70
Gables Hickory Hollow II        276      259,704       18.0      1987        --       941        98%        632        0.67
                            -------     --------    -------                       -------   --------   --------   ---------
Totals/ Weighted Averages     1,166    1,137,602       72.5                           976        98%       $681       $0.70
                            =======    =========    =======                       =======   ========   ========   =========

SAN ANTONIO, TX
Gables Colonnade I             312       284,196       12.0      1995        --       911        96%        786        0.86
Gables Wall Street             232       220,180       16.2      1996        --       949        92%        789        0.83
                           -------       -------    -------                       -------   --------   --------    --------
Totals/ Weighted Averages      544       504,376       28.2                           927        94%       $787       $0.85
                           =======       =======    =======                       =======   ========   ========    ========

AUSTIN, TX
Gables Great Hills             276       228,930       23.7      1993        --       829        95%        768        0.93
Gables Town Lake               256       239,264       12.0      1996        --       935        99%      1,027        1.10
                           -------       -------    -------                       -------    -------    -------    --------
Totals/ Weighted Averages      532       468,194       35.7                           880        97%       $893       $1.01
                           =======       =======    =======                       =======    =======    =======    ========

Grand Totals/
  Weighted Averages         15,480    14,615,727      771.7                           944        96%       $771       $0.82
                           =======    ==========    =======                       =======    =======    =======    ========

                                    PAGE-35



                                   COMMUNITY FEATURES AS OF 3/31/97


                              Number of   Approximate              Year        Average
                              Apartment     Rentable     Total  Constructed/  Unit Size
Development Communities (A)     Homes      Sq. Ft. (B)  Acreage  Renovated    (Sq. Ft.)
---------------------------     -----      -----------  -------  ---------    ---------
ATLANTA, GA
Gables Vinings                   315       336,735       15.2    1996-97       1,069
Roswell Gables II                284       334,268       28.3    1996-98       1,177
Gables at Sugarloaf              386       424,166       29.7    1997-99       1,099
                                 ---     ---------    -------                -------
Totals/Weighted Averages         985     1,095,169       73.2                  1,112
                                 ===     =========    =======                =======

AUSTIN, TX
Gables Central Park              273       257,043        6.9    1996-97         942
Gables Bluffstone                256       251,904       32.7    1997-98         984
                                 ---       -------       ----                -------
Totals/Weighted Averages         529       508,947       39.6                    962
                                 ===       =======       ====                =======

ORLANDO, FL
Gables at Little Lake
     Bryan I                     280       289,436       19.3    1997-98       1,034
Gables Celebration               231       260,486        8.8    1997-98       1,128
                                 ---       -------       ----                  -----
Totals/Weighted Averages         511       549,922       28.1                  1,076
                                 ===       =======       ====                  =====
Grand Totals/
Weighted Averages              2,025     2,154,038      140.9                  1,064
                               =====     =========      =====                  =====

(A) Except as noted in footnote (C) hereof, Gables holds fee simple title to each of the Communities.

(B) In the Atlanta and Tennessee markets, rentable area is measured including any patio or balcony. In the Texas markets, rentable area is measured using only the heated area. In the Florida market, rentable area is measured using only the air conditioned area.

(C)  Gables holds an indirect 25% general partner interest in these communities.

(D)  Year renovated;  these communities were originally  constructed as follows:
     Buckhead  Gables:  1964;  Club  Candlewood:  1969;  Gables Over  Peachtree:
     1969-1970; and Wildwood Gables: 1972.

(E) This rentable area is exclusive of approximately 18,000 square feet of rentable commercial space.

(F) These communities are in the lease-up stage. As of March 31, 1997, occupancy was as follows: Gables Over Peachtree: 83%; Gables Green Oaks I:
     86%; Gables Germantown: 80%; and Gables Quail Ridge: 70%.

                                    PAGE-36

Mortgage Debt Summary as of March 31, 1997 (Dollars in Thousands)

                                                                             Projected
                                                                  Projected    Annual
                                                Principal         Principal   Interest   Scheduled Principal Payments at Maturity
                      Interest     Maturity      Balance        Amortization  Payment                                         There-
Property Collateral     Rate        Date (1)    3/31/97 (2)         1997       1997     1997   1998   1999    2000    2001    after
-------------------     ----        --------    -----------         ----       ----     ----   ----   ----    ----    ----    -----
Conventional Fixed Rate

TIAA Properties (3):

  Spalding Gables       8.10%        12/31/02     $14,054       $  ---  (4)   $1,138   $---   $---   $---    $---    $---    $13,387

  Roswell Gables        8.10%        12/31/02      20,743          ---  (4)    1,680    ---    ---    ---     ---     ---     19,759

  Dunwoody Gables       8.10%        12/31/02      15,920          ---  (4)    1,290    ---    ---    ---     ---     ---     15,164

  Gables Great Hills    8.10%        12/31/02      12,830          ---  (4)    1,039    ---    ---    ---     ---     ---     12,221

  Gables Wall Street    8.10%        12/31/02      10,457          ---  (4)      847    ---    ---    ---     ---     ---      9,961

  Town Lake Gables      8.10%        12/31/02      12,342          ---  (4)    1,000    ---    ---    ---     ---     ---     11,756

  Gables Meyer Park     8.36%        12/31/07      16,200          ---  (4)    1,354    ---    ---    ---     ---     ---     14,338

  Brentwood Gables      8.49%        12/31/07      13,481          ---  (4)    1,144    ---    ---    ---     ---     ---     11,978
                                                ---------       ------       -------  -----  -----  -----   -----   -----    -------
Total TIAA Properties                             116,027          ---         9,492      0      0      0       0       0    108,564


Gables Cityscape        7.13%        02/10/04       9,187          115           653    ---    ---    ---    ---      ---      8,191

Gables Citywalk/
     Waterford Sq.      7.13%        02/10/04      11,638          146           827    ---    ---    ---    ---      ---     10,377

Gables Stonebridge      7.50%        05/01/03      19,605          246         1,465    ---    ---    ---    ---      ---     17,746

Unencumbered Pool  (5)  6.60% (5)    11/22/01      40,000          ---         2,640    ---    ---    ---    ---   40,000      ---

NWML Properties (6)     8.77%        12/01/09      52,835          615         4,622    ---    ---    ---    ---      ---     38,940

Other                   6.10%        10/01/16       2,574           75           157    ---    ---    ---    ---      ---      ---
                                                 --------       ------       -------  -----  -----  -----  -----    -----    -------
Subtotal                                          251,866        1,197        19,856      0      0      0      0   40,000    183,818
                                                 --------       ------       -------  -----  -----  -----  -----    -----    -------

Tax-Exempt Fixed Rate
---------------------

Providian Properties(7) 6.38%        08/01/04      48,365          538(8)      3,083    ---    ---    ---    ---      ---     48,365

Lakes at Indian Creek   7.03%(9)     01/31/25      11,785          155           818    ---    ---    ---    ---      ---       ---
                                                ---------      -------       -------  -----  -----  -----  -----   ------   --------
Subtotal                                           60,150          693         3,901      0      0      0      0        0     48,365
                                                ---------      -------       -------  -----  -----  -----  -----   ------   --------

Tax-Exempt Floating Rate
------------------------

Gables Wood Crossing     (10)        03/18/00(11)  11,650         ---            466   ---    ---    ---  11,650     ---        ---

Gables Wood Arbor        (10)        03/18/00(11)   7,130         ---            285   ---    ---    ---   7,130     ---        ---

Gables Hickory Hollow I  (10)        03/18/00(11)  12,750         ---            510   ---    ---    ---  12,750     ---        ---

Gables Hickory Hollow II (10)        03/18/00(11)  13,400         ---            536   ---    ---    ---  13,400     ---        ---
                                                  -------     -------        ------- -----  -----  -----  ------   -----      -----
Subtotal                                           44,930           0          1,797     0      0      0  44,930       0          0






Credit Facilities
-----------------

Unencumbered Pool(12)  LIBOR+1.50%   03/22/00(13) 37,000(14)     ---         Varies    ---    ---   ---   37,000     ---        ---

Unsecured              LIBOR+1.50%   10/09/97(15)  8,667(14)     ---         Varies  8,667    ---   ---      ---     ---        ---
                                                  ------     -------       --------  -----  -----  ----   ------   -----     ------
Subtotal                                          45,667           0         Varies  8,667      0     0   37,000       0          0
                                                  ------     -------       --------  -----  -----  ----   ------   -----     ------

Total Indebtedness (16)                         $402,613      $1,890        $25,554 $8,667     $0    $0  $81,930 $40,000   $232,183
                                               =========     =======       ======== ======  =====  ====   ======  ======   ========

                                    PAGE-37

     (1) All of the mortgages can be prepaid at any time without penalty or premium, except for the mortgages encumbering the Providian Properties, Lakes at Indian Creek, Gables Cityscape, Gables CityWalk/ Waterford Square, the TIAA Properties and Gables Stonebridge.
     (2) All of the debt is recourse to Gables in whole or in part except for the mortgages encumbering Gables Cityscape, Gables CityWalk/Waterford Square and Gables Stonebridge.
     (3) These loans represent the eight loans that funded in December, 1995, June, 1996 and December, 1996, as applicable, under the Teachers Insurance and Annuity Association ("TIAA") financing commitment. The $14.7 million balance of the original commitment has been terminated. At the option of Gables, these loans become unsecured upon the attainment of a BBB or equivalent rating by Gables.
     (4) Principal amortization based on a 30-year schedule begins in January, 1998.
     (5) This $40 million term loan bore interest at LIBOR plus 1.25% through April, 1997 and was effectively fixed at an all-in rate of 6.60% after application of $40 million of the $44.53 million interest rate swap and cap agreements described elsewhere herein. The loan currently bears interest at LIBOR plus 1.10% and thus is effectively fixed at an all-in rate of 6.45%. At March 31, 1997, the unencumbered pool was comprised of two properties that had escrowed mortgages. Subsequent to March 31, 1997, these escrowed mortgages were released in connection with the attainment of the Credit Ratings.
     (6) The NWML Properties (Wildwood Gables, Gables Valley Ranch and Gables Piney Point) together secure the $53 million mortgage loan from Northwestern Mutual Life Insurance Co.
     (7) The Providian Properties together secure the $48.4 million mortgage loan from Providian Corporation and are comprised of three properties induced for tax-exempt bond financing (Gables Wood Glen, Gables Wood Knoll and Gables Cordova) and three additional properties (Gables Bradford Pointe, Gables Hendersonville and Rivercrest).
     (8) Principal amortization payments are retained in an escrow account and are not applied to reduce the outstanding principal balance of the loan. Interest earned on the escrow account accrues to the benefit of Gables.
     (9) The interest rate does not include credit enhancement fees of 0.60% per annum, which fees were prepaid in January, 1995 for a period of ten years. In addition, certain of the bond documents require the payment of certain other customary fees ranging up to approximately 0.25% per annum.
     (10) These bonds bear interest at a variable rate of interest, adjusted weekly based upon a negotiated rate. The payment schedules reflect a 4% rate which represents Gables' budgeted rate for 1997. The average rate experienced for 1996 and 1995 were 3.5% and 3.9%, respectively. The interest rates do not include the payment of credit enhancement fees which are currently 1.0% per annum. In addition, certain of the bond documents require the payment of certain other customary fees ranging up to approximately 0.25% per annum.
     (11) The  maturity  date  noted   represents  the  date  on  which  credit
enhancement for the bonds expires. The stated maturity date for the loans range from December, 2007 to August, 2024.
     (12) At March 31, 1997, the unencumbered pool was comprised of 15 properties and two parcels of land that had escrowed mortgages. Subsequent to March 31, 1997, these escrowed mortgages were released in connection with the attainment of the Credit Ratings.
     (13) Gables has two remaining one-year extension options.
     (14) Debt service will be variable based on the principal balance which will be outstanding under the Credit Facilities. Borrowings under the Credit Facilities bore interest at LIBOR plus 1.50% through April, 1997 and currently bear interest at LIBOR plus 1.10%.
     (15) Gables has unlimited one-year extension options.
     (16) Excludes $16.4 million of tax-exempt bonds and $17.0 million of conventional indebtedness related to joint ventures in which Gables has an indirect 25% general partner interest.

---------------------------------------------------
     The Arbors of Harbortown apartment community secures a $16.4 million tax-exempt bond obligation, which is recourse to the Operating Partnership up to $1.0 million (this amount is fully cash-collateralized and is held by the Arbors of Harbortown JV), bears interest at a variable low-floater rate, has a maturity date of April, 2013, and is payable in monthly installments of interest only. The credit enhancement for the bond obligation expires in May, 2001. The Metropolitan Uptown apartment community secures a conventional variable-rate loan with $17.0 million outstanding at March 31, 1997, 25% of which has been guaranteed by the Operating Partnership. The loan has a maturity date of June 30, 2000 and currently bears interest at a rate of 7.2% which has been locked in for a three year period expiring July, 1998.

                                    PAGE-38

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
-------  --------------------------------------------------------------

     The following table sets forth the beneficial ownership of Units for (i) Trustees, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "Named Executive Officers"), (ii) the Trustees and Named Executive Officers of the Company as a group and (iii) each limited partner of the Operating Partnership that the Operating Partnership believes holds more than a 5% beneficial interest in the Operating Partnership. The information in the following table was provided by the unitholders listed and reflects their beneficial ownership known by the Operating Partnership and the Company on March 31, 1997.
                                       Number
                                      of Units
Name and Business Address           Beneficially              Percent of
  of Beneficial Owners                 Owned                  All Units
  --------------------                 -----                  ---------

TRUSTEES AND EXECUTIVE OFFICERS

Marcus E. Bromley ...........         155,009                    *
John T. Rippel ..............         247,414                 1.08%
William M. Hammond...........          65,112                    *
C. Jordan Clark .............         105,165                    *
Marvin R. Banks, Jr..........          42,667                    *
David M. Holland ............           ---                    ---
Peter D. Linneman ...........           ---                    ---
Lauralee E. Martin ..........           ---                    ---
John W. McIntyre ............           ---                    ---
         2859 Paces Ferry Road
         Overlook III, Suite 1450
         Atlanta,  Georgia  30339
All trustees and executive officers
     as a group (9 persons)..         615,367                 2.68%

5% HOLDERS

Gables Residential Trust           19,399,147                84.61%
         2859 Paces Ferry Road
         Overlook III, Suite 1450
         Atlanta,  Georgia  30339
___________________________

*        Less than  one percent

ITEM 5.  TRUSTEES AND EXECUTIVE OFFICERS
-------  -------------------------------

     Through GGPI, a wholly-owned subsidiary of the Company and the sole general partner of the Operating Partnership, the Company controls the Operating Partnership. The board of directors of GGPI, the members of which are the same as the members of the Board of Trustees of the Company, manages the affairs of the Operating Partnership by directing the affairs of the general partner of the Operating Partnership. The Operating Partnership has no directors, trustees, or executive officers. Consequently, this Item 5 reflects information with respect to the trustees and executive officers of the Company.

Trustees
--------
     MARCUS E. BROMLEY. Mr. Bromley is the Chairman of the Board of Trustees and Chief Executive Officer and has been since the Company's IPO. Mr. Bromley also served as President of the Company from the time of the Company's IPO until December, 1995, when Mr. Rippel was named President and Chief Operating Officer

                                    PAGE-39

of the Company. Mr. Bromley joined the Company's Predecessor in 1982 and was responsible for overseeing the development and lease-up of multifamily properties in the Southeastern United States. Prior to joining the Company's Predecessor, Mr. Bromley was chief financial officer for a large engineering firm from 1976 to 1982, and assistant treasurer for the Amelia Island Company from 1973 to 1976. Mr. Bromley received his master of business administration degree from the University of North Carolina at Chapel Hill. He earned a bachelor's degree in economics from Washington and Lee University. Mr. Bromley is a former president of the Atlanta Apartment Association and currently serves on its board of directors, as well as the board of the National Multi-Housing Council. Mr. Bromley also serves on the Board of Advisors for The School of Commerce, Economics and Politics at Washington and Lee University, and the Development Committee of The Westminster Schools. He is 47 years old.

     JOHN T. RIPPEL. Mr. Rippel is a trustee, President and Chief Operating Officer of the Company. Prior to becoming President and Chief Operating Officer in December, 1995, Mr. Rippel served as Senior Vice President, responsible for the development and acquisition of multifamily properties in Houston, San Antonio and Austin. Mr. Rippel joined the Company's Predecessor in 1982 as the chief financial officer for the Predecessor's start-up operation in Houston and later led the expansion of the organization into the southwestern United States. Prior to joining the Company's Predecessor, Mr. Rippel was a CPA with Kenneth Leventhal Company, a national public accounting firm recognized for its expertise in the real estate industry. Mr. Rippel is a graduate of The
University of Texas at Austin where he received a bachelor's degree in accounting. He is 42 years old.

     DAVID M. HOLLAND. Mr. Holland is a trustee of the Company. Mr. Holland is the assistant to the chairman of the board of DSC Communications Corporation, a communications equipment company listed on the New York Stock Exchange, and formerly served as Senior Vice President, Sales, Marketing & Service, as well as Corporate Planning and Development. Prior to joining DSC Communications Corporation, Mr. Holland held various positions, including executive vice president and chief marketing officer at Sprint Communication Company, and executive positions at Datapoint Corporation and Xerox Corporation. Mr. Holland received his bachelor's degree in business from Michigan State University. He is 60 years old.

     PETER D. LINNEMAN. Dr. Linneman is a trustee of the Company. Dr. Linneman is the Albert Sussman professor of finance, real estate and public policy at The Wharton School of Business at the University of Pennsylvania. Dr. Linneman also serves as the Director of the Wharton Real Estate Center and Chairman of the Real Estate Department. He has written extensively in the fields of real estate, finance and economics. Dr. Linneman is an Urban Land Institute Research Fellow, as well as a member of NAREIT. He is a member of the boards of directors of both Kranzco Realty Trust and Universal Health Realty Trust, which are New York Stock Exchange listed real estate investment trusts. He was also chairman of the board of Rockefeller Center Properties, Inc. A graduate of Ashland University, Dr. Linneman received both his master's and Ph.D. degrees in economics from the University of Chicago. He is 46 years old.

     LAURALEE E. MARTIN. Ms. Martin is a trustee of the Company. Ms. Martin is Chief Financial Officer of Heller Financial Inc., an international commercial finance company. Ms. Martin oversees the treasury operations, tax, information technology and controllership functions. In addition, Ms. Martin serves on the Heller International Corporation board of directors and reports directly to the chairman. Prior to joining Heller Financial, Inc., she held various positions at General Electric Credit Corporation, including president, General Electric Mortgage, and manager of Construction Lending Operations. Ms. Martin received her master of business administration from the University of Connecticut and her bachelor's degree from Oregon State University. She is 46 years old.

     JOHN W. MCINTYRE. Mr. McIntyre is a trustee of the Company. Mr. McIntyre is former vice chairman of the board of directors of Citizens and Southern
Corporation, a bank holding company, and former chairman of the board of directors and CEO of Citizens and Southern Georgia Corporation and Citizens and Southern National Bank. Mr. McIntyre is a director or trustee of a number of organizations, including the Global Health Science Fund, the Invesco Mutual Funds and affiliated entities, the Golden Poultry Company and the Kaiser Foundation Health Plan of Georgia. Mr. McIntyre received his bachelor's degree in business administration from Emory University School of Business, and attended the Business Executive Management Program at Stanford University Graduate School of Business. He is 66 years old.

                                    PAGE-40

Executive Officers Who Are Not Trustees
---------------------------------------

     WILLIAM M. HAMMOND. Mr. Hammond is a Senior Vice President in charge of the Company's property operations. Mr. Hammond joined the Company's Predecessor in 1988 and was responsible for running one of the Predecessor's largest management divisions. Prior to joining the Company's Predecessor, Mr. Hammond was an assistant vice president and asset manager for CIGNA Real Estate Investments. Before joining CIGNA, he served as vice president for a national real estate company, where he directed the residential management activities in the eastern United States. Mr. Hammond is a graduate of Michigan State University where he received a bachelor's degree in science. A former president of the Northern Virginia Apartment Association, Mr. Hammond has also served on the board of directors for the Apartment Association of Greater Dallas. He is 41 years old.

     C. JORDAN CLARK. Mr. Clark is a Senior Vice President in charge of the Company's development and acquisition efforts in the Southeast. Mr. Clark joined the Company's Predecessor in 1986 as a development associate. Prior to joining the Company's Predecessor, Mr. Clark was the curator of the 3M art collection in Minnesota. Mr. Clark received his master of business administration degree from the University of North Carolina at Chapel Hill. He also holds a master's degree in art history from the University of Virginia and an undergraduate degree in English from Davidson College. He is 42 years old.

     MARVIN R. BANKS, JR. Mr. Banks is Vice President, Secretary and Chief Financial Officer and has been since the Company's IPO. He is responsible for all corporate financings, financial reporting and all accounting and tax issues. Mr. Banks joined the Company's Predecessor in 1987 and since 1990 was the chief financial officer for certain divisions. Prior to joining the Company's Predecessor, he was a CPA with Ernst & Young, where he specialized in the financial services and construction industries. Mr. Banks is a graduate of the University of Texas at Austin with a bachelor's degree in accounting and is a member of the Urban Land Institute. He is 36 years old.

ITEM 6.   EXECUTIVE COMPENSATION
-------   ----------------------

     Through GGPI, a wholly-owned subsidiary of the Company and the sole general partner of the Operating Partnership, the Company controls the Operating Partnership. The board of directors of GGPI, the members of which are the same as the members of the Board of Trustees of the Company (the "Trustees"), manages the affairs of the Operating Partnership by directing the affairs of the general partner of the Operating Partnership. The Operating Partnership has no directors, trustees or executive officers and pays no compensation. Consequently, the information provided in this Item 6 reflects compensation paid to the Trustees and executive officers of the Company.

     TRUSTEES. Trustees of the Company who are also employees receive no additional compensation for their services as trustees. During 1996, the Independent Trustees each received for their service as trustees (i) an annual trustee's fee of $16,000 and (ii) $1,000 per day for personal attendance at any meetings of the full Board of Trustees. During 1997, each Independent Trustee will receive for his or her service as a trustee (i) a quarterly trustee's fee of $4,600; (ii) $1,200 per day for personal attendance at any meetings of the full Board of Trustees; and (iii) $500 per day for personal attendance at any committee meetings held on days on which no meetings of the full Board of Trustees are held. Independent Trustees may elect to waive part or all of such fees in exchange for Common Share grants under the Second Amended and Restated 1994 Share Option Plan, as amended (the "1994 Share Option Plan"), and each Independent Trustee has elected that after May 11, 1997 he or she shall receive 50% of such fees in the form of Common Share Grants.

     Under the 1994 Share Option Plan, following each annual meeting of shareholders, each of the Company's Independent Trustees automatically receives an option to purchase 5,000 Common Shares at the market price of the Common Shares on the date of grant. Pursuant to this provision, following the 1996 Annual Meeting, each Independent Trustee was granted an option to purchase 5,000 Common Shares at $23.00 per share. All options granted to Independent Trustees vest one year after the date of grant.

     EXECUTIVE OFFICERS. The following table sets forth the compensation awarded to each of the six most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during each of the fiscal years ended December 31, 1996, 1995 and 1994.

                                    PAGE-41

Summary Compensation Table
--------------------------

                                                                            Long-Term
                                               Annual                     Compensation
                                            Compensation                     Awards
                                            ------------          -----------------------
                                                                   Restricted                 All Other
                                          Salary      Bonus       Share Awards    Options    Compensation  (1)
Name and Principal Position  Year           ($)        ($)            ($)           (#)          ($)
---------------------------  ----           ---        ---            ---           ---          ---
Marcus E. Bromley........... 1996        $ 180,000    $188,500 (2) $207,000 (3)        0       $6,585
   Chairman of the Board     1995          160,000     115,000 (4)        0       20,000        6,303
   of Trustees and Chief     1994          140,000 (5) 100,000 (4)        0       47,000        4,954
   Executive Officer

John T. Rippel.............. 1996          160,000     160,388 (6)  170,775 (7)        0        6,068
   President and Chief       1995          145,000     102,000 (4)        0       15,000        6,225
   Operating Officer         1994          126,000 (5)  85,000 (4)        0       47,000        4,882

William M. Hammond ......... 1996          152,000      88,988 (8)   87,975 (9)        0        2,721
   Senior Vice President     1995          145,000      92,000 (4)        0       10,000        4,225
                             1994          116,667 (5)  65,000 (4)        0       47,000        3,938

C. Jordan Clark ............ 1996          152,000     137,625 (10) 155,250 (11)       0        4,750
   Senior Vice President     1995          145,000     103,000 (4)        0       15,000        4,539
                             1994          102,667 (5)  80,000 (4)        0       32,900        3,096

Marvin R. Banks, Jr. ....... 1996          152,000     137,625 (12) 155,250 (13)       0        7,360
   Chief Financial Officer   1995          145,000      97,000 (4)        0       15,000        7,188
                             1994          112,000 (5)  85,000 (4)        0       28,200        3,762

 Perry M. Parrott, Jr (14).. 1996          152,000           0            0            0      284,414 (15)
   Senior Vice President     1995          145,000      91,000 (4)        0       15,000        8,743
                             1994          126,000 (5)  75,000 (4)        0       47,000        6,818

(1) 1996 amounts include the Company's matching contribution under its 401 (k) plan ($4,750 for Mr. Bromley, $3,193 for Mr. Rippel, $1,586 for Mr.
     Hammond, $4,750 for Mr. Clark, $4,750 for Mr. Banks and $3,169 for Mr. Parrott) and the Company's cost of life insurance for 1996 ($1,835 for Mr. Bromley, $2,875 for Mr. Rippel, $1,135 for Mr. Hammond, $0 for Mr. Clark, $2,610 for Mr. Banks and $6,245 for Mr. Parrott).

(2) Amount consists of (i) $85,000 which was paid in cash in 1997 and (ii) 4,000 unrestricted Common Shares ("Unrestricted Shares") awarded on February 21, 1997 under the 1994 Share Option Plan based on a closing price of the Common Shares on the date of grant of $25.875 (the "Share Price").

(3) Consists of 8,000 restricted Common Shares ("Restricted Shares") awarded on February 21, 1997 under the 1994 Share Option Plan based on the $25.875 Share Price. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. Dividends will be paid on these Restricted Shares.

(4) Amounts reflect bonuses in 1995 and 1994, which were paid in cash in 1996 and 1995, respectively.

(5) 1994 amounts reflect actual base salary earned during 1994, beginning with the Company's commencement of operations on January 26, 1994. They are based on the following annual base salary rates: $150,000 for Mr. Bromley; $135,000 for Mr. Rippel; $125,000 for Mr. Hammond; $110,000 for Mr. Clark; $120,000 for Mr. Banks; and $135,000 for Mr. Parrott.

(6) Amount consists of (i) $75,000 which was paid in cash in 1997 and (ii) 3,300 Unrestricted Shares awarded on February 21, 1997 based on the $25.875 Share Price.

                                    PAGE-42

(7) Consists of 6,600 Restricted Shares awarded on February 21, 1997 based on the $25.875 Share Price. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. Dividends will be paid on these Restricted Shares.

(8) Amount consists of (i) $45,000 which was paid in cash in 1997 and (ii) 1,700 Unrestricted Shares awarded on February 21, 1997 based on the $25.875 Share Price.

(9) Consists of 3,400 Restricted Shares awarded on February 21, 1997 based on the $25.875 Share Price. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. Dividends will be paid on these Restricted Shares.

(10) Amount consists of (i) $60,000 which was paid in cash in 1997 and (ii) 3,000 Unrestricted Shares awarded on February 21, 1997 based on the $25.875 Share Price.

(11) Consists of 6,000 Restricted Shares awarded on February 21, 1997 based on the $25.875 Share Price. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. Dividends will be paid on these Restricted Shares.

(12) Amount consists of (i) $60,000 which was paid in cash in 1997 and (ii) 3,000 Unrestricted Shares awarded on February 21, 1997 based on the $25.875 Share Price.

(13) Consists of 6,000 Restricted Shares awarded on February 21, 1997 based on the $25.875 Share Price. These Restricted Shares vest in two equal annual installments beginning on January 1, 1998. Dividends will be paid on these Restricted Shares.

(14) Effective November 11, 1996, Mr. Parrott resigned as Senior Vice President. See "Employment and Severance Agreements."

(15) 1996 amount includes a lump sum severance payment of $275,000 made pursuant to a severance agreement, dated November 11, 1996, by and between the Company and Mr. Parrott. See "Employment and Severance Agreements."

     OPTION GRANTS IN FISCAL YEAR 1996. No options have been or will be granted to executive officers of the Company with respect to the fiscal year ended December 1996.

     OPTION EXERCISES AND YEAR-END HOLDINGS. The following table sets forth the aggregate number of options exercised in 1996 and the value of options held at the end of 1996 by the Company's Chief Executive Officer and five other most highly compensated executive officers.

               Aggregated Option Exercises in Fiscal Year 1996 and
                       Fiscal Year-End 1996 Option Values


                                              Number of
                                             Securities          Value of
                                             Underlying        Unexercised
                                             Unexercised       in-the-money
                                               Options           Options
                                              at Fiscal         at Fiscal
                        Shares               Year-End(#)       Year-End ($)
                      Acquired On   Value    -----------      ------------
                       Exercise   Realized   Exercisable/      Exercisable/
Name                      (#)        ($)    Unexercisable     Unexercisable
----                  -----------  -------  --------------    -------------

Marcus E. Bromley...       0         0       53,667/13,333   363,000/115,000
John T. Rippel......       0         0       52,000/10,000   348,625/ 86,250
William M. Hammond..       0         0       50,333/ 6,667   334,250/ 57,500
C. Jordan Clark.....       0         0       37,900/10,000   256,975/ 86,250
Marvin R. Banks, Jr.       0         0       33,200/10,000   226,425/ 86,250
Perry M. Parrott, Jr.      0         0       52,000/10,000(1)348,625/ 86,250 (1)

                                    PAGE-43

(1) In accordance with a severance agreement, dated November 11, 1996, by and between the Company and Mr. Parrott, all of Mr. Parrott's options became exercisable as of January 26, 1997. See "Employment and Severance Agreements."

Employment and Severance Agreements
-----------------------------------
     The Company has entered into one-year employment agreements (each an "Employment Agreement") with each of Messrs. Bromley, Rippel, Hammond, Clark and Banks (the "Executive Officers") that will continue in effect until January 1, 1998. Pursuant to their Employment Agreements, Mr. Bromley is serving as Chairman of the Board of Trustees and Chief Executive Officer of the Company,
Mr. Rippel is serving as President and Chief Operating Officer of the Company, Mr. Hammond is serving as a Senior Vice President of the Company, Mr. Clark is serving as a Senior Vice President of the Company and Mr. Banks is serving as Chief Financial Officer of the Company. Base salaries for 1996 were as follows:
$180,000 for Mr. Bromley, $160,000 for Mr. Rippel and $152,000 for each of Messrs. Hammond, Clark and Banks. Base salaries for 1997 will remain unchanged. Each Employment Agreement provides for an annual review of base salary. In addition, the Compensation Committee of the Board may provide for additional compensation as a bonus should it determine that such compensation is appropriate in its discretion based on merit, the Company's anticipated financial performance, and other criteria. See "Incentive Compensation Plan" for a more detailed description of bonus compensation. Pursuant to their Employment Agreements, the Company is, in general, required to purchase policies of life insurance for the benefit of each of the Executive Officers in the amount of $1,000,000 per policy. The related annual premium cost of the life insurance policies was $14,700 in total for 1996. The Company maintains a comprehensive medical plan for the benefit of the Executive Officers and that of their immediate families and pays or reimburses each of the Executive Officers for the cost of disability insurance and provides them with a car allowance of approximately $500 per month. Each of the Executive Officers has agreed to devote substantially all of his working time to the business of the Company. Pursuant to their Employment Agreements, the Company has also agreed to indemnify each of the Executive Officers to the full extent permitted by law and subject to the Company's Amended and Restated Declaration of Trust and Second Amended and Restated Bylaws with respect to any actions commenced against such executive officer in his capacity as an officer or trustee or former officer or trustee of the Company, or any affiliate thereof for which he may serve in such capacity, and to advance any expenses incurred by such executive officers and trustees in defending such actions.

     If the employment of an Executive Officer is terminated by the Company during the year (i) without "good reason" (as defined in the relevant Employment Agreement), (ii) within six (6) months following a "change of control" (as defined in the relevant Employment Agreement) or (iii) upon the occurrence of certain other events, the terminated employee will be entitled to receive a severance payment (the "Severance Amount") equal to his base salary and bonus for the preceding year. Upon the termination of the employment of an Executive Officer by reason of death, his estate will be entitled to receive a payment equal to the Severance Amount, except that the amount of such benefit shall be zero if the proceeds of life insurance payable in connection with the Employment Agreement equal or exceed $1,000,000. The Employment Agreements provide that if an Executive Officer is terminated for "good reason" or voluntarily terminates his employment (other than termination which occurs within six (6) months following a "change of control"), no Severance Amount will be payable and such individual will not, without the prior written consent of the Board of Trustees, directly or indirectly compete with the Company with respect to any multifamily apartment residential real estate property development, construction, acquisition or management activities then undertaken or being considered by the Company, or directly or indirectly compete with the Company in any other multifamily apartment residential real estate property within thirty miles of any of the Company's properties, for a period of twelve months following the termination of employment with the Company.

     During 1996, Mr. Parrott resigned as an executive officer and trustee of the Company. Under the terms of a severance agreement dated November 11, 1996 between the Company and Mr. Parrott (the "Severance Agreement"), Mr. Parrott continued as a consultant to the Company through January 26, 1997 (the "Termination Date"), during which period he continued to receive his base salary and benefits. Pursuant to the terms of the Severance Agreement, prior to December 31, 1996, Mr. Parrott received a lump sum payment of $275,000 (less all normal deductions), representing Mr. Parrott's 1996 bonus as well as severance. In addition, all of Mr. Parrott's stock options that had not already vested according to their terms as of the Termination Date immediately became vested as of such date. Pursuant to the Severance Agreement, the Company also released Mr. Parrott from the terms of the non-competition provisions set forth in Mr. Parrott's employment agreement with the Company dated January 26, 1994.

                                    PAGE-44
Additionally, the Company agreed that in the event Mr. Parrott is sued in his capacity as a former trustee of the Company, (i) Mr. Parrott would be entitled to coverage under the Board of Trustees' errors and omissions insurance to the extent applicable and (ii) the Company would indemnify Mr. Parrott for all reasonable expenses incurred and any judgments against him to the extent that the Company, in its discretion, determines that his actions as trustee were proper.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-------  ----------------------------------------------

Not Applicable.

ITEM 8.  LEGAL PROCEEDINGS
-------  -----------------
     Neither the Operating Partnership nor any of the Communities is presently subject to any material litigation or, to the Operating Partnership's knowledge, is any litigation threatened against the Operating Partnership or any of the Communities, other than routine actions for negligence or other claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on the business or financial condition of the Operating Partnership.

ITEM 9.  MARKET PRICE AND DISTRIBUTIONS AND RELATED SECURITY HOLDER MATTERS
-------  ------------------------------------------------------------------

     There is no established public trading market for the Units. As of March 31, 1997, there were 40 holders of record of Units.

     The following table sets forth the quarterly distributions per Unit paid by the Operating Partnership to holders of its Units with respect to each such period.

   Quarter Ended                               Distributions
   -------------                               -------------

March 31, 1995                                         $0.45
June 30, 1995                                           0.45
September 30, 1995                                      0.48
December 31, 1995                                       0.48
March 31, 1996                                          0.48
June 30, 1996                                           0.48
September 30, 1996                                      0.49
December 31, 1996                                       0.49
March 31, 1997                                          0.49

     The Operating Partnership currently intends to make quarterly distributions to holders of its Units. Distributions are declared at the discretion of the board of directors of GGPI, the general partner of the Operating Partnership and a wholly-owned subsidiary of the Company, and will depend on actual funds from operations of the Operating Partnership, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code,and such other factors as the board of directors may deem relevant. The board of directors may modify the Operating Partnership's distribution policy from time to time.

     Certain of the Operating Partnership's loan agreements contain customary representations, covenants and events of default, including covenants which restrict the ability of the Operating Partnership to make distributions in excess of stated amounts. In general, during any fiscal year the Operating Partnership may only distribute up to 95% of the Operating Partnership's consolidated income available for distribution (as defined in the related agreement) exclusive of distributions of capital gains for such year. The applicable loan agreements contain exceptions to these limitations to allow the Operating Partnership to make any distributions necessary to allow the Company to maintain its status as a REIT. The Operationg Partnership does not anticipate that this provision will adversely effect the ability of the Operating Partnership to make distributions, as currently anticipated.

                                    PAGE-45

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES
--------  ---------------------------------------

     During the past three years, the Operating Partnership has issued Units in private placements in reliance on the exemption from registration under Section 4 (2) of the Securities Act of 1933, as amended, in the amounts and for the consideration set forth below:

 .   In October,  1994, the Operating Partnership issued 444,500 Units to Gables
Residential Trust in exchange for a cash contribution of approximately $9.9 million.

 .   In October,  1995, the Operating  Partnership  issued  4,600,000 Units to
Gables Residential Trust in exchange for a cash contribution of approximately $94.4 million.

 .   In December, 1995, the Operating Partnership issued 111,074 Units (valued at approximately $2.4 million at the time of acquisition) to the seller of the land for the Gables Vinings community in partial consideration of its interest in the property.

 .    In March,  1996, the Operating  Partnership  issued 879,068 Units to Gables
Residential Trust in exchange for a cash contribution of approximately $20.6 million.

 .    In July,  1996, the Operating  Partnership  issued 243,787 Units (valued at approximately $5.7 million at the time of acquisition) to the seller of the Gables Stonebridge community in partial consideration of its interest in the property.

 .      In September,  1996, the Operating  Partnership issued 1,725,000 Units to
Gables Residential Trust in exchange for a cash contribution of approximately $38.6 million.

 .    In September,  1996, the Operating  Partnership also issued 1,435,000 Units to Gables Residential Trust in exchange for a cash contribution of approximately $34.3 million.

 .    On March 31, 1997,  Gables  Residential Trust issued an aggregate of 22,970
Common Shares in connection with  unrestricted  share awards. In connection with
such  issuance,   the  Operating  Partnership  issued  22,970  Units  to  Gables
Residential Trust.

 . On March 31, 1997, Gables Residential Trust also issued an aggregate of 45,940 Common Shares in connection with restricted share awards. In connection with such issuance, the Operating Partnership issued 45,940 Units to Gables Residential Trust.

 .    From time to time,  Gables  Residential  Trust has issued an  aggregate  of
10,339 Common Shares of the Company pursuant to its Share Builder Plan and has contributed the proceeds (approximately $0.2 million) of these sales to the Operating Partnership in consideration of an aggregate of 10,339 Units.

 .    From time to time, Gables Residential Trust has also issued an aggregate of
80,010 Common Shares of the Company upon the exercise of share options and has contributed the proceeds (approximately $1.7 million) of these sales to the Operating Partnership in consideration of an aggregate of 80,010 Units.

                                    PAGE-46

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
--------  -------------------------------------------------------

General
-------
     The following description is only a summary of certain provisions of the partnership agreement of the Operating Partnership (the "Partnership Agreement") and is subject to, and qualified in its entirety by, the Partnership Agreement, a copy of which has been filed with the Securities and Exchange Commission.

Voting Rights
-------------
     Under the Partnership Agreement, the Operating Partnership's limited partners (the "Limited Partners") do not have voting rights relating to the operation and management of the Operating Partnership except in connection with certain amendments to the Partnership Agreement, dissolution of the Operating Partnership and the sale or exchange of all or substantially all of the Operating Partnership's assets, including mergers or other combinations.

Vote Required to Dissolve the Operating Partnership
---------------------------------------------------
     Under Delaware law, the Operating Partnership may be dissolved, other than in accordance with the terms of the Partnership Agreement, only upon the unanimous vote of the Limited Partners.

Vote Required to Sell Assets or Merge
-------------------------------------
     Under the Partnership Agreement, except in certain circumstances, the Operating Partnership may not sell, exchange, transfer or otherwise dispose of all or substantially all of its assets, including by way of merger or consolidation or other combination of the Operating Partnership, without the consent of the Limited Partners (including the Company) holding 75% or more of the percentage interests of the Limited Partners. Currently, the Company holds 84.5% of the percentage interests of the Limited Partners.

Meetings of the Partners
------------------------
     Meetings of the partners may be called by the General Partner and must be called by the General Partner upon receipt of a written request by Limited Partners holding 20% or more of the partnership interests. The notice must state the nature of the business to be transacted, and must be given to all partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Partners can act without a meeting with the written consent of holders of 75% or more of the percentage interests of the partners.

Transferability of Interests
----------------------------
     GGPI may not transfer any of its general partner interest or withdraw as the general partner of the Operating Partnership (the "General Partner") or transfer any of its Units, and the Company may not transfer any of its Units, except in certain specifically identified types of transactions, including under certain circumstances in the event of a merger, consolidation or sale of all or substantially all of the assets of the Company or the General Partner.

     The Limited Partners generally may transfer their interests in the Operating Partnership, in whole or in part, without the consent of the General Partner. No Limited Partner has the right to substitute a transferee as a Limited Partner in its place without the consent of the General Partner, which consent may be withheld in the sole discretion of the General Partner. If the General Partner does not consent to the admission of a permitted transferee, the transferee shall be considered an assignee of an economic interest in the Operating Partnership but will not be a holder of Units for any other purpose; as such the assignee will not be permitted to vote on any affairs or issues on which a Limited Partner may vote.

Issuance of Additional Units
----------------------------

     The Operating Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as the General Partner, in its sole discretion, may deem appropriate. In addition, the Company may cause the Operating Partnership to issue to the Company additional Units, or other partnership

                                    PAGE-47

interests in different series or classes which may be senior to the Units, in conjunction with an offering of securities of the Company having substantially similar rights and in which the proceeds thereof are contributed to the Operating Partnership. No Limited Partner has any preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any interests therein.

Redemption Rights
-----------------
     Pursuant to the Partnership Agreement, the Limited Partners (other than the Company) have redemption rights which, subject to certain limitations, enable them to cause the Operating Partnership to redeem each Unit for cash equal to the market value of a Common Share or, at the Company's election, the Company may purchase each Unit offered for redemption for cash or one Common Share (the "Redemption Rights").

Management Liability and Indemnification
----------------------------------------
     The Partnership Agreement generally provides that the General Partner will incur no liability to the Operating Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents provided the General Partner appointed such agents in good faith. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters which the General Partner reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of the General Partner, the directors and officers of the General Partner, and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership in which such person may be involved.

Amendment
---------
     Amendments to the Partnership Agreement may be proposed by the General Partner or by Limited Partners holding twenty percent (20%) or more of the partnership interests and generally require approval of Limited Partners (including the Company) holding a majority of the outstanding Limited Partner interests. Certain amendments that would, among other things, convert a Limited Partner's interest to a General Partner interest, modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner, alter rights of a Limited Partner to receive distributions or allocations, alter or modify the Redemption Rights in a manner adverse to a Limited Partner, or cause the termination of the Operating Partnership prior to the expiration of the term of the Partnership Agreement, require the consent of each Limited Partner adversely affected by such amendment.

Management Fees and Expenses
----------------------------
     GGPI may not be compensated for its services as General Partner. However, GGPI and/or the Company may be reimbursed for all expenses that they incur relating to the ownership and operation of, or for the benefit of, the Operating Partnership.

Distributions and Allocations
-----------------------------
     The Partnership Agreement provides that the Operating Partnership will distribute all available cash (as defined in the Partnership Agreement) on at least a quarterly basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interest in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

                                    PAGE-48

     Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interest in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

Term
----
     The Operating Partnership will continue until December 31, 2092, or until sooner dissolved upon (i) withdrawal of the General Partner (unless the Limited Partners elect to continue the Operating Partnership), (ii) through December 31, 2053, an election to dissolve the Operating Partnership made by the General Partner with the consent of the Limited Partners (including the Company) holding 75% or more of the limited partner interests in the Operating Partnership, (iii) on or after January 1, 2054, an election to dissolve the Operating Partnership made by the General Partner in its sole and absolute discretion, (iv) entry of a decree of judicial dissolution, (v) the sale of all or substantially all of the assets of the Operating Partnership, or (vi) a final and non-appealable judgment ruling the General Partner bankrupt or insolvent (unless the Limited Partners elect to continue the Operating Partnership prior to the entry of such order or judgment).

Tax Matters
-----------
     Pursuant to the Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

ITEM 12.  INDEMNIFICATION OF DIRECTORS, TRUSTEES AND OFFICERS
--------  ---------------------------------------------------
     The Operating Partnership is managed by GGPI, which serves as general partner of the Operating Partnership. GGPI is a wholly-owned subsidiary of the Company.

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers so that no trustee or officer of the Company shall be liable to the Company or to any shareholder for money damages except to the extent that (i) the trustee or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or (ii) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in a proceeding that the trustee's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Declaration of Trust has incorporated the provisions of such law limiting the liability of trustees and officers. GGPI's Articles of Incorporation contain similar provisions that are consistent with Texas law.

     The Company's Bylaws require it to indemnify, to the full extent of Maryland law, any present or former trustee or officer (and such person's spouse and children) (an "Indemnitee") who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that the Company shall have received a written affirmation by the Indemnitee that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws. The Company shall not be required to indemnify an Indemnitee if (a) it is established that (i) the Indemnitee's act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the Indemnitee's act or omission was unlawful, (b) the proceeding was initiated by the Indemnitee, (c) the Indemnitee received payment for such expenses pursuant to insurance or otherwise or (d) the proceeding arises under Section 16 of the Securities Exchange Act of 1934, as amended. Pursuant to the Bylaws, the Indemnitee is required to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws also permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL or to which the Indemnitee may be entitled. GGPI's bylaws contain similar provisions that are consistent with Texas law.

     Each of the Company's officers and trustees (the "Indemnitees") has entered into an indemnification agreement with the Company, the Operating Partnership

                                    PAGE-49

and GGPI (the "Indemnitors"). The indemnification agreements require, among other things, that the Indemnitors indemnify the Indemnitees to the fullest extent permitted by law and advance to the Indemnitees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Indemnitors also must indemnify and advance all expenses incurred by the Indemnitees seeking to enforce their rights under the indemnification agreements, and cover such Indemnitees under the Company's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Company's Declaration of Trust and Bylaws, it provides greater assurance to trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by the Company's shareholders to eliminate the rights it provides.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
--------  -------------------------------------------
     See "Consolidated and Combined Financial Statements Table of Contents" on page F-1 of this Form 10.


ITEM 14.  CHANGES IN  AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
--------  ------------------------------------------------------------
               AND FINANCIAL DISCLOSURE
               ------------------------
Not Applicable.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS
--------  ---------------------------------
(a)     Financial Statements and Financial Statement Schedules

     See "Consolidated and Combined Financial Statements Table of Contents" on page F-1 of this Form 10.

(b)     Exhibits


Exhibit No.                 Description
-----------                 -----------

      3.1 Amended and Restated Agreement of Limited Partnership of the Operating Partnership, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.1 Articles of Incorporation of East Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.2 Bylaws of East Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.3 Articles of Incorporation of Central Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.4 Bylaws of Central Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.5 Assignment of Interests dated January 26, 1994 from the Assignors named therein to the Operating Partnership and to Gables-Tennessee Properties pursuant to the Omnibus Option Agreement described therein, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.6 Assignment of Notes dated January 26, 1994 from the Assignors named therein to the Company pursuant to the Omnibus Note Purchase Option Agreement described therein, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.7 Assignment of Interests dated January 26, 1994 from the Assignors named therein to the Operating Partnership and to Gables-Tennessee Properties pursuant to the Omnibus Cash Option Agreement described therein, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

                                    PAGE-50

Exhibit No.                 Description
-----------                 -----------
     10.8 Assignment of Interests dated January 26, 1994 from the Assignors named therein to the Operating Partnership pursuant to the Option Agreement described therein, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. 10.9 Form of Promissory Note from each Management Company of the Operating
          Partnership, incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 33-70570), as amended.
    10.10 Assignment of Purchase Contracts dated as of January 26, 1994 by and among TCF Houston 1992, Inc., TC Residential Houston Limited Partnership and Wood Properties, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.11 Assignment of Purchase Contracts dated as of January 18, 1994 by and among Arbor Properties, Inc. and Wood Properties, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.12 Asset Purchase Agreement between Central RS, Inc. and Central Apartment Management, Inc. dated as of January 26, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.13 Asset Purchase Agreement between East RS, Inc. and East Apartment Management, Inc. dated as of January 26, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.14 Promissory Note dated November 29, 1994, for a $53,000,000 mortgage loan from the Northwestern Mutual Life Insurance Company to Gables Realty Limited Partnership, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
    10.15 Interest rate protection agreement (notional amount of $44,530,000) between Gables Realty Limited Partnership and NationsBank of North Carolina, N.A. dated January 25, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
    10.16 Interest rate protection agreement (notional amount of $85,470,000) between Gables Realty Limited Partnership and NationsBank of North Carolina, N.A. dated January 25, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
    10.17 Confirmation of Partial Unwind of January, 1994 interest rate protection agreement (original notional amount of $85,470,000) between Gables Realty Limited Partnership and NationsBank of North Carolina, N.A., dated March 19, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
    10.18 Interest rate protection agreement (notional amount of $44,530,000) between Gables Realty Limited Partnership and First Union National
          Bank of Georgia, dated August 21, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    10.19 Interest rate protection agreement (notional amount of $50,000,000) between Gables Realty Limited Partnership and NationsBank, N.A., dated March 19, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
    10.20 Loan Application and Commitment Agreement between Teachers Insurance and Annuity Association of America ("lender") and Gables Realty Limited Partnership and Gables-Tennessee Properties (collectively, the borrower) for a $130,689,000 loan, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
    10.21 Loan Agreement, Conversion and Note Agreement, Security Deed Note and Deed of Trust Notes between Teachers Insurance and Annuity Association of America ("lender") and Gables Realty Limited Partnership and Gables-Tennessee Properties (collectively, the borrower) for a $130,689,000 loan, dated December 29, 1995, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

                                   PAGE-51

Exhibit No.                 Description
-----------                 -----------

    10.22 $175,000,000 Credit Agreement dated as of March 28, 1996 among Gables Realty Limited Partnership (as Borrower) and Wachovia Bank of Georgia, N.A., First Union National Bank of Georgia, Guaranty Federal Bank, AmSouth Bank of Alabama, and Commerzbank AG, Atlanta Agency (collectively, as Lenders) and Wachovia Bank of Georgia, N.A. (as Agent), incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
    10.23 Guaranty Agreement dated as of March 28, 1996 among Gables GP, Inc., Gables Residential Trust and Gables-Tennessee Properties in favor of the Agent, for the ratable benefit of the Lenders, under the $175,000,000 Credit Agreement dated as of March 28, 1996, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
    10.24 First Amendment to the $175,000,000 Credit Agreement dated as of November 22, 1996 among Gables Realty Limited Partnership and the Lenders, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    10.25 Second Amendment to the $175,000,000 Credit Agreement dated as of March 18, 1997 among Gables Realty Limited Partnership and the Lenders, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    10.26 $40,000,000 Term Loan Credit Agreement dated as of November 20, 1996 among Gables Realty Limited Partnership (as Borrower) and Wachovia Bank of Georgia, N.A. (as Agent and Lender), incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    21.1 *Schedule of Subsidiaries of the Operating Partnership.
    27.1 *March 31, 1997 Financial Data Schedule.
    27.2 *December 31, 1996 Financial Data Schedule.


  * Filed herewith

                                    PAGE-F-1

                        GABLES REALTY LIMITED PARTNERSHIP
                 CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

Report of Independent Public Accountants                                  F-2

Consolidated  Balance Sheets of Gables Realty Limited Partnership         F-3
as of December 31, 1996 and December 31, 1995, and (unaudited) as of March 31, 1997.

Consolidated Statements of Operations of Gables Realty Limited            F-4
Partnership for the years ended December 31, 1996 and 1995 and for the period from January 26, 1994 to December 31, 1994, and (unaudited) for the three months ended March 31, 1997 and 1996, and Combined Statement of Operations of Gables Residential Group for the period from January 1, 1994 to January 25, 1994.

Consolidated Statements of Partners' Capital of Gables Realty            F-5
Limited Partnership for the years ended December 31, 1996 and 1995 and for the period from January 26, 1994 to December 31, 1994, and (unaudited) for the three months ended March 31, 1997, and Combined Statement of Partners' Capital of Gables Residential
Group for the period from January 1, 1994 to January 25, 1994.

Consolidated Statements of Cash Flows of Gables Realty Limited          F-6
Partnership for the years ended December 31, 1996 and 1995 and for the period from January 26, 1994 to December 31, 1994, and (unaudited) for the three months ended March 31, 1997 and 1996, and Combined Statement of Cash Flows of Gables Residential Group for the period from January 1, 1994 to January 25, 1994.

Notes to Consolidated and Combined Financial Statements                F-7 to
                                                                       F-20

Schedule III - Real Estate Investments and Accumulated Depreciation    F-21 to
as of December 31, 1996.                                               F-23

                                    PAGE-F-2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Gables Realty Limited Partnership:

     We have audited the accompanying consolidated balance sheets of Gables Realty Limited Partnership and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 1996 and 1995 and for the period January 26, 1994 to December 31, 1994. We have also audited the combined statements of operations, partners' capital and cash flows of Gables Residential Group for the period January 1, 1994 to January 25, 1994. These financial statements and schedule are the responsibility of the management of Gables Realty Limited Partnership. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Gables Realty Limited Partnership and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and for the period January 26, 1994 to December 31, 1994, and the results of operations and cash flows of Gables Residential Group for the period January 1, 1994 to January 25, 1994, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ Arthur Andersen LLP

Atlanta, Georgia
February 28, 1997

                                    PAGE-F-3

                       GABLES REALTY LIMITED PARTNERSHIP
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)



                                                             March 31,                   December 31,
                                                               1997                 1996            1995
                                                               ----                 ----            ----
                                                           (Unaudited)
ASSETS:
Real estate assets: (Notes 4 and 6)
   Land                                                      $109,534             $102,762         $73,848
   Buildings                                                  599,708              558,569         382,174
   Furniture, fixtures and equipment                           47,755               45,830          33,382
   Construction in progress                                    60,665               74,690          96,015
   Land held for future development                             4,086                2,749           5,814
                                                              -------              -------         -------
      Real estate assets before accumulated depreciation      821,748              784,600         591,233
   Less:  accumulated depreciation                            (78,803)             (74,903)        (57,343)
                                                              -------              -------         -------
     Net real estate assets                                   742,945              709,697         533,890

Cash and cash equivalents                                       2,882                4,385           8,529
Restricted cash                                                 6,185                8,430           5,296
Deferred charges, net (Note 5)                                  4,612                5,412           5,995
Other assets, net                                               9,411               31,736           9,117
                                                             --------             --------        --------
     Total assets                                            $766,035             $759,660        $562,827
                                                             ========             ========        ========


LIABILITIES AND PARTNERS' CAPITAL:
Notes payable (Note 6)                                       $402,613             $390,321        $286,259
Accrued interest payable                                        1,882                1,811           1,075
Distributions payable (Note 13)                                11,235               11,194           8,877
Real estate taxes payable                                       3,793                9,785           5,110
Accounts payable and accrued expenses - construction            6,598                6,218           9,027
Accounts payable and accrued expenses - operating               3,664                5,455           4,718
Security deposits                                               1,975                1,968           1,340
                                                             --------             --------        --------
     Total liabilities                                        431,760              426,752         316,406
                                                             --------             --------        --------

Commitments and contingencies (Notes 6 and 7)

Limited partners' capital interest (3,528,232, 3,528,232
  and 3,310,519 Units), at redemption value (Note 1)           93,278               98,482          75,314
                                                             --------              -------         -------

Partners' capital:
  General partner (229,274, 228,453 and 184,938 Units)          3,311                3,245           2,577
  Limited partner (19,169,873,  19,088,645 and
     14,998,368 Units)                                        237,686              231,181         168,530
                                                             --------              -------         -------
   Total partners' capital (19,399,147, 19,317,098 and
     15,183,306 Units)                                        240,997              234,426         171,107
                                                             --------              -------         -------

     Total liabilities, limited partners' capital
          interest and partners' capital                     $766,035             $759,660        $562,827
                                                             ========             ========        ========


The accompanying notes are an integral part of these balance sheets.

                                    PAGE-F-4

GABLES REALTY LIMITED PARTNERSHIP AND GABLES RESIDENTIAL GROUP
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Unit Amounts)

                                                                                                                           Gables
                                                                                                                         Residential
                                                                                  Gables Realty Limited Partnership         Group
                                                                           -------------------------------------------   ----------

                                                                       Three Months Ended      Years Ended    Jan. 26 to  Jan. 1 to
                                                                            March 31,          December 31,    Dec. 31     Jan. 25,
                                                                        1997       1996       1996       1995     1994       1994
                                                                        ----       ----       ----       ----     ----       ----
                                                                    (Unaudited)  (Unaudited)

Rental revenues ....................................                 $29,483     $22,139   $104,543   $72,703     $53,884    $3,317
Other property revenues ............................                   1,338       1,061      4,928     3,268       2,041       184
                                                                     -------     -------    -------   -------     -------   -------
     Total property revenues .......................                  30,821      23,200    109,471    75,971      55,925     3,501
                                                                     -------     -------    -------   -------     -------   -------

Property management - third party ...................                    588         761      2,960     3,324       4,034       272
Property management - related party .................                    211         219        911       965       1,116       134
                                                                     -------     -------    -------   -------     -------   -------
     Total property management revenues .............                    799         980      3,871     4,289       5,150       406
Non-recurring Olympic revenues, net .................                      0           0        900         0           0         0
Other ...............................................                    612         262      1,939     1,500       1,752        88
                                                                     -------     -------    -------   -------     -------   -------
     Total other revenues ...........................                  1,411       1,242      6,710     5,789       6,902       494
                                                                     -------     -------    -------   -------     -------   -------

     Total revenues .................................                 32,232      24,442    116,181    81,760      62,827     3,995
                                                                     -------     -------    -------   -------     -------   -------

Property operating and maintenance (exclusive
     of items shown separately below) ...............                 11,058       8,070     38,693    28,228      21,228     1,619
Depreciation and amortization .......................                  5,337       3,732     18,892    12,669       9,315       591
Amortization of deferred financing costs ............                    281         350      1,348       932         893       234
Property management - owned (Note 8) ................                    828         657      2,824     2,170       1,540       140
Property management - third/related party (Note 8) ..                    640         769      2,793     3,178       3,707       387
General and administrative ..........................                    881         714      3,045     2,869       1,668        74
Interest ............................................                  5,815       3,808     21,112    13,088       8,345     1,043
Credit enhancement fees .............................                    128         164        576       710         661        35
                                                                     -------     -------    -------   -------     -------   -------
     Total expenses .................................                 24,968      18,264     89,283    63,844      47,357     4,123
                                                                     -------     -------    -------   -------     -------   -------

Income (loss) before equity in income of joint
     ventures and interest income ...................                  7,264       6,178     26,898    17,916      15,470      (128)
Equity in income of joint ventures ..................                     66          49        280        64         255        15
Interest income .....................................                    122          99        363       389         247        21
                                                                     -------     -------    -------   -------     -------   -------

Income (loss) before gain on sale of real estate assets
     and extraordinary loss...........................                 7,452       6,326      27,541   18,369      15,972       (92)
Gain on sale of real estate assets ...................                 4,858           0          0         0           0         0
                                                                     -------     -------    -------   -------     -------   -------

Income (loss) before extraordinary loss ..............                12,310       6,326     27,541    18,369      15,972       (92)

Extraordinary loss (Note 9) ..........................                  (712)       (631)      (631)     (955)       (148)        0
                                                                    --------     -------    --------  -------     -------   -------

Net income (loss) ....................................               $11,598      $5,695    $26,910   $17,414     $15,824      ($92)
                                                                    ========     =======    =======   =======     =======   =======

Weighted average number of Units outstanding ........                 22,856      18,603     20,194    14,644      13,442
                                                                    ========     =======    =======   =======     =======

Per Unit Information (Note 3):
Income before extraordinary loss ....................                  $0.54       $0.34      $1.36     $1.25       $1.19
                                                                    ========     =======    =======   =======     =======

Net income ..........................................                  $0.51       $0.31      $1.33     $1.19      $1.18
                                                                    ========     =======    =======   =======    =======


The accompanying notes are an integral part of these statements.

                                    PAGE-F-5


         GABLES REALTY LIMITED PARTNERSHIP AND GABLES RESIDENTIAL GROUP
            CONSOLIDATED AND COMBINED STATEMENTS OF PARTNERS' CAPITAL
                 (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                         Limited
                                                                                             Total       Partners'
                                                                   General     Limited      Partners'     Capital
                                                                   Partner     Partner       Capital     Interest
                                                                   -------     -------       -------     --------
Balance, December 31, 1993 .................................         $ 0          $ 0          $ 0      $ 1,236
  Capital contributions ....................................           0            0            0          682
  Capital distributions ....................................           0            0            0       (5,523)
  Net loss .................................................           0            0            0          (92)
                                                                 -------      -------      -------      -------

Balance, January 25, 1994 ..................................           0            0            0       (3,697)
  Capital contributions ....................................           0            0            0        6,901
  Capital distributions ....................................           0            0            0      (26,475)
  Proceeds of IPO, net of underwriting discount and
    issuance costs of $21,722 ..............................       2,782      187,671      190,453            0
  Issuance of redeemable Units, net of carryover
    predecessor basis ......................................           0            0            0       (9,999)
  Proceeds of offering of 444,500 shares, net of
   issuance costs of $125 ..................................          99        9,777        9,876            0
  Net income ...............................................         158       11,898       12,056        3,768
  Distributions paid ($1.225 per Unit) .....................        (165)     (12,445)     (12,610)      (3,920)
  Distributions declared ($0.45 per Unit) ..................         (62)      (4,697)      (4,759)      (1,440)
  Adjustment to reflect limited partners' redeemable capital
   at redemption value at balance sheet date ...............      (1,020)    (101,030)    (102,050)     102,050
                                                                 -------      -------      -------      -------

Balance, December 31, 1994 .................................       1,792       91,174       92,966       67,188

  Proceeds of 4,600,000 share offering, net of under-
   writing discount and issuance costs of $6,261 ...........         944       93,420       94,364            0
  Proceeds from Share Builder Plan .........................           2          175          177            0
  Filing costs for Share Builder Plan, Profit Sharing
    Plan and $200,000 shelf registration statement .........          (2)        (235)        (237)           0
  Contribution related to land acquisition .................          24          (24)           0        2,437
  Net income ...............................................         174       13,382       13,556        3,858
  Distributions paid ($1.38 per Unit) ......................        (190)     (14,406)     (14,596)      (4,415)
  Distributions declared ($0.48 per Unit) ..................         (89)      (7,199)      (7,288)      (1,589)
  Adjustment to reflect limited partners' redeemable capital
   at redemption value at balance sheet date ...............         (78)      (7,757)      (7,835)       7,835
                                                                 -------      -------      -------      -------

Balance, December 31, 1995 .................................       2,577      168,530      171,107       75,314

  Proceeds of 4,039,068 share offerings, net of under-
   writing discounts and issuance costs of $3,302 ..........         935       92,549       93,484            0
  Proceeds from exercise of share options ..................          14        1,416        1,430            0
  Proceeds from Share Builder Plan .........................           0           32           32            0
  Filing costs for $300,000 shelf registration statement ...          (1)         (96)         (97)           0
  Contribution related to apartment community acquisition ..          57          (57)           0        5,697
  Conversion of redeemable Units to common shares ..........          25        2,516        2,541       (2,541)
  Net income ...............................................         269       22,112       22,381        4,529
  Distributions paid ($1.45 per Unit) ......................        (298)     (24,603)     (24,901)      (4,874)
  Distributions declared ($0.49 per Unit) ..................        (112)      (9,353)      (9,465)      (1,729)
  Adjustment to reflect limited partners' redeemable capital
   at redemption value at balance sheet date ...............        (221)     (21,865)     (22,086)      22,086
                                                                 -------      -------      -------       ------

Balance, December 31, 1996 .................................       3,245      231,181      234,426       98,482

  Proceeds from exercise of share options ..................           2          247          249            0
  Proceeds from Share Builder Plan .........................           0           11           11            0
  Net income ...............................................         116        9,692        9,808        1,790
  Issuance of share grants, net of deferred compensation ...           7          737          744            0
  Distributions declared ($0.49 per Unit) ..................        (112)      (9,394)      (9,506)      (1,729)
  Adjustment to reflect limited partners' redeemable capital
   at redemption value at balance sheet date ...............          53        5,212        5,265       (5,265)
                                                                 -------      -------      -------      -------

Balance, March 31, 1997 (Unaudited) ........................    $  3,311    $ 237,686    $ 240,997    $  93,278
                                                                 =======      =======      =======      =======

The accompanying notes are an integral part of these statements.

                                    PAGE-F-6

GABLES REALTY LIMITED PARTNERSHIP AND GABLES RESIDENTIAL GROUP
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                                           Gables
                                                                                                                         Residential
                                                                                  Gables Realty Limited Partnership         Group
                                                                           -------------------------------------------   ----------

                                                                       Three Months Ended      Years Ended    Jan. 26 to  Jan. 1 to
                                                                            March 31,          December 31,    Dec. 31     Jan. 25,
                                                                        1997       1996       1996       1995     1994       1994
                                                                        ----       ----       ----       ----     ----       ----
                                                                    (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ............................................     $11,598       $5,695      $26,910   $17,414   $15,824     ($92)
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation and amortization .............................       5,618        4,082       20,240    13,601    10,208      825
   Equity in income of joint ventures ........................         (66)         (49)        (280)      (64)     (255)     (15)
   Gain on sale of real estate assets ........................      (4,858)           0            0         0         0        0
   Long-term compensation expense ............................         102          102          408
  Extraordinary loss .........................................         712          631          631       955       148        0
   Change in operating assets and liabilities:
     Restricted cash .........................................       2,416          891       (2,366)   (1,695)   (1,526)   3,165
     Other assets ............................................         457         (361)        (282)     (260)   (6,079)   1,134
     Other liabilities .......................................      (7,297)      (3,728)       6,368      (863)    8,234   (2,703)
                                                                   -------      -------      -------   -------   -------  -------
          Net cash provided by operating activities ..........       8,682        7,263       51,629    29,088    26,554    2,314
                                                                   -------      -------      -------   -------   -------  -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of outside partners' interests ...................           0            0            0         0   (56,092)       0
Purchase and construction of real estate assets...............     (23,748)     (18,326)    (194,886) (148,475)  (89,124)  (3,329)
Investment in mortgage note receivable .......................           0            0      (21,505)        0         0        0
Long-term land lease payments ................................           0            0       (1,500)        0    (2,300)       0
Net proceeds from sale of real estate assets .................      12,333            0        3,968         0         0        0
Distributions received from joint ventures ...................          63           28          327       241       222       89
                                                                   -------      -------      -------   -------   -------  -------
     Net cash used in investing activities ...................     (11,352)     (18,298)    (213,596) (148,234) (147,294)  (3,240)
                                                                   -------      -------      -------   -------   -------  -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from the Company and GGPI:
  Proceeds from IPO, net of issuance costs ...................           0            0            0         0   190,453        0
  Proceeds from secondary share offerings, net of
      issuance costs .........................................           0       20,630       93,484    94,364     9,876        0
  Proceeds from exercise of share options ....................         249          630        1,430         0         0        0
  Proceeds from Share Builder Plan ...........................          11            5           32       177         0        0
  Payments of filing costs for Share Builder Plan, Profit
      Sharing Plan and shelf registration statements .........                                   (97)     (237)        0        0
                                                                   -------      -------      -------   -------   -------  -------
  Total                                                                260       21,265       94,849    94,304   200,329        0
Payments of deferred financing costs .........................         (20)        (972)      (1,668)   (1,777)   (8,753)       0
Net proceeds from liquidation of defeasance trusts ...........           0            0            0         0       130        0
Payment of defeasance escrow requirements ....................           0            0            0         0    (1,298)       0
Notes payable proceeds .......................................      29,237       21,200      282,569   281,597   189,281    2,335
Notes payable repayments .....................................     (16,945)     (21,409)    (178,507) (224,643) (219,426)  (4,179)
Principal escrow deposits ....................................        (171)        (192)        (768)     (652)     (134)       0
Change in distributions payable and related party loans ......           0            0            0         0    (2,597)    (498)
Capital contributions ........................................           0            0            0         0     6,901      682
Capital distributions ........................................           0            0            0         0   (26,475)  (5,523)
Distributions paid ($0.49, $0.48, $1.93, $1.83 and
       $1.225 per Unit, respectively) ........................     (11,194)      (8,877)     (38,652)  (25,210)  (16,530)       0
                                                                   -------      -------     --------   -------   -------  -------
     Net cash provided by (used in) financing activities .....       1,167       11,015      157,823   123,619   121,428   (7,183)
                                                                   -------      -------     --------   -------   -------  -------
Net change in cash and cash equivalents                             (1,503)         (20)      (4,144)    4,473       688   (8,109)
Cash and cash equivalents, beginning of period ...............       4,385        8,529        8,529     4,056     3,368   11,477
                                                                   -------      -------      -------   -------   -------  -------
Cash and cash equivalents, end of period .....................     $ 2,882      $ 8,509      $ 4,385   $ 8,529   $ 4,056  $ 3,368
                                                                   =======      =======      =======   =======   =======  =======

Supplemental disclosure of cash flow information:
     Cash paid for interest ..................................     $ 7,019    $   4,678      $24,749   $20,669   $11,212   $1,566
     Interest capitalized ....................................       1,275        1,399        4,373     7,481     3,031       54
                                                                   -------      -------      -------   -------   -------  --------
     Cash paid for interest, net of amounts capitalized             $5,744    $   3,279      $20,376   $13,188  $  8,181   $1,512
                                                                   =======      =======      =======   =======   =======  ========

The accompanying notes are an integral part of these statements.

                                    PAGE-F-7

 NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------

1.  ORGANIZATION AND FORMATION OF THE OPERATING PARTNERSHIP
--  -------------------------------------------------------

     Gables Realty Limited Partnership (the "Operating Partnership") is the entity through which Gables Residential Trust (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. In 1993, the Company was formed under Maryland law and the Operating Partnership was organized as a Delaware limited partnership to continue and to expand the multifamily apartment community management, development, construction and acquisition operations of its privately owned predecessor organization. The term "Gables Residential
Group" or "Group" as used herein refers to the privately owned predecessor organization prior to the Company's initial public offering in January, 1994 (the "Initial Offering" or "IPO") and the concurrent completion of the various
transactions   that   occurred   simultaneously    therewith   (the  "Formation
Transactions"). The term "Operating Partnership" or "Gables" as used herein means Gables Realty Limited Partnership and its subsidiaries on a consolidated basis, or, where the context so requires, Gables Realty Limited Partnership only, and, as the context may require, their predecessors.

     The  Company  is  currently  an  84.6%  economic  owner  of  the  Operating
Partnership and controls it through Gables GP, Inc. ("GGPI"), a wholly-owned subsidiary of the Company and the sole general partner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT"). The board of directors of GGPI, the members of which are the same as the members of the Board of Trustees of the Company, manages the affairs of the Operating Partnership by directing the affairs of GGPI. The Company's limited partner and indirect general partner interests in the Operating Partnership entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to its ownership interest therein and entitle the Company to vote on all matters requiring a vote of the limited partners.

     The other limited partners of the Operating Partnership are persons who contributed their direct or indirect interests in certain properties to the Operating Partnership primarily in connection with the Formation Transactions. The Operating Partnership is obligated to redeem each unit of limited partnership ("Unit") at the request of the holder thereof for cash equal to the fair market value of a share of the Company's common shares of beneficial interest, $.01 per share, at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one common share or cash. The Company presently anticipates that it will elect to issue its common shares to acquire Units presented for redemption, rather than paying cash. With each such redemption the Company's percentage ownership interest in the Operating Partnership will increase. In addition, whenever the Company issues common shares, the Company is obligated to contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership is obligated to issue an equivalent number of Units to the Company. Such limited partners' redemption rights are reflected in "limited partners' capital interest" in the accompanying consolidated balance sheets at the cash redemption amount at the balance sheet date. Capital activity with regard to such limited partners' redemption rights is reflected in the accompanying consolidated and combined statements of partners' capital.

     Distributions to holders of Units are made to enable distributions to be made to the Company's shareholders under its dividend policy. Federal income tax laws require the Company, as a REIT, to distribute 95% of its ordinary taxable income. The Operating Partnership makes distributions to the Company to enable it to satisfy this requirement.

     The Operating Partnership's third party management businesses are conducted through two subsidiaries, Central Apartment Management, Inc., a Texas corporation, and East Apartment Management, Inc., a Georgia corporation (each, a "Management Company"). The Management Companies also provide management services to the communities owned by the Operating Partnership.

     At December 31, 1996, Gables owned 46 completed multifamily apartment communities comprising 14,581 apartment homes, of which 30 were developed and 16 were acquired by the Operating Partnership, and an indirect 25% general partner interest in two apartment communities developed by the Operating Partnership, comprising 663 apartment homes. Two of these completed communities were in the lease-up stage as of December 31, 1996. During January, 1997, Gables sold one of these communities comprising 486 apartment homes and acquired a community comprising 232 apartment homes. Additionally, Gables had nine multifamily apartment communities under development expected to comprise 2,515 apartment homes, including one community expected to comprise 231 apartment homes, for which the land was acquired in January, 1997. Gables also owned parcels of land

                                    PAGE-F-8

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------

for the future development of three apartment communities expected to comprise 648 apartment homes and during March, 1997, Gables purchased an additional parcel of land for the development of an apartment community expected to comprise 256 apartment homes. Additionally, Gables has contracts or options to acquire additional parcels of land. There can be no assurance that the Company will acquire these land parcels, however it is the Company's intent to develop an apartment community on each such land parcel, if purchased. The Company is pursuing other acquisition and development opportunities in the ordinary course of business which have not yet been, or may never be, put under contract.

     At the completion of the IPO on January 26, 1994, the Company sold 9,430,000 common shares (including 1,230,000 shares as a result of the exercise of an over-allotment option by the underwriters) at a price to the public of $22.50 per share. The net proceeds to the Company from such sale totaled approximately $190 million. The Company issued an additional 700,555 common shares in connection with the Formation Transactions. Also concurrently with the IPO, the Company entered into and drew down approximately $79 million under a
secured   credit   facility  (the  "Original   Credit   Facility"),   including
approximately $45 million in the form of letters of credit. The net proceeds of the IPO and initial draw-down under the Original Credit Facility were principally used (i) by the Company to acquire a 76.0% economic interest in the Operating Partnership, (ii) by the Company and the Operating Partnership to acquire minority interests in partnerships that directly or indirectly owned the communities acquired by Gables in connection with the IPO and Formation Transactions (the "IPO Communities"), (iii) by the Operating Partnership to acquire 99% of each Management Company's capital stock, with the Management Companies in turn using such proceeds to acquire the fee management business of the predecessor management companies of the Group (the "Predecessor Management Companies"), (iv) to acquire certain promissory notes issued by the Predecessor Management Companies, (v) to repay or economically defease indebtedness with respect to the IPO Communities and the Predecessor Management Companies, (vi) with respect to the Original Credit Facility, to provide substitute letters of credit or replace backup security for existing credit enhancements with respect to indebtedness associated with the IPO Communities, (vii) to purchase interest rate protection agreements and pay deferred financing costs related to new indebtedness, and (viii) to acquire an existing apartment community, an apartment community that was substantially renovated in 1994 and certain development rights. In connection with the IPO and Formation Transactions, the Company wrote-off unamortized deferred financing costs related to notes payable satisfied with proceeds of the IPO ($2,092), wrote-off unamortized organization and deferred non-compete costs as a result of the Formation Transactions ($599), paid defeasance escrow requirements ($1,298), wrote-off accrued interest payable related to defeased indebtedness ($435), wrote-off deferred letter of credit fees forgiven in connection with the IPO ($1,075) and collected settlement proceeds from certain existing credit enhancement sources ($2,465). The net loss related to these items of $14 has been included in general and administrative expenses in the accompanying statement of operations for the period from January 1, 1994 to January 25, 1994.

2.  SECONDARY OFFERINGS AND ISSUANCES OF OPERATING PARTNERSHIP UNITS
--  ----------------------------------------------------------------

Secondary Offerings -
---------------------
Since the IPO, the Company has had the following common share offerings:

                                  Number of              Net
           Closing Date         Shares Issued          Proceeds
           ------------         -------------          --------

           October 7, 1994         444,500              $ 9,876
                                   -------              -------
           October 31, 1995      4,600,000              $94,364
                                 ---------              -------

           March 25, 1996          879,068              $20,630
           September 17, 1996    1,725,000              $38,600
           September 27, 1996    1,435,000              $34,254
                                 ---------              -------
                  1996 Totals    4,039,068              $93,484
                                 =========              =======

                                    PAGE-F-9

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------
     The net proceeds from these offerings were contributed to the Operating Partnership in exchange for Units, and the Operating Partnership used the proceeds (i) to reduce outstanding indebtedness under interim financing vehicles utilized to fund its development and acquisition activities and (ii) for general working capital purposes including funding of future development and acquisition activities.

     The Company issued the common shares in its 1995 and 1996 offerings under a $200 million shelf registration statement which is now exhausted. In October, 1996, the Company filed a new registration statement, covering the registration of up to $300 million of debt securities, common shares, preferred shares, and warrants or other rights to purchase common shares or preferred shares.

Additional Issuances of Operating Partnership Units -
-----------------------------------------------------
     On December 5, 1995, the Operating Partnership acquired a parcel of land for the development of an apartment community, financed in part through the issuance of 111,074 Units.

     On July 26, 1996, the Operating Partnership acquired an apartment community comprising 500 apartment homes, financed in part through the issuance of 243,787 Units.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--  ------------------------------------------

Nature of Operations
--------------------
     Gables engages in the multifamily apartment community management, development, construction, and acquisition businesses, including the provision of related brokerage and corporate rental housing services. Gables' operating performance relies predominantly on net operating income from the multifamily apartment communities it owns which are located in seven core cities in Georgia, Texas, and Tennessee. The Operating Partnership recently entered an eighth market, Orlando, Florida, through an association with a subsidiary of the Walt Disney Company and, in connection therewith, currently has two communities under development in Orlando.

Basis of Presentation
---------------------
     The accompanying consolidated financial statements of Gables Realty Limited Partnership include the consolidated accounts of Gables Realty Limited Partnership and its subsidiaries. The accompanying combined financial statements of Gables Residential Group reflect the combined accounts of the Group. As a result of the structure of the business combination, certain partners and owners of the entities in Gables Residential Group received common shares of the Company and/or Units in the Operating Partnership. Purchase accounting was applied to the acquisition of all non-controlled interests. The acquisition of all other interests was accounted for as a reorganization of entities under common control and, accordingly, was reflected at historical cost in a manner similar to that in pooling of interests accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate Assets and Depreciation
-----------------------------------
     Real estate assets are stated at depreciated cost. The cost of buildings and improvements includes interest, property taxes, insurance and allocated development overhead incurred during the construction period. Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized and depreciated over their useful lives. Depreciation is computed on a straight-line basis over the useful lives of the real estate assets (buildings and improvements 19-40 years; furniture, fixtures and equipment 5-10 years).

                                   PAGE-F-10

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------
     The Operating Partnership adopted Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. FAS 121 established new standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. There was no financial statement impact resulting from the adoption of FAS 121.

Revenue Recognition
-------------------

Rental: Gables leases its residential properties under operating leases with terms generally equal to one year or less. Rental income is recognized when earned which materially approximates revenue recognition on a straight-line basis.

Property Management: Gables provides property management services for properties in which it does not own a controlling interest. Income is recognized when earned.

Development and Construction Services: Gables periodically provides development and construction services for properties in which it does not own a controlling interest. Income is recognized when earned on a percentage of completion basis.

Cash and Cash Equivalents
-------------------------
     For purposes of the statement of cash flows, all investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Restricted Cash
---------------
     Restricted cash is primarily comprised of residential security deposits, tax escrow funds, repairs and maintenance reserve funds, and principal escrow bond funds.

Deferred Financing Costs and Amortization
-----------------------------------------
     Deferred financing costs include fees and costs incurred to obtain financing and are capitalized and amortized over the terms of the related notes payable.

Interest Rate Protection Agreements
-----------------------------------
     The Operating Partnership uses interest rate protection agreements to manage its exposure to interest rate changes. These agreements are considered hedges of the Operating Partnership's borrowings. Amounts paid to purchase such agreements are capitalized and amortized over the terms of the related agreements. Such amortization is included in amortization of deferred financing costs in the accompanying statements of operations.

Other Assets
------------
     Gables invested $21.5 million in an apartment community comprising 232 apartment homes on October 1, 1996 via a mortgage note receivable. The note receivable and related costs are included in other assets in the accompanying balance sheet at December 31, 1996 and interest income earned thereon is included in other revenues in the accompanying statement of operations for the year ended December 31, 1996. In January, 1997, Gables acquired the apartment community from the borrower, and the mortgage note receivable was repaid in full.

Investment in Joint Ventures
----------------------------
     Gables' 25% general partner interests in Arbors of Harbortown JV and Metropolitan Apartments JV are accounted for on the equity method of accounting.

                                   PAGE-F-11

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------

Per Unit Information
--------------------
     Earnings per Unit information with respect to periods ending subsequent to January 25, 1994 has been computed based upon the weighted average number of Units outstanding during the period. The impact of outstanding share options was less than 3% dilutive during these periods and, therefore, the impact on primary earnings per Unit ("EPU") has not been shown (Note 14). Historical per Unit information with respect to periods ending prior to January 25, 1994 is not relevant since it is a presentation of the combined operations of partnerships and various corporations.

     In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (FAS 128) "Earnings per Share," which becomes effective for periods ending after December 15, 1997. FAS 128 will require dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and will require restatement of all prior period EPS data presented. The impact of FAS 128 on the Operating Partnership's EPU information disclosed in the accompanying financial statements is not material.

Interim Unaudited Financial Statements
--------------------------------------

     The consolidated financial statements and footnote information as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the consolidated financial statements for these interim periods have been included. The results for the interim period ended March 31, 1997 are not necessarily indicative of the results to be obtained for the full fiscal year ending December 31, 1997.

4.  REAL ESTATE ASSETS
--  ------------------
Real estate assets, before accumulated depreciation, are as follows:

                                  March 31, 1997       December 31, 1996      December 31, 1995
                                Basis    Apt. Homes   Basis    Apt. Homes    Basis    Apt. Homes
                                -----    ----------   -----    ----------    -----    ----------
                                    (Unaudited)
Completed properties             $756,997  14,817     $707,161   14,581     $489,404    11,283
Properties under development       60,665   2,025       74,690    2,284       96,015     1,983
Land held for future development    4,086     904        2,749      648        5,814       865
                                 -------- -------     --------  -------      -------   -------
         Total   (a)             $821,748  17,746     $784,600   17,513     $591,233    14,131
                                 ======== =======     ========  =======      =======   =======


(a) Excludes (i) costs and apartment homes attributable to Arbors of Harbortown JV and Metropolitan Apartments JV as Gables' 25% general partner interests in these joint ventures are accounted for on the equity method of accounting and (ii) costs of approximately $3,700 for two prepaid long-term land leases which are included in other assets in the accompanying balance sheets.

     The changes in real estate assets from December 31, 1995 to March 31, 1997 consisted of the following:

Balance at December 31, 1995                                          $ 591,233
Acquisitions, including renovation expenditures                         128,472
Sale of real estate assets                                               (4,826)
Development costs incurred, including related land acquisitions          65,867
Capital expenditures for completed properties                             3,854
                                                                        --------
Balance at December 31, 1996                                          $ 784,600
Acquisitions, including renovation expenditures                          21,937
Sale of real estate assets                                               (8,797)
Development costs incurred, including related land acquisitions          23,093
Capital expenditures for completed properties                               915
                                                                        --------
Balance at March 31, 1997 (Unaudited)                                 $ 821,748
                                                                       ========

                                   PAGE-F-12

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------
     As discussed in Note 3, purchase accounting was applied to the acquisition of all non-controlled interests in connection with the IPO and Formation Transactions. The increase in basis related to such acquisition was $48,090 and was allocated to the respective property's land and building accounts. The acquisition of all other interests was accounted for as a reorganization of entities under common control, and accordingly was reflected at historical cost.


5.  DEFERRED CHARGES, NET
--  ---------------------
Deferred charges, net consist of the following:
                                              March 31,          December 31,
                                                1997          1996       1995
                                                ----          ----       ----
                                            (Unaudited)
Deferred financing costs                       $5,624       $6,144     $6,678
Interest rate protection agreements costs         945        1,779      1,779
Deferred interest rate buydown costs                0          817        817
                                              -------      -------     ------
                                                6,569        8,740      9,274
Less: accumulated amortization                 (1,957)      (3,328)    (3,279)
                                              -------      -------     -------
                                               $4,612       $5,412      $5,995
                                              =======       ======     =======

     The costs of the interest rate protection agreements and the interest rate buydown on a mortgage note payable were funded with proceeds of the IPO. Deferred financing costs associated with the Operating Partnership's loans that were refinanced from 1994 to 1996 were written off (Note 9).


6.  NOTES PAYABLE
--  -------------
Notes payable consist of the following:
                                        March 31,            December 31,
                                          1997            1996            1995
                                          ----            ----            ----
                                      (Unaudited)

Conventional fixed-rate                $251,866       $259,046         $173,944
Tax-exempt fixed-rate                    60,150         67,270           67,385
                                       --------       --------         --------
          Total fixed-rate              312,016        326,316          241,329
Tax-exempt variable-rate                 44,930         44,930           44,930
Credit facilities                        45,667         19,075                0
                                       --------       --------         --------
Total notes payable                    $402,613       $390,321         $286,259
                                       ========       ========         ========

Conventional Fixed-Rate Notes Payable
-------------------------------------
     At December 31, 1995, the fixed-rate notes payable were comprised of ten loans collateralized by twelve apartment communities included in real estate assets. At December 31, 1995, the interest rates on these notes payable ranged from 7.00% to 8.77% (weighted average of 8.15%) and the maturity dates ranged from September, 1997 through December, 2009.

     Gables closed the final two loans during 1996 totaling $25,823 under its 1995 financing commitment from Teachers Insurance and Annuity Association. In July, 1996, Gables acquired an apartment community in Memphis, Tennessee and assumed a $19,762 mortgage note payable in connection with that acquisition. In November, 1996, Gables closed on a five-year unsecured $40,000 term loan which currently bears interest at LIBOR plus 1.25%. This loan is effectively fixed at an all-in rate of 6.60% after application of $40,000 of the $44,530 interest rate protection agreements discussed elsewhere herein. Although this loan is unsecured, there are two designated real estate assets that have escrowed mortgages. Promptly after the attainment of an investment grade rating by Gables, the escrowed mortgages will be released.

                                   PAGE-F-13

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------
     At December 31, 1996, the fixed-rate notes payable are comprised of the $40,000 term loan described above in addition to thirteen loans collateralized by fifteen apartment communities included in real estate assets. At December 31, 1996, the interest rates on these notes payable ranged from 6.60% to 8.77% (weighted average of 7.88%) and the maturity dates range from September, 1997 through December, 2009. Principal amortization payments are required on a monthly basis for all notes payable, except the $40,000 term loan, based on amortization schedules ranging from 25 to 30 years. Additionally, certain of the notes payable do not require the principal amortization payments to begin until specified dates in 1997 and 1998.

Tax-Exempt Fixed-Rate Notes Payable
-----------------------------------
     At December 31, 1996 and 1995, the tax-exempt, fixed-rate indebtedness was comprised of three loans. One such loan was closed in August, 1994, has a principal balance of $48,365, and is collateralized by three communities induced for tax-exempt financing and three additional communities. Principal amortization payments based on a 30 year amortization schedule are required on a monthly basis. These payments are retained in an escrow account and are not applied to reduce the outstanding principal balance of the loan. Principal payments through December 31, 1996 and 1995 are included in restricted cash in the accompanying balance sheets. The note payable bears interest at 6.38% and matures in August, 2004. The three underlying tax-exempt bond issues mature in August, 2024. The other two loans that closed in January, 1995 represent a $19,020 tax-exempt bond financing secured by two apartment communities. Both bond issues were credit enhanced for an annual fee of 0.60%. The bonds bear interest at a weighted average rate of 7.03% on a fixed basis for 30 years. Principal amortization payments are due in January each year pursuant to the terms of the bond documents. Gables is required to make monthly escrow payments each year totaling the annual principal payment due to the bondholders in the month of January thereafter. Monthly principal escrow payments are included in restricted cash until the January payments are made. One of these loans, with an outstanding principal balance of $6,975 at December 31, 1996, was economically defeased in January, 1997 in connection with the sale of the property.

     The tax-exempt bonds contain certain covenants which require minimum rentals to individuals based upon income levels specified by U.S. government programs, as defined.

Tax-Exempt Variable-Rate Notes Payable
--------------------------------------
     At December 31, 1996 and 1995, the variable-rate mortgage notes payable securing tax-exempt bonds were comprised of four loans, each of which is collateralized by an apartment community included in real estate assets. The tax-exempt bonds contain certain covenants which require minimum rentals to individuals based upon income levels specified by U.S. government programs, as defined. These bonds bear interest at a variable rate of interest, adjusted weekly based upon a negotiated rate. The interest rate in effect at December 31, 1996 and 1995 was 4.2% and 5.3%, respectively. Tax-exempt variable rates are, and historically have been, significantly higher at year-end than during the year. The tax-exempt variable rate in effect at January 31, 1997 and 1996 was 3.6% and 3.3%, respectively. The effective interest rates were 3.5% and 3.9% for the years ended December 31, 1996 and 1995 and ranged from 3.0% to 3.2% for the year ended December 31, 1994. The bonds are currently secured by four letters of credit provided by the New Credit Facility totaling approximately $46 million. The fee for these letters of credit was 1.5% per annum through June 30, 1995, 1.25% per annum through March, 1996, and is currently 1.0% per annum. These bonds are subject to mandatory redemption on the related letter of credit termination date, each of which is March, 1999. Three of the underlying bond issues mature in December, 2007 and the fourth underlying bond issue matures in August, 2024.

$175 Million Credit Facility
----------------------------
     In conjunction with the IPO, Gables closed a $175 million three-year revolving credit facility (the "Original Credit Facility") which had an initial maturity of January, 1997. Borrowings under the Original Credit Facility were recourse to the Operating Partnership and bore interest at LIBOR plus 1.90% (reduced from 2.25% in December, 1994). Additionally, fees associated with letters of credit issued thereunder for the Operating Partnership's tax-exempt variable-rate bonds were 1.25% per annum (reduced from 1.50% in July, 1995).

                                   PAGE-F-14

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------
     In March, 1996, Gables closed a new $175 million unsecured revolving credit facility (the "New Credit Facility" or "$175 Million Credit Facility") that replaced the Original Credit Facility. Although the New Credit Facility is unsecured, there are certain designated real estate assets that have escrowed mortgages. Promptly after the attainment of an investment grade rating by Gables, the escrowed mortgages will be released. The New Credit Facility has an initial term of three years and three one-year extension options. Borrowings currently bear interest at LIBOR plus 1.50% (reduced from 1.65% in November,
1996) and letter of credit fees for the Operating Partnership's tax-exempt variable-rate bonds are 1.00% per annum. Under the New Credit Facility, up to $50 million is available to provide credit enhancements on outstanding tax-exempt bond issues and all remaining amounts are available for borrowings. Gables' availability under the New Credit Facility is limited to the lesser of the total $175 million commitment or the borrowing base. The borrowing base available under the New Credit Facility is based on the collateral value of the real estate assets with escrowed mortgages and the debt service coverage ratio of communities pledged as collateral under other recourse loans. As of December 31, 1996, the Operating Partnership had approximately $45.8 million of letters of credit issued under the New Credit Facility and had $18.0 million in borrowings outstanding thereunder and, therefore, had approximately $111.2 million of remaining capacity on the $175 million available under the facility.

$20 Million Credit Facility
---------------------------
     In November, 1996, Gables closed an unsecured revolving credit facility that currently provides for up to $20 million in borrowings. This facility has an initial term of one year and has unlimited one-year extension options. Borrowings currently bear interest at LIBOR plus 1.50%. At December 31, 1996, the Operating Partnership had $1,075 in borrowings outstanding under this facility.

Restrictive Covenants
---------------------
     Certain of the Operating Partnership's debt agreements contain customary representations, covenants and events of default, including covenants which restrict the ability of the Operating Partnership to make distributions in excess of stated amounts, which in turn restricts the discretion of the Company to declare and pay dividends. In general, during any fiscal year the Operating Partnership may only distribute up to 95% of the Operating Partnership's consolidated income available for distribution (as defined in the related agreement) exclusive of distributions of capital gains for such year. The applicable debt agreements contain exceptions to these limitations to allow the Operating Partnership to make any distributions necessary to allow the Company to maintain its status as a REIT. The Company does not anticipate that this provision will adversely effect the ability of the Operating Partnership to make distributions or the Company to declare dividends, as currently anticipated.

Maturities
----------
The aggregate maturities of notes payable at December 31, 1996 are as follows:

1997                        $11,893   (a)
1998                          2,315
1999                         65,511   (b)
2000                          2,791
2001                         43,022
2002 and thereafter         264,789
                           --------
                           $390,321
                           ========

     (a) Maturities in 1997 include $9,377 for the balance due on maturity of a conventional mortgage note payable which was repaid February 28, 1997 and $1,075 related to the $20 Million Credit Facility.

     (b) Maturities in 1999 include $44,930 of four variable-rate notes payable securing tax-exempt bonds and $18,000 related to the $175 Million Credit Facility. The bonds are subject to mandatory redemption on the termination dates of letters of credit securing the bonds, each of which is March, 1999. Three of the underlying bond issues mature in December, 2007 and the fourth underlying bond issue matures in August, 2024.

                                   PAGE-F-15

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------
Interest Rate Protection Agreements
-----------------------------------
Gables has four interest rate protection agreements in place at December 31, 1996, the terms of which are discussed below:

                            Notional     Strike   Effective   Termination
Description of Agreement     Amount     Price (a)   Date          Date
------------------------     ------     ---------   ----          ----

LIBOR, 30-day - "Rate Cap"   $44,530     6.25%     01/27/94     01/30/99

LIBOR, 30-day - "Rate Swap"  $44,530     5.35%     08/30/96     08/30/99  (b)

LIBOR, 30-day - "Rate Cap"   $50,000     6.45%     01/30/97     12/31/97

LIBOR, 30-day - "Rate Cap"   $35,470     5.13%     01/27/94     01/30/97

     (a)  The 30-day LIBOR rate in effect at December 31, 1996 was 5.66%.

     (b)  This  is  a  knock-out  swap  agreement   which  fixes  the  Operating
          Partnership's underlying 30-day LIBOR rate at 5.35%. The swap terminates upon the earlier to occur of (i) the termination date or
          (ii) a rate reset date on which the 30-day LIBOR rate is 6.26% or higher.

Joint Venture Indebtedness
--------------------------
     The Arbors of Harbortown apartment community secures a $16.4 million tax-exempt bond obligation, which is recourse to the Company up to $1.0 million (this amount is fully cash-collateralized and is held by the Arbors of Harbortown JV), bears interest at a variable low-floater rate, has a maturity date of April, 2013, and is payable in monthly installments of interest only. The credit enhancement for the bond obligation expires in May, 2001. The Metropolitan Uptown apartment community secures a conventional variable-rate loan with $16.5 million outstanding at December 31, 1996, 25% of which has been guaranteed by Gables. The loan has a maturity date of June 30, 1997, subject to a three year extension option, and currently bears interest at a rate of 7.20% which has been locked-in for a three year period expiring July, 1998.


7.  COMMITMENTS AND CONTINGENCIES
--  -----------------------------

Purchase Contracts
------------------
     Gables is under contract or option to purchase six land parcels. There can be no assurance that Gables will acquire these land parcels, however it is Gables' intent to develop an apartment community on each such land parcel, if purchased. Gables is pursuing other acquisition and development opportunities in the ordinary course of business which have not yet been, or may never be, put under contract.

Sale Contract
-------------
     In January, 1997, Gables sold one of its completed apartment communities comprising 486 apartment homes. The net sales proceeds were used to (i) defease the related tax-exempt bond indebtedness which had a principal balance of $6,975 at December 31, 1996 and (ii) paydown outstanding borrowings under Gables' credit facilities.

Office Leases
-------------
     Gables is party to office operating leases with terms expiring through 1998. Future minimum lease payments and rent expense for such leases are not material.

                                   PAGE-F-16

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------

Contingencies
-------------
     The various entities comprising Gables are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the financial position or results of operations of Gables.


8.  PROPERTY MANAGEMENT EXPENSES
--  ----------------------------
     Gables manages its owned properties, as well as properties owned by third and related parties for which it provides services for a fee. Property management expenses have been allocated between owned and third/related party properties in the accompanying statements of operations based on the proportionate number of owned and third/related party apartment homes managed by Gables during the applicable periods.


9.  EXTRAORDINARY LOSS
--  ------------------
     Extraordinary loss of $712 for the three months ended March 31, 1997 represents (i) the write-off of unamortized deferred financing costs and prepaid credit enhancement fees associated with the defeasance of the tax-exempt bond financing encumbering the Club Candlewood property that was sold in January, 1997 and (ii) the write-off of unamortized deferred financing costs associated with the February 28, 1997 retirement of a conventional mortgage note payable that was scheduled to mature on September 1, 1997.

     Extraordinary loss of $631 for the three months ended March 31, 1996 and for the year ended December 31, 1996 represents the write-off of unamortized deferred financing costs associated with the early retirement of the Operating Partnership's Original Credit Facility. The Original Credit Facility that was scheduled to mature in January, 1997, was refinanced in March, 1996 with the New Credit Facility.

     Extraordinary loss of $955 for the year ended December 31, 1995 represents the write-off of unamortized deferred financing costs associated with the early retirement of the Operating Partnership's construction loans.

     Extraordinary loss, net of $148 for the period January 26, 1994 to December 31, 1994 represents extraordinary losses totaling $278 related to the write-off of unamortized deferred financing costs associated with certain refinancings in 1994, offset in part by an extraordinary gain of $130 related to the excess proceeds received from the liquidation of defeasance trusts established in connection with the IPO.


10.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
---  ----------------------------------------------------
     Disclosure about the estimated fair value of financial instruments is based on pertinent information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly effect the reasonableness of the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Cash equivalents
----------------
     Gables estimates that the fair value of cash equivalents approximates carrying value due to the relatively short maturity of these instruments.

Notes payable
-------------
     Gables estimates that the fair value of notes payable approximates carrying value based upon its effective current borrowing rate for issuance of debt with similar terms and remaining maturities.

                                   PAGE-F-17

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------

Interest rate protection agreements
-----------------------------------
     Gables estimates that the fair value of its four interest rate protection agreements approximates the $447 net carrying value of these agreements at December 31, 1996. Estimated fair value is based on the value of cash flows arising in the difference in the strike price per the agreement and projected LIBOR rates. The net carrying value of these agreements is included in deferred charges, net in the accompanying balance sheets.


11.  INCOME TAXES
---  ------------

Periods ended after the IPO
---------------------------
     No federal or state income taxes are reflected in the accompanying financial statements since Gables Realty Limited Partnership is a partnership and its partners are required to include their respective share of profits and losses in their income tax returns. Additionally, certain subsidiaries of Gables, formed to provide management and other services to third and related parties, are taxed based on reportable income. The tax attributes of these entities are immaterial to the accompanying consolidated financial statements.

Periods ended prior to the IPO
------------------------------
     Gables Residential Group is not a legal entity subject to income taxes. No federal or state income taxes are applicable to the predecessor entities that managed and owned the multifamily apartment communities; accordingly, none have been provided for in the accompanying financial statements. These entities were primarily partnerships whose partners were required to include their respective share of profits and losses in their individual income tax returns. The Predecessor Management Companies are corporations whose net profits were subject to federal and state income taxes; however, no income tax provision was provided since these entities had no tax liability for the period ended January 25, 1994.

General
-------

     The tax attributes of the owners' net assets flow directly to each individual owner. Individual owners will have different investment bases depending upon the timing and prices of their acquisition of partnership units. Further, each owner's tax accounting, which is partially dependent upon their individual tax position, may differ from the accounting followed in the financial statements.

     Accordingly, there could be significant differences between each individual owner's tax basis and their proportionate share of the net assets reported in the financial statements. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires a public enterprise to disclose the aggregate difference in the basis of its net assets for financial and tax reporting purposes. However, Gables does not have access to information about each individual owner's tax attributes in Gables, and the aggregate tax bases cannot be readily determined. In any event, management does not believe that, in Gables' circumstances, the aggregate difference would be meaningful information.


12.  PROFIT SHARING PLAN
---  -------------------
     Eligible employees of Gables may participate in a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. Under the plan, employees may defer a portion of their salary on a pre-tax basis. Gables also has the discretion to make matching contributions, currently equal to 50% of an employee's first 4% salary deferral contribution. Expenses under this plan for the years ended December 31, 1996, 1995 and 1994 were not material.

     During January, 1996, the Company added the Gables Residential Trust Stock Fund (the "Fund") as an investment option for the plan. The Fund is comprised of common shares of the Company. In connection therewith, 100,000 common shares were registered for issuance under the plan. The plan trustee will purchase common shares of the Company for the Fund, at the direction of the plan investment committee, either on the open market or directly from the Company.

                                   PAGE-F-18

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------

13. DISTRIBUTIONS:
------------------
     The Operating Partnership has declared and paid distributions for the years ended December 31, 1996, 1995 and 1994 as follows:

                           Per Share Distributions
                           -----------------------
                              First Qtr.to        Fourth
                    Year       Fourth Qtr.        Qtr.(a)
                    ----       -----------        -------
                    1996          $1.940          $0.49
                    1995          $1.860          $0.48
                    1994          $1.675          $0.45

     (a) The fourth quarter distributions for each year were declared in December of the related year and were paid in the January thereafter.


14.  1994 SHARE OPTION AND INCENTIVE PLAN
---  ------------------------------------
     The Company adopted the 1994 Share Option and Incentive Plan (the "Plan") to provide incentives to officers, employees and non-employee trustees. The Plan provides for the grant of options to purchase a specified number of common shares of the Company ("Options") or the grant of restricted or unrestricted common shares of the Company ("Restricted Shares" or "Unrestricted Shares"). Under the Plan, as amended, the total number of shares available for grant is 8% of the total number of Units outstanding at any time and the number of common shares which may be issued as Restricted Shares or Unrestricted Shares is equal to 50% of the number of shares available for issuance under the Plan at such time. The Operating Partnership will issue a Unit for each common share of the Company issued under the Plan.

     To date, Options have been granted in two series during each of 1994, 1995 and 1996 with an exercise price equal to the fair value of the Company's common shares on the dates the Options were granted. The Options granted are generally exercisable in installments over three years beginning one year after the date of grant. At December 31, 1996, 903,687 common shares are subject to outstanding Options granted to officers, employees and trustees of the Company, of which Options to purchase approximately 560,000 shares are currently exercisable.

     The total number of common shares reserved for issuance under the Plan at December 31, 1996 is 1,827,626 which is equal to 8% of the total number of Units outstanding at that time.

     A summary of the Options activity for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                1996                  1995                 1994
                                ----                  ----                 ----
Balance, beginning of year   772,875               678,475                    0
Granted                      269,600               110,000              691,600
Forfeited                    (71,510)              (15,600)             (13,125)
Exercised                    (67,278)                    0                    0
                            --------               -------              -------
Balance, end of year         903,687               772,875              678,475
                            ========               =======              =======

Option prices:
   Granted            $22.750- $23.00    $19.125 - $20.375       $19.50 - $22.50
   Forfeited          $19.500- $22.75    $19.500 - $22.500                $22.50
   Exercised          $19.500- $22.50                  N/A                   N/A
 Balance, end of year $19.125- $23.00    $19.125 - $22.500       $19.50 - $22.50

                                   PAGE-F-19

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------
     Gables accounts for stock options issued under the Plan in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized, since all options have been granted with an exercise price equal to the fair value of the Company's common shares on the date of grant. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123 (FAS 123) "Accounting for Stock-Based Compensation," the Operating Partnership's net income and earnings per Unit would have been reduced to the following pro forma amounts:

                                             1996                 1995
                                             ----                  ----
     Net income:          As Reported      $26,910               $17,414
                          Pro Forma        $26,762               $17,370

     Earnings per Unit:   As Reported        $1.33                 $1.19
                          Pro Forma          $1.33                 $1.19

     Because the FAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The weighted average fair value of options granted is $1.91 and $1.45 for 1996 and 1995, respectively. The fair value of each option grant as of the date of grant has been estimated using the Black-Scholes option pricing models with the following weighted-average assumptions for grants in 1996 and 1995, respectively: risk free interest rates of 6.44% and 6.42%; expected lives of
4.90 and 6.64; dividend yields of 8.43% and 8.94%, and expected volatility of 19% and 19%.

     On February 21, 1997, the Company granted 22,970 Unrestricted Shares and 45,940 Restricted Shares (collectively, the "Share Grants") to certain officers and employees of Gables. The Share Grants were awarded based on the closing price of the Company's common shares on February 21, 1997 of $25.875. Gables has accrued approximately $600 as of December 31, 1996 equal to the value of the Unrestricted Shares. The Restricted Shares vest ratably over a two-year period beginning January 1, 1998. Upon issuance of the Share Grants in 1997, the approximate $1,800 value of the Share Grants will be recorded in partners' capital and the approximate $1,200 value of the Restricted Shares will be recorded as a reduction to partners' capital as deferred compensation. Such deferred compensation will be amortized ratably over the two-year vesting period.

15.  QUARTERLY FINANCIAL INFORMATION (Unaudited)
---  -------------------------------------------
     Quarterly financial information for the years ended December 31, 1996 and 1995 is as follows:

                                           Year Ended December 31, 1996

                                      First      Second     Third       Fourth
                                     Quarter     Quarter    Quarter     Quarter
                                    --------------------------------------------
Revenues                             $24,442    $28,143    $31,768     $31,828
Income before extraordinary loss       6,326      6,549      7,005       7,661
Extraordinary loss                 (     631)         0          0           0
Net income                             5,695      6,549      7,005       7,661
Earnings per Unit:
    Income before extraordinary loss $  0.34    $  0.34   $   0.35    $   0.33
    Net income                       $  0.31    $  0.34   $   0.35    $   0.33

                                   PAGE-F-20

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Unit Amounts)
-----------------------------------------------

                                           Year Ended December 31, 1995

                                      First      Second      Third      Fourth
                                     Quarter     Quarter    Quarter     Quarter
                                     -------------------------------------------
Revenues                             $18,445    $19,031    $21,133     $23,151
Income before extraordinary loss       4,225      4,276      4,306       5,562
Extraordinary loss                         0          0          0      (  955)
Net income                             4,225      4,276      4,306       4,607
Earnings per Unit (a):
    Income before extraordinary loss $  0.31   $   0.31    $  0.31     $  0.32
    Net income                       $  0.31   $   0.31    $  0.31     $  0.27

     (a) The total of the four quarterly amounts for net income per Unit for the year ended December 31, 1995 does not equal the total for the year. This difference results from the use of a weighted average to compute the number of Units outstanding for each quarter and the year.

                                   PAGE-F-21


Gables Realty Limited Partnership
---------------------------------                                                                                    SCHEDULE III
Real Estate Investments and Accumulated Depreciation as of December 31, 1996 (Dollars in Thousands)

---------------------------------------------------------------------------------------------------

                                                                    Costs      Gross Amount at Which           Year
                                                 Initial Costs     Capital-  Carried at Close of Period      Construc-
                                               -----------------    ized     -------------------------         tion/
                              Number of Related         Bldgs.&   Subsequent        Bldgs.&                 Substantial Yr. Acquisi-
                              Apartment  Encum-         Improve-     To             Improve-        Accum.  Renovation Acqu-  tion
Apartment Description          Homes    brances  Land     ments  Acquisition  Land   ments    Total Deprec.  Complete  ired Comments
---------------------          -----   --------  ----   -------- -----------  ----- --------  ----- --------  -------- ---- -------
Completed Communities:
HOUSTON, TEXAS
Baybrook Village ............   776   $ --  (1) $ 2,875 $17,479   $2,408   $2,875  $19,887  $22,762  $4,148    1981   1990     (7)
Gables Bradford Place .......   372     --  (1)   2,072       0   15,195    2,072   15,195   17,267   2,407    1991   1990     (8)
Gables Bradford Pointe ......   360    7,271(2)   1,660       0    9,521    1,660    9,521   11,181   2,162    1990   1989     (8)
Gables CityPlaza ............   246     --  (1)   2,889       0   10,466    2,889   10,466   13,355     599    1995   1994     (8)
Gables Cityscape ............   252    9,214      4,313       0   12,557    4,313   12,557   16,870   1,916    1991   1990     (8)
Gables CityWalk/Waterford Sq.   317   11,674      4,246   3,441   11,929    5,055   14,561   19,616   2,495 '90/'85'89/'92  (8)(7)
Gables Edgewater ............   292    9,466      1,607       0   11,295    1,838   11,064   12,902   1,943    1990   1990     (8)
Gables Meyer Park ...........   345   16,200(3)   3,398       0   13,530    3,418   13,510   16,928   1,817    1993   1992     (8)
Gables Piney Point ..........   246   11,857(4)   2,794       0   10,798    2,794   10,798   13,592   1,083    1994   1992     (8)
Gables Pin Oak Green ........   582     --  (5)   7,511  28,543      103    7,511   28,646   36,157     719    1990   1996     (7)
Gables Pin Oak Park .........   477     --  (5)   6,234  23,288       85    6,234   23,373   29,607     590    1992   1996     (7)
Gables River Oaks ...........   228     --  (1)   4,935  16,200      148    4,935   16,348   21,283     343    1993   1996     (7)
Rivercrest ..................   140    3,293(2)     500   3,706      981      582    4,605    5,187   1,130    1982   1987     (7)
Westhollow Park .............   412     --  (1)   2,000   5,790    2,615    2,000    8,405   10,405   1,663 '78-'79   1990     (7)

ATLANTA, GEORGIA
Briarcliff Gables ...........   104     --  (1)   1,322       0    6,446    1,322    6,446    7,768     353    1995   1994     (8)
Buckhead Gables .............   162     --        2,978     993    3,670    2,978    4,663    7,641     455 '64/'94   1993  (7)(9)
Club Candlewood .............   486   6,975 (6)     500   3,065    5,221      674    8,112    8,786   1,296 '69/'93   1992  (7)(9)
Dunwoody Gables .............   311   15,920(3)   3,567       0   14,248    3,567   14,248   17,815     567    1995   1994     (8)
Gables Cinnamon Ridge .......   200     --  (1)   1,500   6,239      280    1,500    6,519    8,019     590    1980   1994     (7)
Gables Cityscape ............   192     --  (1)   2,250   5,750      312    2,250    6,062    8,312     745    1989   1994     (7)
Gables Over Peachtree .......   263     --  (1)   2,644   8,400    9,365    2,644   17,765   20,409     848 '70/'96   1995  (7)(9)
Gables Wood Arbor ...........   140    7,130        915       0    5,988      915    5,988    6,903   1,834    1987   1985     (8)
Gables Wood Crossing ........   268   11,650      1,605       0   12,124    1,605   12,124   13,729   4,297 '85-'86   1983     (8)
Gables Wood Glen ............   380    9,666(2)   1,323       0   16,333    1,487   16,169   17,656   5,078    1983   1983     (8)
Gables Wood Knoll ...........   312    7,715(2)   1,865  10,856    1,554    1,865   12,410   14,275   2,688    1984   1990    (10)
Lakes at Indian Creek .......   603   11,930      1,400   9,100    3,155    1,392   12,263   13,655   1,746 '69-'72   1993     (7)
Roswell Gables ..............   384   20,743(3)   3,231       0   18,084    3,231   18,084   21,315     852    1995   1994     (8)
Spalding Gables .............   252   14,054(3)   2,292       0   13,876    2,292   13,876   16,168     602    1995   1994     (8)
Wildwood Gables .............   546   26,640(4)   4,810   1,100   22,049    4,810   23,149   27,959   2,956'72/'92-93 1991  (7)(9)

DALLAS, TEXAS
Arborstone ..................   536     --  (1)   1,022   7,815    1,397    1,022    9,212   10,234   1,028    1985   1993     (7)
Gables Green Oaks I .........   300     --  (1)     737       0   15,661      737   15,661   16,398     239    1996   1994     (8)
Gables at Pearl Street ......   108     --  (1)   1,680       0    7,474    1,680    7,474    9,154     401    1995   1994     (8)
Gables Preston ..............   126     --  (1)   1,056       0    7,813    1,056    7,813    8,869     356    1995   1994     (8)
Gables Spring Park ..........   188     --  (1)     901       0   11,337      901   11,337   12,238     370    1996   1994     (8)
Gables Turtle Creek .........   150     --        2,181  11,001        0    2,181   11,001   13,182     156    1995   1996     (7)
Gables Valley Ranch .........   319   14,503(4)   1,899       0   14,544    1,899   14,544   16,443   1,238    1994   1993     (8)

MEMPHIS, TENNESSEE
Gables Cordova ..............   464   10,790(2)   1,865       0   23,776    1,865   23,776   25,641   7,040    1986   1985     (8)
Gables Stonebridge ..........   500   19,665      2,312  23,674      118    2,312   23,792   26,104     384 '93-'96   1996     (7)

NASHVILLE, TENNESSEE
Brentwood Gables ............   254   13,481(3)     849       0   15,636      849   15,636   16,485     472    1996   1994     (8)
Gables Hendersonville .......   364    9,630(2)   1,182       0   14,625    1,237   14,570   15,807   2,927    1991   1989     (8)
Gables Hickory Hollow I......   272   12,750        974       0   11,869      974   11,869   12,843   4,496    1988   1985     (8)
Gables Hickory Hollow II ....   276   13,400      1,027       0   11,877    1,027   11,877   12,904   4,939    1987   1985     (8)

                                   PAGE-F-22

Gables Realty Limited Partnership
---------------------------------
Real Estate Investments and Accumulated Depreciation as of December 31, 1996 (Dollars in Thousands)

---------------------------------------------------------------------------------------------------                   SCHEDULE III

                                                                    Costs     Gross Amount at Which            Year
                                                 Initial Costs     Capital- Carried at Close of Period       Construc-
                                               -----------------    ized    --------------------------         tion/
                           Number of  Related         Bldgs.&    Subsequent        Bldgs.&                 Substantial  Yr. Acquisi-
                           Apartment   Encum-         Improve-       To            Improve-         Accum.  Renovation Acqu-  tion
Apartment Description       Homes     brances  Land    ments    Acquisition  Land   ments    Total  Deprec.  Complete  ired Comments
---------------------       -----    --------  ----   --------  -----------  ----- --------  -----  -------  -------- ---- -------
Completed Communities (cont.):
------------------------------

SAN ANTONIO, TEXAS
Gables Colonnade I .....   312     $  --  (1) $ 1,616    $   0   $13,713   $ 1,616 $ 13,713   $15,329  $  675   1995   1994    (8)
Gables Wall Street .....   232      10,457(3)   1,223        0    11,400     1,223   11,400    12,623     451   1996   1994    (8)

AUSTIN, TEXAS
Gables Great Hills .....   276      12,830(3)   1,475        0    10,209     1,475   10,209    11,684   1,148   1993   1992    (8)
Gables Town Lake .......   256      12,342(3)       0        0    13,701         0   13,701    13,701     476   1996   1994 (8)(11)
                       -------   ---------  --------- --------  --------  -------- --------  -------- -------
Category Total .........14,581   $ 331,246  $ 101,235 $186,440  $419,486  $102,762 $604,399  $707,161 $74,718
                       =======   =========  ========= ========  ========  ======== ========  ======== =======

Development Communities:
------------------------
ATLANTA, GEORGIA
Gables Vinings ........    315        --        3,679        0     7,560     3,679    7,560    11,239       0   1997   1995    (8)
Roswell Gables II .....    284        --        3,275        0     4,209     3,275    4,209     7,484       0   1997   1996    (8)
Gables at Sugarloaf ...    386        --        3,249        0       357     3,249      357     3,606       0   1998   1996    (8)

AUSTIN, TEXAS
Gables Central Park ...    273        --            0        0    11,231         0   11,231    11,231       0   1997   1996 (8)(11)
Gables Bluffstone .....    256        --        2,127        0       689     2,127      689     2,816       0   1998   1996    (8)

MEMPHIS, TENNESSEE
Gables Quail Ridge ....    238        --        1,053        0    15,228     1,053   15,228    16,281      88   1997   1994    (8)
Gables Germantown .....    252        --        1,479        0    17,450     1,479   17,450    18,929      97   1997   1994    (8)

ORLANDO, FLORIDA
Gables at Little
     Lake Bryan            280        --        2,484        0       619     2,484      619     3,103       0   1998   1996    (8)
                       -------   -------       -------  -------  -------   -------   ------   -------  ------
Category Total .......   2,284       $ 0      $17,346       $0   $57,344   $17,346  $57,344   $74,690    $185
                       =======   =======      =======  =======   =======   =======  =======   =======  ======

Land Held For Future Development:
---------------------------------

DALLAS, TEXAS
Gables Green Oaks II ..    250        -- (1)      600        0         0       600        0       600       0    (13)  1994    (8)

SAN ANTONIO, TEXAS
Gables Colonnade II ..     250        -- (1)    1,549        0         0     1,549        0     1,549       0    (13)  1994    (8)

MEMPHIS, TENNESSEE
Gables Quail Ridge II.     148        --          600        0         0       600        0       600       0    (13)  1996    (8)
                       -------    -------     -------    -----    ------   -------  -------    ------ -------
Category Total .......     648       $ 0       $2,749      $ 0       $ 0   $ 2,749       $0    $2,749   $   0
                       =======   =======     ======== ========  ========   =======  ======== ======== ========

Grand Totals....        17,513  $331,246     $121,330 $186,440  $476,830  $122,857 $661,743  $784,600 $74,903
                       =======   =======     ======== ========  ========  ======== ========  ======== =======

(1) Promptly after the attainment of an investment grade rating by Gables, these properties, which currently have mortgages held in escrow related to the $175 Million Credit Facility, will be unencumbered.
(2) These properties together secure a $48,365 tax-exempt fixed rate mortgage note payable. The principal balance outstanding under the note has been allocated to these properties proportionately based on each property's 1996 net operating income (equal to total property revenues less property operating and maintenance expenses, exclusive of depreciation expense).
(3) Upon the attainment of a BBB or equivalent rating by Gables, these properties, which currently secure financing provided by Teachers Insurance and Annuity Association, will be unencumbered at Gables' option.
(4) These properties together secure a $53,000 conventional fixed rate mortgage note payable. The principal balance outstanding under the note has been allocated to these properties proportionately based on each property's 1996 net operating income (equal to total property revenues, less property operating and maintenance expenses, exclusive of depreciation expense).
(5) Promptly after the attainment of an investment grade rating by Gables, these properties, which currently have mortgages held in escrow related to a $40 million team loan, will be unencumbered.
(6) This property was sold in January, 1997, and in connection with that sale, the bonds encumbering the property were defeased.
(7)  Acquisitions of existing apartment community.
(8)  Acquisition of land for development.
(9)  Property was substantially renovated following acquisition.
(10) Property was developed by Gables, sold and subsequently reacquired through foreclosure.
(11) Land subject to a long-term lease.
(12) Represents the year in which construction is expected to be completed.
(13) The   development   timetable  has  not  yet  been   determined  for  these
     communities.

                                   PAGE-F-23



Gables Realty Limited Partnership                      SCHEDULE III
---------------------------------
Real Estate Investments and Accumulated Depreciation as of December 31, 1996 (Dollars in Thousands)

     Depreciation  of  the  Operating   Partnership's   real  estate  assets  is
calculated over the following estimated useful lives on a straight line basis:

        Buildings and Improvements  --  19 to 40 years
        Furniture, Fixtures and Equipment  --  5 to 10 years


A summary of activity for real estate investments and accumulated depreciation is as follows:

                                      Year ended December 31
                                      ----------------------

                                  1996         1995        1994
                                  ----         ----        ----
REAL ESTATE INVESTMENTS:
Balance, beginning of year   $ 591,233    $ 437,782   $ 290,903
Additions ................     198,193      153,451     146,879
Sales ....................      (4,826)           0           0
                             ---------     --------    --------
Balance, end of year .....   $ 784,600    $ 591,233   $ 437,782
                             =========    =========   =========


ACCUMULATED DEPRECIATION:
Balance, beginning of year   $  57,343    $  45,010   $  35,594
Depreciation .............      18,457       12,333       9,416
Sales ....................        (897)           0           0
                             ---------    ---------   ---------
Balance, end of year .....   $  74,903    $  57,343   $  45,010
                             =========    =========   =========

                                    SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this 11th day of June, 1997.



                                     GABLES REALTY LIMITED PARTNERSHIP

                                     By:   Gables GP, Inc.
                                     Its:   General Partner


                                     By: /s/ Marcus E. Bromley
                                         -------------------------
                                         Marcus E. Bromley
                                         President

EXHIBIT INDEX
-------------
Exhibit No.                 Description
-----------                 -----------

     3.1 Amended and Restated Agreement of Limited Partnership of the Operating Partnership, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.1 Articles of Incorporation of East Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.2 Bylaws of East Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.3 Articles of Incorporation of Central Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.4 Bylaws of Central Apartment Management, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.5 Assignment of Interests dated January 26, 1994 from the Assignors named therein to the Operating Partnership and to Gables-Tennessee Properties pursuant to the Omnibus Option Agreement described therein, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.6 Assignment of Notes dated January 26, 1994 from the Assignors named therein to the Company pursuant to the Omnibus Note Purchase Option Agreement described therein, incorporated herein by reference to the Compan's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.7 Assignment of Interests dated January 26, 1994 from the Assignors named therein to the Operating Partnership and to Gables-Tennessee Properties pursuant to the Omnibus Cash Option Agreement described therein, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.8 Assignment of Interests dated January 26, 1994 from the Assignors named therein to the Operating Partnership pursuant to the Option Agreement described therein, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
     10.9 Form of Promissory Note from each Management Company of the Operating Partnership, incorporated herein by reference to the Company's Registration Statement on Form S-11 (File No. 33-70570), as
          amended.
    10.10 Assignment of Purchase Contracts dated as of January 26, 1994 by and among TCF Houston 1992, Inc., TC Residential Houston Limited Partnership and Wood Properties, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.11 Assignment of Purchase Contracts dated as of January 18, 1994 by and among Arbor Properties, Inc. and Wood Properties, Inc., incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.12 Asset Purchase Agreement between Central RS, Inc. and Central Apartment Management, Inc. dated as of January 26, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.13 Asset Purchase Agreement between East RS, Inc. and East Apartment Management, Inc. dated as of January 26, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
    10.14 Promissory Note dated November 29, 1994, for a $53,000,000 mortgage loan from the Northwestern Mutual Life Insurance Company to Gables Realty Limited Partnership, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
    10.15 Interest rate protection agreement (notional amount of $44,530,000) between Gables Realty Limited Partnership and NationsBank of North Carolina, N.A. dated January 25, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
    10.16 Interest rate protection agreement (notional amount of $85,470,000) between Gables Realty Limited Partnership and NationsBank of North Carolina, N.A. dated January 25, 1994, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.
    10.17 Confirmation of Partial Unwind of January, 1994 interest rate protection agreement (original notional amount of $85,470,000) between Gables Realty Limited Partnership and NationsBank of North Carolina, N.A., dated March 19, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
    10.18 Interest rate protection agreement (notional amount of $44,530,000) between Gables Realty Limited Partnership and First Union National
          Bank of Georgia, dated August 21, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    10.19 Interest rate protection agreement (notional amount of $50,000,000) between Gables Realty Limited Partnership and NationsBank, N.A., dated March 19, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
    10.20 Loan Application and Commitment Agreement between Teachers Insurance and Annuity Association of America ("lender") and Gables Realty Limited Partnership and Gables-Tennessee Properties (collectively, the borrower) for a $130,689,000 loan, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
    10.21 Loan Agreement, Conversion and Note Agreement, Security Deed Note and Deed of Trust Notes between Teachers Insurance and Annuity Association of America ("Lender")and Gables Realty Limited Partnership and Gables-Tennessee Properties (collectively, the borrower) for a $130,689,000 loan, dated December 29, 1995, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
    10.22 $175,000,000 Credit Agreement dated as of March 28, 1996 among Gables Realty Limited Partnership (as Borrower) and Wachovia Bank of Georgia, N.A., First Union National Bank of Georgia, Guaranty Federal Bank, AmSouth Bank of Alabama, and Commerzbank AG, Atlanta Agency (collectively, as Lenders) and Wachovia Bank of Georgia, N.A. (as Agent), incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
    10.23 Guaranty Agreement dated as of March 28, 1996 among Gables GP, Inc., Gables Residential Trust and Gables-Tennessee Properties in favor of the Agent, for the ratable benefit of the Lenders, under the $175,000,000 Credit Agreement dated as of March 28, 1996, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
    10.24 First Amendment to the $175,000,000 Credit Agreement dated as of November 22, 1996 among Gables Realty Limited Partnership and the Lenders, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    10.25 Second Amendment to the $175,000,000 Credit Agreement dated as of March 18, 1997 among Gables Realty Limited Partnership and the Lenders, incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    10.26 $40,000,000 Term Loan Credit Agreement dated as of November 20, 1996 among Gables Realty Limited Partnership (as Borrower) and Wachovia Bank of Georgia, N.A. (as Agent and Lender), incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
    21.1 *Schedule of Subsidiaries of the Operating Partnership.
    27.1 *March 31, 1997 Financial Data Schedule.
    27.2 *December 31, 1996 Financial Data Schedule.

          * Filed herewith